                                                Filed Pursuant to Rule 424(b)(1)
                                                Registration No. 333-105896


PROSPECTUS

                                7,000,000 Shares

                              [MONTPELIER RE LOGO]
                            ------------------------
                                 Common Shares
                            ------------------------

The selling shareholders identified in this prospectus are offering 7,000,000 common shares in an underwritten offering. Montpelier Re Holdings Ltd. will not receive any proceeds from the sale of the common shares being sold by the selling shareholders.

                            ------------------------

Our common shares are listed on the New York Stock Exchange under the symbol "MRH." The last reported sale price of our common shares on the New York Stock Exchange on June 25, 2003 was $30.65 per share.

                            ------------------------

INVESTING IN OUR COMMON SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                            ------------------------

                              PRICE $30.50 A SHARE

                            ------------------------

                                                                 UNDERWRITING     PROCEEDS TO
                                                   PRICE TO        DISCOUNTS        SELLING
                                                    PUBLIC      AND COMMISSIONS   SHAREHOLDERS
                                                 ------------   ---------------   ------------
Per Share......................................        $30.50          $1.22            $29.28
Total..........................................  $213,500,000     $8,540,000      $204,960,000

The selling shareholders have granted the underwriters the right to purchase up to an additional 1,050,000 common shares to cover over-allotments.

The Securities and Exchange Commission, state securities regulators, the Registrar of Companies in Bermuda and the Bermuda Monetary Authority have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common shares to purchasers on July 1, 2003.

                            ------------------------

MORGAN STANLEY     BANC OF AMERICA SECURITIES LLC     CREDIT SUISSE FIRST BOSTON
                            ------------------------
BEAR, STEARNS & CO. INC. DOWLING & PARTNERS SECURITIES, LLC JPMORGAN UBS INVESTMENT BANK

June 25, 2003

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    7
Forward-Looking Statements............   21
Use of Proceeds.......................   22
Price Range of our Common Shares......   22
Dividend Policy.......................   22
Selected Financial Data...............   23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   25
Business..............................   49
Regulation............................   62
Management............................   67
Principal and Selling Shareholders....   76
Certain Relationships and Related
  Transactions........................   82

                                        PAGE
                                        ----
Material Tax Considerations...........   84
Description of Share Capital..........   91
Shares Eligible For Future Sale.......   99
Underwriters..........................  100
Legal Matters.........................  102
Experts...............................  102
Where You Can Find More Information...  102
Enforceability of Civil Liabilities
  Under United States Federal
  Securities Laws and Other Matters...  103
Index to Financial Statements.........  F-1
Glossary of Selected Reinsurance,
  Insurance and Investment Terms......  G-1

                             ---------------------

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information that is different from that contained in this prospectus. We are offering to sell and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of time of delivery of this prospectus or of any sale of common shares.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. In this prospectus, references to the "Company," "we," "us" or "our" refer to Montpelier Re Holdings Ltd. and/or its subsidiaries, Montpelier Reinsurance Ltd., its wholly owned Bermuda reinsurance company subsidiary, Montpelier Marketing Services (UK) Limited, its wholly owned marketing subsidiary, and any other direct or indirect subsidiary, unless the context suggests otherwise. References to "Montpelier Re" refer solely to Montpelier Reinsurance Ltd. References in this prospectus to "dollars" or "$" are to the lawful currency of the United States of America, unless the context otherwise requires. Unless otherwise stated, all figures assume no exercise of the underwriters' over-allotment option. Although this summary contains important information about the Company and this offering, you should read it together with the more detailed information and our financial statements and the notes to those statements appearing elsewhere in this prospectus. You should read this entire prospectus carefully, including "Risk Factors" and "Forward-Looking Statements," to determine how suitable an investment in the Company would be for you. For your convenience, we have provided a glossary, beginning on page G-1, of selected reinsurance, insurance and investment terms and have printed these terms in boldfaced type the first time they are used in this prospectus.

                                  OUR COMPANY

OVERVIEW

     Montpelier Re Holdings Ltd., through its wholly owned operating subsidiary Montpelier Reinsurance Ltd., is a Bermuda-based provider of global specialty PROPERTY INSURANCE and REINSURANCE products. We were founded by White Mountains Insurance Group, Ltd. and Benfield Holdings Limited and commenced operations in December 2001 with approximately $1.0 billion of capital. We have assembled a senior management team with significant industry expertise and longstanding industry relationships. We seek to identify attractive insurance and reinsurance opportunities by capitalizing on our management's significant UNDERWRITING experience, using catastrophe modeling software and our own risk pricing and capital allocation models. We underwrote $366.6 million and $607.7 million in GROSS PREMIUMS WRITTEN for the three months ended March 31, 2003 and the year ended December 31, 2002, respectively, which was spread between various classes of business and geographic areas. We have well-established market relationships with the world's top reinsurance BROKERS including Guy Carpenter & Company, Inc. (a subsidiary of Marsh & McLennan Companies Inc.), Aon Re Worldwide (a subsidiary of Aon Corporation), Benfield plc and Willis Group Holdings Ltd., among others.

MARKET OPPORTUNITIES AND INDUSTRY TRENDS

     There is substantial evidence that insurance and reinsurance prices rise in the short term for property and other classes of insurance and reinsurance in the aftermath of significant catastrophic events. We believe that the relatively high current price levels for property and certain other "short-tail" insurance and reinsurance products we write are principally due to a supply/demand imbalance in capacity caused by losses sustained by the global insurance and reinsurance industry resulting from the September 11th terrorist attacks, a general decline of global equity markets thereafter, and the more recent significant loss reserve strengthening of major insurance and reinsurance companies. Through Montpelier Re, we seek to help fulfill the need for additional underwriting capacity in the global property and casualty insurance and reinsurance market. We intend to take advantage of current conditions in that market by providing capacity to ceding companies at prices commensurate with the risk we assume.

     During 2002, Standard & Poors downgraded a large number of reinsurers and upgraded very few. Many global property and casualty insurers and reinsurers are experiencing significantly reduced capital as a result of several years of excessively competitive pricing, expanding coverage terms, significant increases in RESERVES from asbestos liability, a decline in the U. S. and global equity markets and poor investment performance. We believe that this reduction in global underwriting CAPACITY together with continued low interest rates has resulted in more favorable pricing terms and conditions for reinsurers such as us.

OUR COMPETITIVE STRENGTHS

     We believe we distinguish ourselves from our competitors as follows:

     - Disciplined Underwriting and Risk Management. We focus on underwriting profitability and seek to limit our loss exposure while earning an underwriting profit on all business we write by applying the professional insurance disciplines of pricing, underwriting and risk management.

     - Proven and Experienced Management Who Think and Act Like Owners. Our seven underwriters, including our President and Chief Executive Officer, Anthony Taylor, who also serves as our Chief Underwriting Officer, have an average of 24 years of experience in the insurance and reinsurance industry. All of our executive officers participate in our long-term incentive program that ties compensation to the achievement of specific goals relating to our underwriting performance.

     - Well-Established Market Relationships. Our underwriting team has the knowledge, experience and personal relationships that provide us with access to brokers and clients, and we believe we have established a broad level of support as a lead reinsurer among many of the largest reinsurance brokers worldwide, including Guy Carpenter, Aon Re Worldwide, Benfield and Willis Group. As a result of being in a lead position on a number of programs, we have the opportunity to analyze a broad range of opportunities and exercise selectivity on risks we underwrite.

     - No Historical Liabilities or Contingencies. We are a recently formed company with a balance sheet unencumbered by any historical losses relating to the September 11th terrorist attacks, asbestos and other legacy exposures affecting our industry. As a result, we have no risk that deteriorating LOSS RESERVES related to legacy exposures prior to our formation will impact our future financial results.

     - Excellent Financial Strength. Montpelier Re has a capital base of over $1.5 billion and has been assigned an "A" (Excellent) rating by A.M. Best Company Inc., the third highest rating of fifteen rating levels. This rating reflects A.M. Best's opinion of the results of our first year of operations, our capitalization and management. Montpelier Re has been assigned an "A3" (Good) rating by Moody's Investors Service, the seventh highest rating of nineteen rating levels. This rating reflects Moody's opinion of the ability of Montpelier Re to punctually repay senior policyholder claims and obligations. These ratings are not evaluations directed to investors in our common shares or a recommendation to buy, sell or hold our common shares.

     - Strong Strategic Sponsorship. We were founded by White Mountains and Benfield, each of whom has a strong reputation in the industry. White Mountains has substantial experience in managing companies and sponsoring the development of other insurance companies, while Benfield is the third largest reinsurance broker in the world ranked by reinsurance brokerage revenues for the year ended December 31, 2001.

RISKS RELATING TO OUR COMPANY

     As part of your evaluation of our company, you should take into account the risks we face in our business and not solely our competitive strengths and strategies. These risks include:

     - Short Operating History. We have completed only one full fiscal year of operating and financial history and, therefore, our historical financial results may not accurately indicate our future performance.

     - Dependence on Principal Employees. Our success is dependent in part upon our ability to attract and retain our principal employees. Our location in Bermuda and Bermuda employment restrictions may make it more difficult to do so.

     - Cyclical Nature of Reinsurance Business. The reinsurance business has historically been cyclical. Although premium levels for many products have increased over the past year, the supply of reinsurance may increase, either by capital provided by new entrants or by the commitment of additional capital by existing reinsurers, which may cause prices to decrease.

     - Severe or Unanticipated Losses. We may not adequately manage our exposure to severe or unanticipated risks. This could lead to losses that have a material adverse effect on our financial condition or results of operations.

     For more information about these and other risks, see "Risk Factors" beginning on page 7. You should carefully consider these risk factors together with all the other information included in this prospectus.

OUR STRATEGY

     We aim to maximize sustainable long-term growth in shareholder value by pursuing the following strategies:

     - Manage Capital Prudently and Maintain a Disciplined Balance Sheet. We focus on generating underwriting profits while maintaining a disciplined balance sheet and manage our capital prudently relative to our risk exposure in an effort to maximize sustainable long-term growth in shareholder value.

     - Enhance Our Lead Position With Brokers and CEDENTS. We often take a lead position on underwriting treaties, which provides us with enhanced access to business and allows us to exercise superior risk selection. We believe this has allowed us to continue to build a substantial book of reinsurance business exhibiting superior performance.

     - Combine Subjective Underwriting Methods With Objective Modeling
       Tools. We attempt to exploit pricing inefficiencies that may exist in the market from time to time through the use of sophisticated property risk modeling tools, both proprietary and third party, together with market knowledge and judgment, to seek the most favorable terms per unit of risk assumed by our portfolio.

     - Develop and Maintain Balanced Portfolio of Reinsurance Risks. We are building a balanced portfolio of primarily property-related risks, diversified by class, product, geography and marketing source. We believe a more balanced portfolio of risks reduces the volatility of returns and optimizes the growth of shareholder value.

     - Deliver Customized, Innovative, and Timely Insurance and Reinsurance Solutions for Our Clients. We are establishing ourselves as a premier provider of global specialty property insurance and reinsurance products, such as property catastrophe, property specialty (retrocessional coverage, property RISK EXCESS OF LOSS REINSURANCE), other specialty (aviation, marine, personal accident, casualty) and QUALIFYING QUOTA SHARE, while developing an industry reputation for innovative and timely quotes for difficult technical risks.

                             ---------------------

     Our principal executive offices are located at Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda. Our telephone number is (441) 296-5550.

                                  THE OFFERING

Common shares offered by the
selling shareholders..........   7,000,000 common shares

Over-allotment option granted
by the selling shareholders...   1,050,000 common shares

Use of proceeds...............   We will not receive any proceeds from the sale
                                 of the common shares by the selling
                                 shareholders.

Dividend policy...............   We have never declared or paid any dividends on
                                 our common shares. Any determination to pay dividends will be at the discretion of our Board of Directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory and any contractual restrictions on the payment of dividends and any other factors our Board of Directors deems relevant.

New York Stock Exchange
symbol........................   MRH

                         SUMMARY FINANCIAL INFORMATION

     The following table sets forth our summary historical financial information for the periods ended and as of the dates indicated. Montpelier Re commenced operations on December 16, 2001. The summary income statement data for the period from inception (November 14, 2001) through December 31, 2001 and for the year ended December 31, 2002 and the summary balance sheet data as at December 31, 2002 are derived from our audited financial statements included elsewhere in this prospectus, which have been prepared in accordance with U.S. GAAP and have been audited by PricewaterhouseCoopers (Bermuda), our independent auditors. The summary income statement data for the three months ended March 31, 2003 and March 31, 2002 and the summary balance sheet data as at March 31, 2003 are derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as our audited financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our results of operations and financial position for these periods. These historical results are not necessarily indicative of results to be expected from any future period, and the results presented below are not necessarily indicative of our full year performance. You should read the following summary financial information along with the information contained in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus.

                                                 THREE MONTHS ENDED
                                                      MARCH 31,                 PERIODS ENDED DECEMBER 31,
                                           -------------------------------   ---------------------------------
                                                2003             2002             2002             2001(1)
                                           --------------   --------------   ---------------   ---------------
                                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS AND PERCENTAGES)
                                                     (UNAUDITED)
SUMMARY INCOME STATEMENT DATA:
  Gross premiums written.................   $   366,563      $   203,679       $   607,688       $       150
  Net premiums written...................       332,296          189,359           565,909               150
  Net premiums earned....................       184,655           36,611           329,926                 8
  Net investment income..................        11,684            7,633            39,748             1,139
  Loss and loss adjustment expenses......       (47,690)         (14,367)         (133,310)               --
  Interest on long-term debt.............          (965)            (995)           (4,460)             (236)
Fair value of warrants issued............            --               --                --           (61,321)
Net income (loss)........................   $   103,841      $    18,659       $   152,045       $   (61,618)
Basic earnings (loss) per share..........   $      1.64      $      0.36       $      2.76       $     (1.18)
Diluted earnings (loss) per share........   $      1.56      $      0.36       $      2.74       $     (1.18)
Basic weighted average common shares
  outstanding............................    63,392,600       52,440,000        55,178,150        52,440,000
Diluted weighted average common shares
  outstanding............................    66,479,220       52,440,000        55,457,141        52,440,000
SELECTED RATIOS (BASED ON U.S. GAAP
  INCOME STATEMENT DATA):
Loss ratio(2)............................          25.8%            39.2%             40.4%              n/a
Acquisition costs ratio(3)...............          22.2             17.7              19.1               n/a
General and administrative expense
  ratio(4)...............................           4.8             11.6               7.9               n/a
                                            -----------      -----------       -----------       -----------
Combined ratio(5)........................          52.8%            68.5%             67.4%              n/a
                                            -----------      -----------       -----------       -----------

                                                                  AS AT             AS AT
                                                                MARCH 31,       DECEMBER 31,
                                                                   2003             2002
                                                              --------------   ---------------
                                                              (IN THOUSANDS, EXCEPT SHARE AND
                                                                   PER SHARE AMOUNTS AND
                                                                        PERCENTAGES)
                                                               (UNAUDITED)
SUMMARY BALANCE SHEET DATA:
Fixed maturities, equities, cash and cash equivalents.......   $ 1,738,156       $ 1,581,461
Total assets................................................     2,154,488         1,833,918
Loss and loss adjustment expense reserves...................       183,621           146,115
Unearned premium............................................       415,730           241,000
Long-term debt..............................................       150,000           150,000
Total shareholders' equity..................................     1,356,573         1,252,535

PER SHARE DATA (BASED ON U.S. GAAP BALANCE SHEET DATA)
Book value per share (6)....................................   $     21.40       $     19.76
Fully converted book value per share (7)....................   $     20.81       $     19.39

---------------

(1) The financial information for this period reflects our results from November 14, 2001, the date of incorporation, to December 31, 2001.

(2) The LOSS RATIO is calculated by dividing loss and LOSS ADJUSTMENT EXPENSES by NET PREMIUMS EARNED.

(3) The acquisition costs ratio is calculated by dividing acquisition costs by net premiums earned.

(4) The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.

(5) The COMBINED RATIO is the sum of the loss ratio, the acquisition costs ratio and the general and administrative expense ratio.

(6) Book value per share is based on total shareholders' equity divided by basic shares outstanding of 63,392,600 as at March 31, 2003 and December 31, 2002.

(7) Fully converted book value per share is a non-GAAP measure calculated based on total shareholders' equity plus the assumed proceeds from the exercise of dilutive options and warrants in the amount of $168.1 million, divided by 73,261,760 fully converted shares. We believe that this is the best single measure of the return made by our shareholders as it takes into account the effect of all dilutive securities.

                                  RISK FACTORS

     An investment in our common shares involves a number of risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our common shares. The risks and uncertainties described below are not the only ones we face. However, these are the risks our management believes are material. Additional risks not presently known to us or that we currently deem immaterial may also impair our business or results of operations. Any of the risks described below could result in a significant or material adverse effect on our results of operations or financial condition, and a corresponding decline in the market price of our common shares. You could lose all or part of your investment.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus. See "Forward-Looking Statements."

RISKS RELATED TO OUR COMPANY

OUR FUTURE PERFORMANCE IS DIFFICULT TO PREDICT BECAUSE WE HAVE A LIMITED OPERATING HISTORY.

     We were formed in November 2001, and we have completed only one full fiscal year of operating and financial history. As a result, there is limited historical financial and operating information available to help you evaluate our performance. Companies in their initial stages of development present substantial business and financial risks and may suffer significant losses. They must successfully develop business relationships, establish operating procedures, hire staff, install management information and other systems and complete other tasks necessary to conduct their intended business activities. We cannot assure you that we will be successful in accomplishing these necessary tasks. In addition, because we did not have a full complement of underwriters until the end of the second quarter of 2002, we did not underwrite as much gross premium as would be expected in a full year and our historical financial results may not accurately indicate our future performance.

WE COULD BE ADVERSELY AFFECTED BY THE LOSS OF ONE OR MORE PRINCIPAL EMPLOYEES OR BY AN INABILITY TO ATTRACT AND RETAIN STAFF OR INDEPENDENT DIRECTORS.

     Our success will depend in substantial part upon our ability to attract and retain our principal employees. As of June 2, 2003, we had forty full-time employees and depend upon them for the generation and servicing of our business. We rely substantially upon the services of Anthony Taylor, our Chief Executive Officer, President and the Chief Underwriting Officer of Montpelier Re. Although to date we have generally been successful in recruiting employees, our location in Bermuda may be an impediment to attracting and retaining experienced personnel, particularly if they are unable to secure work permits, as described below. Furthermore, although we are not aware of any planned departures, if we were to lose the services of members of our management team, our business could be adversely affected. We do not currently maintain key man life insurance policies with respect to our employees except for Anthony Taylor.

     We also may experience difficulty in attracting and retaining qualified independent directors in the increasingly regulated corporate governance environment. Independent directors are generally individuals other than our employees, officers or their family members or shareholders of more than 10% of our common shares and who do not have a significant financial relationship with our Company, although the ultimate determination of independence may be based on all relevant facts and circumstances.

OUR ABILITY TO CONDUCT OUR BUSINESS MAY BE ADVERSELY AFFECTED BY BERMUDA EMPLOYMENT RESTRICTIONS.

     Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without specific permission in the form of a work permit issued by the Bermuda Department of Immigration. Such a work permit may be granted or extended upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standards for the advertised position. The Bermuda government has a policy that limits the duration of work permits to six years, subject to certain exemptions for key employees.

     None of our senior management team (and possibly other officers) based in Bermuda are Bermudian. Of our employees in Bermuda, twenty-four are Bermudian. Anthony Taylor, our Chief Executive Officer, Russell Fletcher, our Chief Reinsurance Officer, and Thomas Busher, our Chief Operating Officer, are working under work permits that will expire after three years from the date of issue, unless renewed, and K. Thomas Kemp, our Chief Financial Officer, is working under a one-year periodic work permit renewable annually in June, which was recently re-approved in June 2003. If work permits are not obtained or renewed for our principal employees, we could lose their services, which could materially affect our business.

WE COULD FACE UNANTICIPATED LOSSES FROM WAR, TERRORISM AND POLITICAL UNREST, AND THESE OR OTHER UNANTICIPATED LOSSES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We may have substantial exposure to large, unexpected losses resulting from future man-made catastrophic events, such as acts of war, acts of terrorism and political instability. Although we may attempt to exclude losses from terrorism and certain other similar risks from some coverages we write, we may not be successful in doing so. In addition, we have written and will continue to write some policies explicitly covering acts of terrorism. These risks are inherently unpredictable and recent events may lead to increased frequency and severity of losses. It is difficult to predict the timing of such events with statistical certainty or to estimate the amount of loss that any given occurrence will generate. To the extent that losses from such risks occur, our financial condition and results of operations could be materially adversely affected.

OUR FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED BY THE OCCURRENCE OF NATURAL DISASTERS.

     We may have substantial exposure to losses resulting from natural disasters and other catastrophic events. Catastrophes can be caused by various events, including hurricanes, tornadoes, earthquakes, hailstorms, explosions, severe winter weather and fires. The incidence and severity of such catastrophes are inherently unpredictable and our losses from catastrophes could be substantial. The occurrence of claims from catastrophic events is likely to result in substantial volatility in our financial condition or results for any fiscal quarter or year and could have a material adverse effect on our financial condition or results and our ability to write new business. This volatility is compounded by accounting regulations that do not permit reinsurers to reserve for such catastrophic events until they occur. We expect that increases in the values and concentrations of insured property will increase the severity of such occurrences in the future. Although we will attempt to manage our exposure to such events, a single catastrophic event could affect multiple geographic zones, or the frequency or severity of catastrophic events could exceed our estimates, either of which could have a material adverse effect on our financial condition or results of operations.

IF ACTUAL CLAIMS EXCEED OUR LOSS RESERVES, OUR FINANCIAL RESULTS COULD BE SIGNIFICANTLY ADVERSELY AFFECTED.

     Our success depends upon our ability to assess accurately the risks associated with the businesses that we reinsure. To the extent actual claims exceed our expectations we will be required to recognize immediately the less favorable experience as we become aware of it. This could cause a material increase in our liabilities and a reduction in our profitability, including an operating loss and reduction of capital. To date, we have not been required to make any of these adjustments. However, it is early in our history and the number and size of reported claims may increase, and their size could exceed our expectations.

     A significant portion of the Company's business is property catastrophe and other classes with high ATTACHMENT POINTS of coverage. Reserving for losses in the property catastrophe market is inherently complicated in that losses in excess of the attachment level of the Company's policies are characterized by high severity and low frequency, and other factors which could vary significantly as claims are settled. This limits the volume of relevant industry claims experience available from which to reliably predict ultimate losses following a loss event.

     In addition, there always exists a reporting lag between a loss event taking place and the reporting of the loss to the Company. These incurred but not reported losses are inherently difficult to predict. Because of the variability and uncertainty associated with loss estimation, it is possible that our individual case reserves for each catastrophic event and other case reserves are incorrect, possibly materially.

     These factors require us to make significant assumptions when establishing loss reserves. Since the Company has insufficient past loss experience, management supplements this information with industry data. This industry data may not match the risk profile of the Company, which introduces a further degree of uncertainty into the process. Accordingly, actual claims and claim expenses paid may deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.

     Like other reinsurers, we do not separately evaluate each of the individual risks assumed under reinsurance treaties. Therefore, we are largely dependent on the original underwriting decisions made by CEDING COMPANIES. We are subject to the risk that the ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume.

     If our loss reserves are determined to be inadequate, we will be required to increase loss reserves at the time of such determination with a corresponding reduction in our net income in the period in which the deficiency is rectified. It is possible that claims in respect of events that have occurred could exceed our loss reserves and have a material adverse effect on our results of operations or our financial condition in general. In addition, unlike the loss reserves of U.S. reinsurers, our loss reserves are not regularly examined by U.S. or other insurance regulators.

THE FAILURE OF ANY OF THE LOSS LIMITATION METHODS WE EMPLOY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION OR OUR RESULTS OF OPERATIONS.

     We seek to limit our loss exposure by writing a number of our reinsurance contracts on an excess of loss basis, adhering to maximum limitations on reinsurance written in defined geographical zones, limiting program size for each client and prudent underwriting of each program written. In the case of proportional treaties, we seek per occurrence limitations or loss ratio caps to limit the impact of losses from any one event. We cannot be sure that any of these loss limitation methods will be effective. We also seek to limit our loss exposure by geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone's limits. There can be no assurance that various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, will be enforceable in the manner we intend. Disputes relating to coverage and choice of legal forum may also arise. Underwriting is inherently a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more catastrophic or other events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition or our results of operations, possibly to the extent of eliminating our shareholders' equity.

OUR ABILITY TO PAY DIVIDENDS MAY BE CONSTRAINED BY OUR HOLDING COMPANY STRUCTURE AND THE LIMITATIONS ON PAYMENT OF DIVIDENDS BERMUDA LAW AND REGULATIONS IMPOSE ON US.

     We are a holding company and, as such, have no substantial operations of our own. We do not expect to have any significant operations or assets other than our ownership of the shares of Montpelier Re. Dividends and other permitted distributions from Montpelier Re are expected to be our sole source of funds to meet ongoing cash requirements, including debt service payments and other expenses, and to pay dividends, if any, to our shareholders. Bermuda law and regulations, including, but not limited to, Bermuda insurance regulation, limit the declaration and payment of dividends and the making of distributions by Montpelier Re to us. The inability of Montpelier Re to pay dividends in an amount sufficient to enable us to meet our cash requirements at the holding company level could have a material adverse effect on our operations. See "Dividend Policy" and "Regulation -- Certain Bermuda Law Considerations."

WE ARE A COMPANY WITH A LIMITED OPERATING HISTORY AND MAY ENCOUNTER DIFFICULTIES ESTABLISHING THE INFORMATION TECHNOLOGY SYSTEMS NECESSARY TO RUN OUR BUSINESS.

     The performance of our information technology systems is critical to our business, our reputation, and our ability to process transactions and provide high quality customer service. Such technology is and will continue to be a very important part of our underwriting process. We currently purchase risk modeling services from AIR Worldwide Corporation ("AIR"), EQECAT, Inc. ("EQE") and Risk Management Solutions, Inc. ("RMS"). In addition, we continue to work with Black Diamond Group, an insurance consulting firm, on enhancing proprietary modeling technologies.

     We cannot be certain that we would be able to replace these service providers or consultants without slowing our underwriting response time, or that our proprietary technology will operate as intended. Any defect or error in our information technology systems could result in a loss or delay of revenues, higher than expected loss levels, diversion of management resources, harm to our reputation or an increase in costs.

OUR FOUNDERS AND CERTAIN OF OUR DIRECTORS AND OFFICERS MAY HAVE CONFLICTS OF INTEREST WITH US.

     Our founders, White Mountains and Benfield Holdings Limited, beneficially own 22.9% (assuming the exercise of White Mountains' warrants) and 5.9% (assuming the exercise of Benfield Holdings Limited's warrants), respectively, of our common shares. In addition, four of our directors are affiliated with our founders.

     Our founders engage in certain commercial activities and transactions or agreements with us, which may give rise to conflicts of interest. We may also enter into commercial arrangements with related parties in the ordinary course of business. In addition, White Mountains conducts a reinsurance business through some of its subsidiaries, and we may compete with such subsidiaries for the same prospective clients. The founders or their affiliates have sponsored, and may in the future sponsor, other entities engaged in or intending to engage in insurance and reinsurance underwriting, some of which, together with the founders, may compete with us. Our founders and their affiliates have also entered into agreements with and made investments in numerous companies that may compete with us. In particular:

     - John J. (Jack) Byrne, Chairman of our Board of Directors and a member of our Compensation and Nominating Committee, is also Chairman of the Board of Directors of White Mountains Insurance Group.

     - K. Thomas Kemp, our Chief Financial Officer and a member of our Board of Directors, is a member of the Board of Directors of White Mountains Insurance Group and is also a director of Amlin plc, which accounts for a significant proportion of our Qualifying Quota Shares ("QQS") premiums.

     - Raymond Barrette, a member of our Board of Directors and a member of the Underwriting Policy Committee of our Board of Directors, is President and Chief Executive Officer of White Mountains Insurance Group.

     - John Gillespie, a member of our Board of Directors and Chairman of the Finance Committee of our Board, is Deputy Chairman of the Board of Directors of White Mountains Insurance Group. Mr. Gillespie is Chairman and President of White Mountains Advisors LLC, a wholly owned subsidiary of White Mountains Insurance Group, which we have engaged to provide investment advisory and management services. In addition, Mr. Gillespie is either general manager or investment manager of various funds, which own less than 5% of our common shares.

     - Folksamerica Reinsurance Company, a reinsurance subsidiary of White Mountains Insurance Group, has entered into a quota share arrangement with Olympus Reinsurance Ltd., a Bermuda insurance and reinsurance company that is one of our competitors. Certain of the directors, officers and affiliates of White Mountains Insurance Group own approximately 5% of the shares of the parent holding company of Olympus, and a member of the Board of Directors of White Mountains Insurance Group is Chairman of that holding company.

     - We have in the past purchased certain risk management services from Benfield and may purchase other services from them in the future. We also pay brokerage commissions to Benfield. These commissions are consistent with commissions that we pay to other brokers in the ordinary course of business.

     We may not be in a position to influence any party's decision to engage in activities that would give rise to a conflict of interest, and they may take actions that are not in our shareholders' best interests.

IF WE CHOOSE TO PURCHASE REINSURANCE, WE MAY BE UNABLE TO DO SO.

     We did not purchase reinsurance for our own account in 2002. In order to limit the effect of large and multiple losses upon our financial condition, we have since purchased and may continue to purchase reinsurance in the future. This type of insurance is known as "RETROCESSIONAL REINSURANCE." A reinsurer's insolvency or inability to make payments under the terms of its reinsurance treaty with us could have a material adverse effect on us. In 2003 we purchased specific retrocessional protection for our direct insurance and facultative reinsurance programs and our property reinsurance programs, excluding most other specialty lines. We may purchase additional retrocessional protection for our own account in 2003.

     From time to time, market conditions have limited, and in some cases have prevented, insurers and reinsurers from obtaining the types and amounts of reinsurance, which they consider adequate for their business needs. Following the September 11th terrorist attacks, terms and conditions in the retrocessional market generally became less attractive. Accordingly, we may not be able to obtain our desired amounts of retrocessional reinsurance. In addition, even if we are able to obtain such retrocessional reinsurance, we may not be able to negotiate terms that we deem appropriate or acceptable or from entities with satisfactory creditworthiness.

SINCE WE DEPEND ON A FEW BROKERS FOR A LARGE PORTION OF OUR REVENUES, LOSS OF BUSINESS PROVIDED BY THEM COULD ADVERSELY AFFECT US.

     We market our reinsurance and insurance worldwide primarily through brokers. Subsidiaries and affiliates of Benfield (one of our founders and a shareholder), Willis Group, Guy Carpenter and Aon Re Worldwide provided 29.3%, 23.9%, 21.9% and 12.1% (for a total of 87.2%), respectively, of our gross premiums written sourced through brokers for the three months ended March 31, 2003. Affiliates of two of these brokers, Aon and Guy Carpenter, have also co-sponsored the formation of Bermuda reinsurance companies that may compete with us, and these brokers may favor these reinsurers over other companies. Loss of all or a substantial portion of the business provided by one or more of these brokers could have a material adverse effect on our business.

OUR RELIANCE ON REINSURANCE BROKERS SUBJECTS US TO THEIR CREDIT RISK.

     In accordance with industry practice, we frequently pay amounts owed on claims under our policies to reinsurance brokers, and these brokers, in turn, pay these amounts over to the ceding insurers that have reinsured a portion of their liabilities with us. In some jurisdictions, if a broker fails to make such a payment, we might remain liable to the ceding insurer for the deficiency. Conversely, in certain jurisdictions, when the ceding insurer pays premiums for these policies to reinsurance brokers for payment over to us, these premiums are considered to have been paid and the ceding insurer will no longer be liable to us for those amounts, whether or not we have actually received the premiums. Consequently, consistent with the industry, we assume a degree of credit risk associated with brokers around the world.

OUR INVESTMENT PERFORMANCE MAY AFFECT OUR FINANCIAL RESULTS AND ABILITY TO CONDUCT BUSINESS.

     Our funds are invested on a discretionary basis by a professional investment advisory management firm, White Mountains Advisors LLC, a wholly owned subsidiary of White Mountains Insurance Group, subject to policy guidelines, which are periodically reviewed by the Finance Committee of our Board of Directors. See "Business -- Investments." Although our investment policies stress diversification of risks, conservation of principal and liquidity, our investments are subject to market-wide risks and fluctuations, as well as to risks inherent in particular securities.

     In particular, the volatility of our claims submissions may force us to liquidate securities, which may cause us to incur capital losses. If we structure our investments improperly relative to our reinsurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such liabilities. Realized and unrealized investment losses resulting from an other than temporary decline in value could significantly decrease our assets, thereby affecting our ability to conduct business.

OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED BY CURRENCY FLUCTUATIONS.

     Our functional currency is the U.S. dollar. We expect that approximately one-third of our premiums will be written in currencies other than the U.S. dollar. A portion of our loss reserves are also in non-U.S. currencies. We may, from time to time, experience losses resulting from fluctuations in the values of these non-U.S. currencies, which could adversely affect our operating results.

     At present we have no currency hedges in place, nor are we aware of any significant exposures to loss payments that will be paid in non-U.S. currencies. We intend to consider using hedges when we are advised of known or probable significant losses that will be paid in non-U.S. currencies. We can, therefore, choose to manage currency fluctuation exposure during the period between advice and ultimate payment. However, we would not normally hedge against this possible exposure for the portion of our loss reserves that represent losses INCURRED BUT NOT REPORTED ("IBNR"). Reserves for IBNR will be a substantial part of our total loss reserves.

WE ARE RATED BY RATING AGENCIES AND A DECLINE IN OUR RATINGS COULD AFFECT OUR STANDING AMONG BROKERS AND CUSTOMERS AND CAUSE OUR REVENUE AND EARNINGS TO DECREASE.

     Ratings have become an increasingly important factor in establishing the competitive position of reinsurance companies. A.M. Best assigned Montpelier Re a financial strength rating of "A" (Excellent), which is the third highest of fifteen rating levels. The objective of A.M. Best's rating system is to provide an opinion of an insurer's financial strength and ability to meet ongoing obligations to its policyholders. Our rating reflects A.M. Best's opinion of the results of our first year of operations, our capitalization and management. Montpelier Re has been assigned an "A3" (Good) rating by Moody's Investors Service, the seventh highest rating of nineteen rating levels. This rating reflects Moody's opinion of the ability of Montpelier Re to punctually repay senior policyholder claims and obligations. These ratings are not evaluations directed to investors in our common shares or a recommendation to buy, sell or hold our common shares. Our ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best and Moody's and we cannot assure you that we will be able to retain these ratings.

     If our ratings are reduced from their current levels by A.M. Best and Moody's, our competitive position in the insurance industry would suffer and it would be more difficult for us to market our products. A significant downgrade could result in a substantial loss of business as ceding companies, and brokers that place such business, move to other reinsurers with higher ratings.

WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE.

     Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that the funds generated by our initial capitalization, initial public offering and our operations are insufficient to fund future operating requirements and cover claim payments, we may need to raise additional funds through financings or curtail our growth and reduce our assets. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. In the case of equity financings, dilution to our shareholders could result and in any case, such securities may have rights, preferences and privileges that are senior to those of the current common shares. If we cannot obtain adequate capital, our business, operating results and financial condition could be adversely affected.

IF OUR SUBSIDIARY IS UNABLE TO OBTAIN THE NECESSARY CREDIT, WE MAY NOT BE ABLE TO OFFER REINSURANCE IN CERTAIN MARKETS.

     Montpelier Re is not licensed or admitted as an insurer in any jurisdiction other than Bermuda. Because many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless appropriate security mechanisms are in place, it is anticipated that our reinsurance clients will typically require us to post a letter of credit or other collateral. In order for Montpelier Re to write Lloyd's QQS business, it must provide a letter of credit in favor of The Society and Council of Lloyd's ("Lloyd's") in accordance with Lloyd's rules. We have made arrangements with Fleet National Bank for the provision of a standby letter of credit in a form acceptable to Lloyd's in an amount of up to $250 million, and in favor of certain U.S. ceding companies in an amount of up to $200 million. The Company has also made arrangements with Barclay's Bank PLC for the provision of an additional letter of credit facility in favor of certain U.S. ceding companies in an amount of up to $100 million. We consider the letter of credit facilities sufficient to support Montpelier Re's estimated obligations for the next 12 months.

     If Montpelier Re were to become unable to obtain the necessary credit, Montpelier Re could be limited in its ability to write business for certain of our clients.

RISKS RELATED TO OUR INDUSTRY

SUBSTANTIAL NEW CAPITAL INFLOWS INTO THE REINSURANCE INDUSTRY WILL INCREASE COMPETITION.

     The reinsurance industry is highly competitive. We compete, and will continue to compete, with major U.S. and non-U.S. reinsurers, many of which have greater financial, marketing and management resources than we have. We also compete with several other Bermuda-based reinsurers that write reinsurance and that target the same market as we do and utilize similar business strategies, and some of these companies currently have more capital than we have. We also compete with financial products, such as risk securitization, the usage of which has grown in volume. Established competitors have recently completed or may be planning to complete additional capital raising transactions. New companies continue to be formed to enter the reinsurance market. The full extent and effect of this additional capital on the reinsurance market will not be known for some time and current market conditions could reverse. Ultimately, this competition could affect our ability to attract or retain business or to write business at premium rates sufficient to cover losses. If competition limits our ability to write new business at adequate rates, our return on capital may be adversely affected.

RECENT EVENTS MAY RESULT IN POLITICAL, REGULATORY AND INDUSTRY INITIATIVES, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

     The supply of property catastrophe reinsurance coverage has decreased due to the withdrawal of capacity and substantial reductions in capital resulting from, among other things, the September 11th terrorist attacks. This tightening of supply has resulted in government intervention in the insurance and reinsurance markets, both in the United States and worldwide. For example, in response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the September 11th terrorist attacks, the Terrorism Risk Insurance Act of 2002 was enacted to ensure the availability of insurance coverage for terrorist acts in the United States. This law establishes a federal assistance program that will continue through the end of 2005 to help the commercial insurers and reinsurers in the property and CASUALTY INSURANCE industry cover claims related to future terrorism related losses and regulates the terms of insurance relating to terrorism coverage. This law could adversely affect our business by increasing underwriting capacity for our competitors as well as by requiring that coverage for terrorist acts be offered by insurers. We are in the process of evaluating the likely impact of this law on our future operations. We are currently unable to predict the extent to which the foregoing new initiative may affect the demand for our products or the risks that may be available for us to consider reinsuring. In addition, the insurance and reinsurance regulatory framework has been subject to increased scrutiny by individual U.S. state governments.

     This government intervention and the possibility of future interventions have created uncertainty in the insurance and reinsurance markets about the definition of terrorist acts and the extent to which future coverages will extend to terrorist acts. Government regulators are generally concerned with the protection of policyholders to the exclusion of other constituencies, including holders of our common shares. While we cannot predict the exact nature, timing or scope of possible governmental initiatives, such proposals could adversely affect our business by:

     - Providing insurance and reinsurance capacity in markets and to consumers that we target;

     - Requiring our participation in industry pools and guaranty associations;

     - Regulating the terms of insurance and reinsurance policies; or

     - Disproportionately benefiting the companies of one country over those of another.

     The insurance industry is also affected by political, judicial and legal developments that may create new and expanded theories of liability. Such changes may result in delays or cancellations of products and services by insurers and reinsurers, which could adversely affect our business.

COMPETITION IN THE INSURANCE INDUSTRY COULD REDUCE OUR OPERATING MARGINS.

     Competition in the insurance industry has increased as industry participants seek to enhance their product and geographic reach, client base, operating efficiency and general market power through organic growth, mergers and acquisitions, and reorganization activities. As the insurance industry evolves, competition for customers may become more intense and the importance of acquiring and properly servicing each customer will grow. We could incur greater expenses relating to customer acquisition and retention, which could reduce our operating margins. There are also many potential initiatives by capital market participants to produce alternative products that may compete with the existing catastrophe reinsurance markets. Over time, these numerous initiatives could significantly affect supply, pricing and competition in our industry.

THE REINSURANCE BUSINESS IS HISTORICALLY CYCLICAL, AND WE EXPECT TO EXPERIENCE PERIODS WITH EXCESS UNDERWRITING CAPACITY AND UNFAVORABLE PREMIUMS.

     Historically, reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. Demand for reinsurance is influenced significantly by underwriting results of primary property insurers and prevailing general economic conditions. The supply of reinsurance is related to prevailing prices, the levels of insured losses and the levels of industry surplus, which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the reinsurance industry. As a result, the reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. The supply of reinsurance may increase, either by capital provided by new entrants or by the commitment of additional capital by existing reinsurers, which may cause prices to decrease. Any of these factors could lead to a significant reduction in premium rates, less favorable policy terms and fewer submissions for our underwriting services. In addition to these considerations, changes in the frequency and severity of losses suffered by insurers may affect the cycles of the reinsurance business significantly, and we expect to experience the effects of such cyclicality.

WE MAY BE ADVERSELY AFFECTED BY INTEREST RATE CHANGES.

     Our operating results depend, in part, on the performance of our investment portfolio. Our investment portfolio contains interest rate sensitive instruments, such as bonds, which may be adversely affected by changes in interest rates. Changes in interest rates could also have an adverse effect on our investment income and results of operations.

     Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Any measures we take that are intended to manage the risks of operating in a changing interest rate environment may not effectively mitigate such interest rate sensitivity.

RISKS RELATED TO OUR COMMON SHARES

FUTURE SALES OF COMMON SHARES MAY AFFECT THEIR MARKET PRICE.

     We cannot predict what effect, if any, future sales of our common shares, or the availability of common shares for future sale, will have on the market price of our common shares. Sales of substantial amounts of our common shares in the public market, or the perception that such sales could occur, could adversely affect the market price of our common shares.

WE DO NOT CURRENTLY INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

     It is uncertain when, if ever, we will declare dividends to our shareholders. During our early years of operations, we expect that Montpelier Re will retain virtually all profit, other than that necessary to pay our debt service and other expenses, to provide capacity to write reinsurance and to accumulate reserves and surplus for the payment of claims. See also "Risk Factors -- Our ability to pay dividends may be constrained by our holding company structure and the limitations on payment of dividends Bermuda law and regulations impose on us." Furthermore, our ability to pay dividends is limited under our two senior credit facilities with Bank of America, N.A. and a syndicate of commercial banks. Currently, if we were to pay dividends exceeding 50% of our net income at the end of any quarter, excluding all extraordinary gains and losses, we would be required to simultaneously repay amounts owing under our loan facilities. You should not rely on an investment in our Company if you require dividend income. In the foreseeable future, the only possible return on an investment in us would come from an appreciation of our common shares.

THERE ARE PROVISIONS IN OUR CHARTER DOCUMENTS WHICH RESTRICT THE VOTING RIGHTS OF OUR COMMON SHARES.

     Our bye-laws generally provide that any shareholder owning, directly or by attribution, more than 9.5% of our common shares will have the voting rights attached to such common shares reduced so that it may not exercise more than 9.5% of the total voting rights. See "Description of Share Capital -- Voting Rights."

U.S. PERSONS WHO OWN OUR COMMON SHARES MAY HAVE MORE DIFFICULTY IN PROTECTING THEIR INTERESTS THAN U.S. PERSONS WHO ARE SHAREHOLDERS OF A U.S. CORPORATION.

     The Companies Act 1981 of Bermuda, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act, which includes, where relevant, information on modifications thereto adopted pursuant to our bye-laws, applicable to us, which differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not discuss all aspects of Bermuda law that may be relevant to us and our shareholders.

     Interested Directors. Bermuda law and our bye-laws provide that we cannot void any transaction we enter into in which a director has an interest, nor can such director be liable to us for any profit realized pursuant to such transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. Under Delaware law such transaction would not be voidable if:

     - The material facts as to such interested director's relationship or interests were disclosed or were known to the board of directors and the board had in good faith authorized the transaction by the affirmative vote of a majority of the disinterested directors;

     - Such material facts were disclosed or were known to the stockholders entitled to vote on such transaction and the transaction were specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

     - The transaction were fair as to the corporation as of the time it was authorized, approved or ratified.

     Under Delaware law, the interested director could be held liable for a transaction in which the director derived an improper personal benefit.

     Business Combinations with Large Shareholders or Affiliates. As a Bermuda company, we may enter into business combinations with our large shareholders or affiliates, including mergers, asset sales and other transactions in which a large shareholder or affiliate receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders, without obtaining prior approval from our Board of Directors or from our shareholders. If we were a Delaware company, we would need prior approval from our Board of Directors or a supermajority of our shareholders to enter into a business combination with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute.

     Shareholders' Suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the name of the company to remedy a wrong done to the company where an act is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the company, against any director or officer for any act or failure to act in the performance of such director's or officer's duties, except with respect to any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

     Indemnification of Directors. We may indemnify our directors or officers, or any person appointed to any committee by the Board acting in their capacity as such, in relation to any of our affairs for any loss, damages or expenses (including attorneys' fees) arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the company other than in respect of his own fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position, if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not to be opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

     For more information on the differences between Bermuda and Delaware corporate laws, see "Description of Share Capital -- Differences in Corporate Law."

ANTI-TAKEOVER PROVISIONS IN OUR BYE-LAWS COULD IMPEDE AN ATTEMPT TO REPLACE OR REMOVE OUR DIRECTORS, WHICH COULD DIMINISH THE VALUE OF OUR COMMON SHARES.

     Our bye-laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our common shares offered by a bidder in a potential takeover. The Board of Directors has the power to appoint a managing director or chief executive officer, a president and a vice president and such additional officers as the Board may determine to perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our common shares if they are viewed as discouraging changes in management and takeover attempts in the future.

     For example, our bye-laws contain the following provisions that could have such an effect:

     - Election of our directors is staggered, meaning that the members of only one of three classes of our directors are elected each year;

     - Shareholders have limited ability to remove directors;

     - The total voting power of any shareholder owning more than 9.5% of our common shares will be reduced to 9.5% of the total voting power of our common shares; and

     - Our directors may decline to record the transfer of any common shares on our share register if they believe that registration of the transfer is required under any federal or state securities law or under the laws of any other jurisdiction and the registration has not yet been effected.

YOU MAY HAVE DIFFICULTY EFFECTING SERVICE OF PROCESS ON US OR ENFORCING JUDGMENTS AGAINST US IN THE UNITED STATES.

     We are incorporated pursuant to the laws of Bermuda and our business is based in Bermuda. In addition, certain of our directors and officers reside outside the United States, and all or a substantial portion of our assets and the assets of such persons are located in jurisdictions outside the United States. As such, we have been advised that there is doubt as to whether:

     - A holder of our common shares would be able to enforce, in the courts of Bermuda, judgments of United States courts against persons who reside in Bermuda based upon the civil liability provisions of the United States federal securities laws;

     - A holder of our common shares would be able to enforce, in the courts of Bermuda, judgments of United States courts based upon the civil liability provisions of the United States federal securities laws;

     - A holder of our common shares would be able to bring an original action in the Bermuda courts to enforce liabilities against us or our directors and officers, as well as the experts named in this prospectus, who reside outside the United States based solely upon United States federal securities laws.

     Further, we have been advised that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of United States courts, and there are grounds upon which Bermuda courts may not enforce judgments of United States courts. Because judgments of United States courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

WE MAY REPURCHASE YOUR COMMON SHARES.

     Under our bye-laws and subject to Bermuda law, we have the option, but not the obligation, to require a shareholder to sell some or all of its common shares to us at fair market value (which would be based upon the average closing price of the common shares as defined under our bye-laws) if the Board reasonably determines, in good faith based on an opinion of counsel, that share ownership, directly, indirectly or constructively, by any shareholder is likely to result in adverse tax, regulatory or legal consequences to us, certain of our other shareholders or our subsidiaries.

RISKS RELATED TO TAXATION

WE AND OUR SUBSIDIARIES MAY BE SUBJECT TO U.S. TAX.

     We and Montpelier Re are organized under the laws of Bermuda and believe, based on the advice of counsel, that we operate in a manner such that we are not subject to U.S. taxation on our income (other than excise taxes on insurance and reinsurance premium income attributable to insuring or reinsuring U.S. risks and U.S. withholding taxes on certain U.S. source investment income). However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business within the United States, there can be no assurances that the U.S. Internal Revenue Service will not contend successfully that we or Montpelier Re are engaged in a trade or business in the United States. If we or Montpelier Re were considered to be engaged in a business in the United States, we could be subject to U.S. corporate income and branch profits taxes on the portion of our earnings effectively connected to such U.S. business.

     Personal Holding Company Rules. We or a subsidiary might be subject to U.S. tax on a portion of our income that is earned from U.S. sources if we or a subsidiary are considered a personal holding company ("PHC") for U.S. federal income tax purposes. This status will depend on the portion of our shareholder base, based on value that consists of or is deemed to consist of individuals and the percentage of our income, or the income of our subsidiaries, as determined for U.S. federal income tax purposes, that consists of "personal holding company income." We believe, based on the advice of counsel, that neither we nor any of our subsidiaries will be considered a PHC, but we cannot assure you that this will be the case or that the amount of U.S. tax that would be imposed if it were not the case would be immaterial.

U.S. PERSONS WHO HOLD COMMON SHARES MAY BE SUBJECT TO U.S. INCOME TAXATION AT ORDINARY INCOME RATES ON THEIR PROPORTIONATE SHARE OF OUR "RELATED PERSON INSURANCE INCOME" ("RPII").

     RPII is the income of Montpelier Re, if any, attributable to insurance or reinsurance policies where the direct or indirect insureds are U.S. shareholders or are related to U.S. shareholders. RPII may be included in a U.S. shareholder's gross income whether or not such shareholder is a policyholder. We do not expect our gross RPII to equal or exceed 20% of our gross insurance income in any taxable year for the foreseeable future and do not expect our direct or indirect insureds (and related persons) to directly or indirectly own 20% or more of either the voting power or value of our common shares, but we cannot assure you that this will be the case. If our expectation is incorrect, a U.S. person owning any common shares, directly or indirectly, on the last day of our taxable year will be required to include in gross income, for U.S. federal income tax purposes, such holder's share of the RPII for up to the entire taxable year, determined as if all such RPII were distributed proportionately only to such U.S. shareholders at that date, but limited by such holder's share of our current-year earnings and profits as reduced by the holder's share, if any, of certain prior-year deficits in earnings and profits attributable to our insurance business. Upon the sale or other disposition of any common shares, such person may also be required to recognize ordinary income rather than capital gain to the extent of the shareholder's pro-rata share of our undistributed earnings and profits and to file Internal Revenue Service ("IRS") Form 5471, although this should not be the case because we should not be treated as deriving RPII income directly. The RPII provisions have never been interpreted by the courts or the U.S. Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts, or otherwise, might have retroactive effect. The Treasury Department has authority to impose, among other things, additional reporting requirements with respect to RPII. Accordingly, the meaning of the RPII provisions and the application thereof to us and our subsidiaries is uncertain. See "Material Tax Considerations -- Taxation of
Shareholders -- United States Taxation."

U.S. PERSONS WHO HOLD COMMON SHARES WILL BE SUBJECT TO ADVERSE TAX CONSEQUENCES IF WE ARE CONSIDERED A "PASSIVE FOREIGN INVESTMENT COMPANY" ("PFIC") FOR U.S. FEDERAL INCOME TAX PURPOSES.

     Based on the advice of counsel, we believe that we are not, and we currently do not expect to become, a PFIC for U.S. federal income purposes. We cannot assure you, however, that we will not be considered a PFIC. If we were considered a PFIC it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation, including subjecting the investor to a greater tax liability than might otherwise apply and subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed. There are currently no regulations regarding the application of the passive foreign investment company provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be forthcoming. We cannot predict what impact, if any, such guidance would have on a shareholder that is subject to United States federal income taxation. See "Material Tax Considerations -- Taxation of
Shareholders -- United States Taxation -- Passive Foreign Investment Companies."

U.S. PERSONS WHO HOLD COMMON SHARES WILL BE SUBJECT TO ADVERSE TAX CONSEQUENCES IF WE OR ANY OF OUR SUBSIDIARIES ARE CONSIDERED A "FOREIGN PERSONAL HOLDING COMPANY" ("FPHC") FOR U.S. FEDERAL INCOME TAX PURPOSES.

     Based on the advice of counsel, we believe that neither we nor any of our subsidiaries are, and we currently do not expect any of them or us to become, a FPHC for U.S. federal income tax purposes. We cannot assure you, however, that we will not be considered a FPHC. If we were considered a FPHC it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation including subjecting the investor to a greater tax liability than might otherwise apply and subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed. See "Material Tax Considerations -- Taxation of Shareholders -- United States Taxation -- Foreign Personal Holding Companies."

WE MAY BECOME SUBJECT TO U.S. TAX LEGISLATION CONCERNING BERMUDA CORPORATIONS.

     Congress has been discussing legislation intended to eliminate certain perceived tax advantages of (i) U.S. companies that have changed their legal domiciles to Bermuda and (ii) U.S. insurance companies having Bermuda affiliates. These legislative proposals do not contain provisions that would adversely affect companies that were formed outside the United States and do not have any U.S. affiliates. It is difficult to predict what any final legislation will look like given the current political environment. Therefore, while currently there is no specific legislative proposal which, if enacted, would adversely affect us, Montpelier Re or our shareholders, broader-based legislative proposals could emerge that could conceivably have an adverse impact on us, Montpelier Re or our shareholders.

WE MAY BECOME SUBJECT TO TAXES IN BERMUDA AFTER 2016, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION.

     The Bermuda Minister of Finance, under the Exempted Undertaking Tax Protection Act 1966, as amended, of Bermuda, has given us assurance that if any legislation is enacted in Bermuda that would impose tax on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to us or any of our operations or our shares, debentures or other obligations until March 28, 2016. We cannot assure you that we will not be subject to any Bermuda tax after that date.

THE IMPACT OF BERMUDA'S LETTER OF COMMITMENT TO THE ORGANIZATION FOR ECONOMIC COOPERATION AND DEVELOPMENT TO ELIMINATE HARMFUL TAX PRACTICES IS UNCERTAIN AND COULD ADVERSELY AFFECT OUR TAX STATUS IN BERMUDA.

     The Organization for Economic Cooperation and Development, which is commonly referred to as the OECD, has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In the OECD's report dated June 26, 2000, Bermuda was not listed as a tax haven jurisdiction because it had previously signed a letter committing itself to eliminate harmful tax practices by the end of 2005 and to embrace international tax standards for transparency, exchange of information and the elimination of any aspects of the regimes for financial and other services that attract business with no substantial domestic activity. We are not able to predict what changes will arise from the commitment or whether such changes will subject us to additional taxes.

RISKS RELATED TO REGULATION

IF WE BECOME SUBJECT TO INSURANCE STATUTES AND REGULATIONS IN JURISDICTIONS OTHER THAN BERMUDA OR THERE IS A CHANGE TO BERMUDA LAW OR REGULATIONS OR APPLICATION OF BERMUDA LAW OR REGULATIONS, THERE COULD BE A SIGNIFICANT AND NEGATIVE IMPACT ON OUR BUSINESS.

     Montpelier Re, our wholly owned operating subsidiary, is a registered Bermuda Class 4 insurer. As such, it is subject to regulation and supervision in Bermuda. Bermuda insurance statutes, regulations and policies of the Bermuda Monetary Authority require Montpelier Re to, among other things:

     - Maintain a minimum level of capital, surplus and liquidity;

     - Satisfy solvency standards;

     - Restrict dividends and distributions;

     - Obtain prior approval of ownership and transfer of shares;

     - Maintain a principal office and appoint and maintain a principal representative in Bermuda; and

     - Provide for the performance of certain periodic examinations of Montpelier Re and its financial condition.

     These statutes and regulations may, in effect, restrict our ability to write reinsurance policies, to distribute funds and to pursue our investment strategy.

     We do not presently intend that Montpelier Re will be admitted to do business in any jurisdiction in the United States, the United Kingdom or elsewhere (other than Bermuda). However, we cannot assure you that insurance regulators in the United States, the United Kingdom or elsewhere will not review the activities of Montpelier Re or related companies or its agents and claim that Montpelier Re is subject to such jurisdiction's licensing requirements. If any such claim is successful and Montpelier Re must obtain a license, we may be subject to taxation in such jurisdiction. In addition, Montpelier Re is subject to indirect regulatory requirements imposed by jurisdictions that may limit its ability to provide insurance or reinsurance. For example, Montpelier Re's ability to write insurance or reinsurance may be subject, in certain cases, to arrangements satisfactory to applicable regulatory bodies. Proposed legislation and regulations may have the effect of imposing additional requirements upon, or restricting the market for, alien insurers or reinsurers with whom domestic companies place business.

     Generally, Bermuda insurance statutes and regulations applicable to Montpelier Re are less restrictive than those that would be applicable if it were governed by the laws of any state in the United States. In the past, there have been congressional and other initiatives in the United States regarding proposals to supervise and regulate insurers domiciled outside the United States. If in the future we become subject to any insurance laws of the United States or any state thereof or of any other jurisdiction, we cannot assure you that we would be in compliance with those laws or that coming into compliance with those laws would not have a significant and negative effect on our business.

     The process of obtaining licenses is very time consuming and costly, and we may not be able to become licensed in a jurisdiction other than Bermuda, should we choose to do so. The modification of the conduct of our business resulting from our becoming licensed in certain jurisdictions could significantly and negatively affect our business. In addition, our inability to comply with insurance statutes and regulations could significantly and adversely affect our business by limiting our ability to conduct business as well as subjecting us to penalties and fines.

     Because we are incorporated in Bermuda, we are subject to changes of Bermuda law and regulation that may have an adverse impact on our operations, including imposition of tax liability or increased regulatory supervision. In addition, we will be exposed to changes in the political environment in Bermuda. The Bermuda insurance and reinsurance regulatory framework recently has become subject to increased scrutiny in many jurisdictions, including in the United States and in various states within the United States. We cannot predict the future impact on our operations of changes in the laws and regulations to which we are or may become subject.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us specifically and the insurance sector in general. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that include the words "expect," "intend," "plan," "believe," "project," "anticipate," "will" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

     All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. Important events that could cause the actual results to differ include, but are not necessarily limited to: our short operating history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the impact of terrorist activities on us or the economy; our reliance on reinsurance brokers; the impact of currency exchange rates and interest rates on our investment results; competition in the reinsurance industry; and rating agency policies and practices. In addition, due in part to these assumptions and factors, any projections of growth in our gross premiums written, net premiums earned, revenues or other similar financial information would not necessarily result in commensurate levels of underwriting and operating profits. The Company's forward-looking statements concerning market fundamentals could be affected by changes in demand, pricing and policy term trends and competition. These and other events that could cause actual results to differ are discussed in detail in the "Risk Factors" section. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

     If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus, which could cause actual results to differ, before making an investment decision.

                                USE OF PROCEEDS

     All the common shares to be sold in the offering are being sold by the selling shareholders. Consequently, we will not receive any of the proceeds from the offering. We will pay certain expenses related to this offering, including expenses incurred by the selling shareholders, estimated to be $990,000.

                        PRICE RANGE OF OUR COMMON SHARES

     Our common shares began publicly trading on October 10, 2002 on the New York Stock Exchange under the symbol "MRH". Prior to that time, there was no trading market for our common shares. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common shares as reported in composite New York Stock Exchange trading.

                                                               HIGH     LOW
                                                              ------   ------
YEAR ENDED DECEMBER 31, 2002
Fourth Quarter (beginning October 10, 2002).................  $29.75   $21.40
YEAR ENDED DECEMBER 31, 2003
First Quarter...............................................  $30.35   $25.00
Second Quarter (through June 25)............................  $35.22   $27.60

     A recent reported last sales price for our common shares as reported in composite New York Stock Exchange trading is set forth on the cover page of this prospectus. The approximate number of record holders of ordinary shares as of June 1, 2003 was 87, not including beneficial owners of shares registered in nominee or street name.

                                DIVIDEND POLICY

     We have never declared or paid and do not currently intend to pay any cash dividends on our common shares. Any determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory and any contractual restrictions on the payment of dividends, and any other factors our Board of Directors deems relevant.

     Our ability to pay dividends depends, in part, on the ability of our subsidiaries to pay dividends to us. Montpelier Re is subject to Bermuda laws and regulatory constraints, which affect its ability to pay dividends to us. Under the Insurance Act 1978 of Bermuda, related regulations and amendments thereto (the "Insurance Act"), Montpelier Re must maintain a minimum solvency margin and minimum liquidity ratio and is prohibited from declaring or paying dividends if it does not comply or such action would result in noncompliance with the Insurance Act. Under the Insurance Act, Montpelier Re may not pay dividends in any financial year which would exceed 25% of its total statutory capital and surplus, unless an affidavit stating that it will continue to meet the required margins is filed with the Bermuda Monetary Authority. Montpelier Re must obtain the approval of the Bermuda Monetary Authority before reducing its statutory capital by 15% or more. In addition, as a Class 4 insurer, Montpelier Re must maintain a minimum share capital of $1.0 million and a solvency margin equal to the greatest of $100.0 million, 50% of NET PREMIUMS WRITTEN or 15% of the loss and loss adjustment expense reserves. In addition, under the Companies Act, the Company and Montpelier Re may only declare or pay a dividend if, among other matters, there are reasonable grounds for believing that each of them is, or would after the payment be, able to pay their respective liabilities as they become due. Accordingly, we cannot assure you that we will declare or pay dividends in the future.

     Furthermore, our ability to pay dividends is limited under our two senior credit facilities with Bank of America, N.A. and a syndicate of commercial banks. Currently, if we were to pay dividends exceeding 50% of our net income at the end of any quarter, excluding all extraordinary gains and losses, we would be required to simultaneously repay amounts owing under our loan facilities.

                            SELECTED FINANCIAL DATA

     The following table sets forth our summary historical financial information for the periods ended and as of the dates indicated. Montpelier Re commenced operations on December 16, 2001. The summary income statement data for the period from inception (November 14, 2001) through December 31, 2001 and for the year ended December 31, 2002 and the summary balance sheet data as at December 31, 2002 are derived from our audited financial statements included elsewhere in this prospectus, which have been prepared in accordance with U.S. GAAP and have been audited by PricewaterhouseCoopers (Bermuda), our independent auditors. The summary income statement data for the three months ended March 31, 2003 and March 31, 2002 and the summary balance sheet data as at March 31, 2003 are derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as our audited financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our results of operations and financial position for these periods. These historical results are not necessarily indicative of results to be expected from any future period, and the results presented below are not necessarily indicative of our full year performance. You should read the following summary financial information along with the information contained in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus.

                                                  THREE MONTHS ENDED                     PERIODS ENDED
                                                       MARCH 31,                         DECEMBER 31,
                                           ---------------------------------   ---------------------------------
                                                2003              2002              2002             2001(1)
                                           ---------------   ---------------   ---------------   ---------------
                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS AND PERCENTAGES)
                                                      (UNAUDITED)
SUMMARY INCOME STATEMENT DATA:
  Gross premiums written.................    $   366,563       $   203,679       $   607,688       $       150
  Reinsurance premiums ceded(2)..........        (34,267)          (14,320)          (41,779)               --
                                             -----------       -----------       -----------       -----------
  Net premiums written...................        332,296           189,359           565,909               150
  Change in net unearned premiums........       (147,641)         (152,748)         (235,983)             (142)
                                             -----------       -----------       -----------       -----------
  Net premiums earned....................    $   184,655       $    36,611       $   329,926       $         8
  Net investment income..................         11,684             7,633            39,748             1,139
  Net realized gains on investments......          4,681               484             7,716                --
  Net foreign exchange gains.............          1,359                --             1,681                --
  Loss and loss adjustment expenses......        (47,690)          (14,367)         (133,310)               --
  Acquisition costs......................        (40,998)           (6,467)          (62,926)               (1)
  General and administrative expenses....         (8,884)           (4,240)          (26,278)           (1,207)
  Interest on long-term debt.............           (965)             (995)           (4,460)             (236)
  Fair value of warrants issued..........             --                --                --           (61,321)
                                             -----------       -----------       -----------       -----------
Income (loss) before taxes...............    $   103,842       $    18,659       $   152,097       $   (61,618)
                                             -----------       -----------       -----------       -----------
Net income (loss)........................    $   103,841       $    18,659       $   152,045       $   (61,618)
                                             ===========       ===========       ===========       ===========
Basic earnings (loss) per share..........    $      1.64       $      0.36       $      2.76       $     (1.18)
Diluted earnings (loss) per share........    $      1.56       $      0.36       $      2.74       $     (1.18)
Basic weighted average common shares
  outstanding............................     63,392,600        52,440,000        55,178,150        52,440,000
Diluted weighted average common shares
  outstanding............................     66,479,220        52,440,000        55,457,141        52,440,000
SELECTED RATIOS (BASED ON U.S. GAAP
  INCOME STATEMENT DATA):
Loss ratio(3)............................           25.8%             39.2%             40.4%              n/a
Acquisition costs ratio(4)...............           22.2              17.7              19.1               n/a
General and administrative expense
  ratio(5)...............................            4.8              11.6               7.9               n/a
                                             -----------       -----------       -----------       -----------
Combined ratio(6)........................           52.8%             68.5%             67.4%              n/a
                                             -----------       -----------       -----------       -----------

                                                                    AS AT                  AS AT
                                                               MARCH 31, 2003        DECEMBER 31, 2002
                                                              -----------------     --------------------
                                                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE
                                                                       AMOUNTS AND PERCENTAGES)
                                                                 (UNAUDITED)
SUMMARY BALANCE SHEET DATA:
ASSETS
  Fixed maturities, equities, cash and cash equivalents.....     $1,738,156              $1,581,461
  Reinsurance premiums receivable...........................        277,407                 147,208
  Other assets..............................................        138,925                 105,249
                                                                 ----------              ----------
Total assets................................................     $2,154,488              $1,833,918
                                                                 ==========              ==========
LIABILITIES
  Loss and loss adjustment expense reserves.................     $  183,621              $  146,115
  Unearned premium..........................................        415,730                 241,000
  Long-term debt............................................        150,000                 150,000
  Other liabilities.........................................         48,564                  44,268
                                                                 ----------              ----------
Total liabilities...........................................     $  797,915              $  581,383
                                                                 ==========              ==========
Total shareholders' equity..................................     $1,356,573              $1,252,535
                                                                 ==========              ==========
Total liabilities and shareholders' equity..................     $2,154,488              $1,833,918
                                                                 ==========              ==========

PER SHARE DATA (BASED ON U.S. GAAP BALANCE SHEET DATA)
Book value per share (7)....................................     $    21.40              $    19.76
Fully converted book value per share (8)....................     $    20.81              $    19.39

---------------

(1) The financial information for this period reflects our results from November 14, 2001, the date of incorporation, to December 31, 2001.

(2) The syndicates with which we have qualifying quota share contracts have purchased retrocessional cover, which inures to our benefit. In 2003 we have also purchased retrocessional protection on our own account for our own direct insurance and facultative reinsurance programs.

(3) The loss ratio is calculated by dividing loss and loss adjustment expenses by net premiums earned.

(4) The acquisition costs ratio is calculated by dividing acquisition costs by net premiums earned.

(5) The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.

(6) The combined ratio is the sum of the loss ratio, the acquisition costs ratio and the general and administrative expense ratio.

(7) Book value per share is based on total shareholders' equity divided by basic shares outstanding of 63,392,600 as at March 31, 2003 and December 31, 2002.

(8) Fully converted book value per share is a non-GAAP measure calculated based on total shareholders' equity plus the assumed proceeds from the exercise of dilutive options and warrants in the amount of $168.1 million, divided by 73,261,760 fully converted shares. We believe that this is the best single measure of the return made by our shareholders as it takes into account the effect of all dilutive securities.

                        MANAGEMENT'S DISCUSSION AND ANALYSIS
                  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    OVERVIEW

     Montpelier Re Holdings Ltd. and Montpelier Re were formed on November 14, 2001, and Montpelier Re commenced operations on December 16, 2001. Neither company had any prior operating history. Accordingly, there are limited meaningful comparisons between 2002 and 2001. The following is a discussion and analysis of our results of operations for the three months ended March 31, 2003 and 2002 and for the year ended December 31, 2002 and, if relevant, for the period from November 14, 2001, the date of incorporation, to December 31, 2001. The following also includes a discussion of our financial condition at March 31, 2003. This discussion and analysis should be read in conjunction with the unaudited consolidated financial statements and related notes thereto for the three months ended March 31, 2003 and 2002 and the audited combined financial statements and related notes thereto for the periods ended December 31, 2002 and 2001 included in this prospectus.

     This prospectus contains forward-looking statements that are not historical facts, including statements about the Company's beliefs and expectations. These statements are based upon current plans, estimates and projections. Our actual results may differ materially from those projected in these forward-looking statements as a result of various factors and therefore undue reliance should not be placed on them. See "Forward-Looking Statements" and "Risk Factors" contained elsewhere in this prospectus.

     We derive our revenues primarily from premiums from our insurance and reinsurance contracts and, to a lesser extent, income from our investment portfolio. Premiums are a function of the number and type of contracts we write, as well as prevailing market prices. Renewal dates for reinsurance business tends to be concentrated at the beginning of quarters, and the timing of premium written varies by line of business. Most property catastrophe business is written in the January 1, April 1 and July 1 renewal periods, while the property specialty and other specialty lines are written throughout the year. Written premiums are generally lower during the fourth quarter of the year as compared to other quarters. Gross premiums written for pro-rata contracts, including QQS programs, are initially booked as estimated and are adjusted as actual results are reported by the cedents during the period. Earned premiums do not necessarily follow the written premium pattern as certain written premiums are earned ratably over the contract term, which ordinarily is twelve months, although many pro-rata contracts are written on a risks attaching basis and are generally earned over a 24 month period, consistent with industry practice. Earned premiums are affected by our growing book of business; as written premium levels increase, earned premium levels will correspondingly increase over the earning period. Premiums are generally due in installments.

     The following are the main categories of gross premiums written:

     Property Specialty -- Contracts in this category include risk excess of loss, property pro-rata and direct insurance and facultative reinsurance business. Risk excess of loss reinsurance protects insurance companies on their primary insurance risks and facultative reinsurance transactions on a "single risk" basis. Coverage is usually triggered by a large loss sustained by an individual risk rather than by smaller losses which fall below the specified retention of the reinsurance contract.

     We also write direct insurance and facultative reinsurance coverage on commercial property risks where we assume all or part of a risk under a single insurance contract. We generally write such coverage on an excess of loss basis.

     We also write property pro-rata reinsurance contracts which are comprised of property risk programs written on a proportional basis rather than on an excess of loss basis.

     Property Catastrophe -- These contracts are typically "all risk" in nature, providing protection against losses from earthquakes and hurricanes, as well as other natural and man-made catastrophes such as floods, tornadoes, fires and storms. The predominant exposures covered are losses stemming from property damage and business interruption coverage resulting from a covered peril. Certain risks, such as war, nuclear contamination and terrorism, are generally excluded from these contracts. Property catastrophe reinsurance is written on an excess of loss basis, which provides coverage to primary insurance companies when aggregate claims and claims expenses from a single occurrence from a covered peril exceed a certain amount specified in a particular contract.

     To a lesser extent, we also write retrocessional coverage contracts, which provide reinsurance protection to other reinsurers, also called retrocedents. Coverage generally provides catastrophe protection for the property portfolios of other reinsurers. Retrocessional contracts typically carry a higher degree of volatility than reinsurance contracts as they protect against concentrations of exposures written by retrocedents, which in turn may experience an aggregation of losses from a single catastrophic event.

     Qualifying Quota Share -- This category represents whole account quota share reinsurance to select Lloyd's syndicates. Under QQS contracts, we assume a specified portion of the risk on a specified coverage in exchange for an equal proportion of the premiums. Gross premiums written related to QQS arrangements have been recorded gross of original commissions to the syndicates. This accounting treatment, when compared to recording such premiums net of original commissions, has the effect of increasing gross premiums written and increasing acquisition costs by an equal amount.

     Other Specialty -- Reinsurance contracts of aviation liability, aviation war, marine, personal accident catastrophe, workers' compensation, terrorism, casualty and other reinsurance business are included in this category. Marine and aviation contracts are primarily written on a retrocessional excess of loss basis.

     Since the classes of business we underwrite have large aggregate exposures to natural and man-made disasters, we expect that our claims experience will predominantly be the result of relatively few events of significant severity. The occurrence of claims from catastrophic events is likely to result in substantial volatility in, and could have a material adverse effect on, our financial condition and results of operations and our ability to write new business. This volatility will affect our results in the period that the loss occurs because accounting principles do not permit reinsurers to reserve for such catastrophic events until they occur. Catastrophic events of significant magnitude have historically been relatively infrequent, although we believe the property catastrophe reinsurance market has experienced a high level of worldwide catastrophic losses in terms of both frequency and severity from 1987 to the present as compared to prior years. We also expect that increases in the values and concentrations of insured property will increase the severity of such occurrences in the future. We seek to reflect these trends as we price our reinsurance.

     In October 2002, we completed an initial public offering of 10,952,600 common shares. Our common shares began trading on the New York Stock Exchange on October 10, 2002. The offering raised approximately $201.2 million in net proceeds, substantially all of which was contributed to our principal operating subsidiary, Montpelier Re, for use in its underwriting operations.

     Income from our investment portfolio is primarily comprised of interest on fixed maturity investments net of investment expenses, and to a lesser extent from realized gains and losses on the sale of investments.

     Our expenses consist primarily of three types: loss and loss adjustment expenses, acquisition costs and general and administrative expenses. In the period ended December 31, 2001, our first period of operations, we also incurred nonrecurring organizational expenses and an expense associated with the issuance of warrants to our founders.

     Loss and loss adjustment expenses are a function of the amount and type of insurance and reinsurance contracts we write and of the loss experience of the underlying risks. We estimate loss and loss adjustment expenses based on an actuarial analysis of the estimated losses we expect to be reported on contracts written. Under U.S. GAAP, we reserve for catastrophic losses as soon as a loss event is known to have occurred. The ultimate loss and loss adjustment expenses will depend on the actual costs to settle claims. We will increase or decrease our initial loss estimates as actual claims are reported and settled. Our ability to estimate loss and loss adjustment expenses accurately at the time of pricing our contracts will be a critical factor in determining our profitability.

     Acquisition costs consist principally of brokerage expenses and commissions that represent a percentage of the premiums on reinsurance contracts written, and vary depending upon the amount and types of contracts written, and to a lesser extent ceding commissions paid to ceding insurers and excise taxes. Under certain contracts we may also pay profit commission to cedents. This will vary depending on the loss experience on the contract.

     General and administrative expenses consist primarily of salaries, benefits, professional fees and related costs, including costs associated with awards under our bonus plan, performance unit plan and our share option plan. Other than bonuses and performance units, expenses are primarily fixed in nature and do not vary with the amount of premiums written or losses incurred.

     At the discretion of the Compensation and Nominating Committee of the Board of Directors, the Company has awarded, and will in the future award, performance units to executive officers and certain other key employees. The ultimate value of these performance units, which vest at the end of three-year performance periods, is dependent upon the Company's achievement of specified performance targets over the course of the overlapping three-year periods and the market value of the Company's shares at the date of redemption. Performance units are payable in cash, common stock or a combination of both. The liability is expensed over the vesting period of the performance units granted. The liability is recalculated as the relevant financial results and share price of the Company evolve. Any adjustments are reflected in the income statement in the period in which they are determined.

     As part of our formation, we granted 2,040,000 share options to our President and Chief Executive Officer, Anthony Taylor. In September 2002, 510,000 additional options for common shares were granted to other senior executives. From inception, we have adopted FAS 123 "Accounting for Stock-Based Compensation," which recommends the recognition of compensation expense for the fair value of stock compensation awards on the date of grant. The compensation expense is recognized over the vesting period of each grant, with a corresponding recognition of the equity expected to be issued in Additional paid-in capital.

     Our fixed maturity investments are classified as available for sale under U.S. GAAP and are carried at fair value based on quoted market prices. Unrealized gains and losses on these investments are included in accumulated other comprehensive income as a separate component of shareholders' equity. If management has determined that an investment has sustained an impairment in value that is determined to be other than temporary, the unrealized loss will be charged to income in the period it is determined.

     Currently, we have an equity investment in Aspen Insurance Holdings Limited ("Aspen"), the unquoted Bermuda-based holding company of Aspen Insurance UK Limited ("Aspen Re"). Under U.S. GAAP, such unquoted investments are carried at estimated fair value. Unrealized gains and losses on these investments are also included in accumulated other comprehensive income as a separate component of shareholders' equity.

RESULTS OF OPERATIONS

  FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

     As we only commenced operations on December 16, 2001, the quarter ended March 31, 2002 was our first complete quarter of operations. We did not have our full complement of underwriters in place until the end of the second quarter of 2002 and, therefore, we were unable to fully participate in the January 2002 renewal season. As a result, some comparisons between the March 31, 2003 and 2002 quarters may not be meaningful.

     We ended the first quarter of 2003 with a fully converted book value per share (as defined below) of $20.81, an increase of $4.28 from March 31, 2002. This increase of 25.9%, was primarily caused by the following factors:

     - Our participation in the 2003 renewal season as a result of having our full complement of underwriters in place;

     - Continued high premium rate levels across the major classes that we specialize in; and

     - Relatively low levels of catastrophe/large loss frequency during the calendar year 2002, continuing into the first quarter of 2003.

     In addition, investment income was greater in the first quarter of 2003 compared to the first quarter of 2002 due to the positive effect of a larger capital base, which outweighed the reduction in interest rates earned by our fixed maturity portfolio.

     The following table summarizes our book values per common share as at the periods indicated:

                                                               AS AT            AS AT
                                                           MARCH 31, 2003   MARCH 31, 2002
                                                           --------------   --------------
Book value per share(1)..................................      $21.40           $16.53
Fully converted book value per share(2)..................      $20.81           $16.53

---------------

(1) Based on total shareholders' equity divided by basic shares outstanding.

(2) This is a non-GAAP measure, based on total shareholders' equity plus the assumed proceeds from the exercise of dilutive options and warrants in the amount of $168.1 million, divided by fully converted shares outstanding of 73,261,760 shares. The Company believes this to be the best single measure of the return made by our shareholders as it takes into account the effect of all dilutive securities.

     The following table summarizes our financial results for the periods indicated ($ in millions):

                                                            THREE MONTHS     THREE MONTHS
                                                               ENDED            ENDED
                                                           MARCH 31, 2003   MARCH 31, 2002
                                                           --------------   --------------
Net premiums earned......................................      $184.7           $36.6
Investment income and net foreign exchange gains.........        13.0             7.6
Net realized gains on fixed maturity investments.........         4.7             0.5
Loss and loss adjustment expenses........................       (47.7)          (14.4)
Acquisition costs........................................       (41.0)           (6.4)
Interest on long-term debt...............................        (1.0)           (1.0)
General and administrative and tax expenses..............        (8.9)           (4.2)
                                                               ------           -----
Net income...............................................      $103.8           $18.7
                                                               ======           =====
Basic earnings per common share..........................      $ 1.64           $0.36
                                                               ======           =====
Diluted earnings per common share........................      $ 1.56           $0.36
                                                               ======           =====

     Gross Premiums Written

     We focus on writing global specialty property and other specialty classes of insurance and reinsurance business.

     Details of gross premiums written by line of business and by geographic area of risks insured are provided below ($ in millions):

                         GROSS PREMIUMS WRITTEN BY LINE

                                                   THREE MONTHS ENDED   THREE MONTHS ENDED
                                                     MARCH 31, 2003       MARCH 31, 2002
                                                   ------------------   ------------------
Property Specialty...............................  $ 90.6       24.7%   $ 35.6       17.5%
Property Catastrophe.............................   150.8       41.1      79.1       38.8
Qualifying Quota Share...........................    76.4       20.9      73.8       36.2
Other Specialty..................................    48.8       13.3      15.2        7.5
                                                   ------      -----    ------      -----
Total............................................  $366.6      100.0%   $203.7      100.0%
                                                   ======      =====    ======      =====

           GROSS PREMIUMS WRITTEN BY GEOGRAPHIC AREA OF RISKS INSURED

                                                   THREE MONTHS ENDED   THREE MONTHS ENDED
                                                     MARCH 31, 2003       MARCH 31, 2002
                                                   ------------------   ------------------
Worldwide(1).....................................  $174.0       47.5%   $112.0       55.0%
USA and Canada...................................   133.0       36.3      59.0       29.0
United Kingdom and Ireland.......................    21.3        5.8       5.4        2.6
Worldwide, excluding USA and Canada(2)...........    12.2        3.3       9.1        4.5
Western Europe, excluding the United Kingdom and
  Ireland........................................     9.8        2.7       5.1        2.5
Japan............................................     1.6        0.4       3.1        1.5
Others (1.5% or less)............................    14.7        4.0      10.0        4.9
                                                   ------      -----    ------      -----
Total............................................  $366.6      100.0%   $203.7      100.0%
                                                   ======      =====    ======      =====

---------------

(1) "Worldwide" comprises insurance and reinsurance contracts that insure or reinsure risks on a worldwide basis.

(2) "Worldwide, excluding USA and Canada" comprises insurance and reinsurance contracts that insure or reinsure risks on a worldwide basis but specifically exclude the USA and Canada.

     The QQS contracts and substantial amounts of other lines of business are worldwide in nature, with the majority of business related to North America and Europe.

     The volume of gross premiums written has increased during the first quarter of 2003 compared to the first quarter of 2002, with all four categories of premium written increasing in volume for the following reasons:

     - Property catastrophe has increased as a proportion by only a small amount, but the total volume has increased compared to 2002 as we benefited from full participation in the January 1, 2003 renewal season;

     - Property specialty has primarily increased because during the three months ended March 31, 2002 our full complement of direct insurance and facultative reinsurance underwriters were not yet in place;

     - QQS has decreased as a percentage of gross premiums written but the level of premium written has remained consistent with the prior year. We renewed the same syndicates as we participated in during 2002; and

     - Other specialty has increased as we wrote more specialty lines during the first quarter of 2003, such as casualty and terrorism, compared to the comparable period in 2002.

     The proportion of property catastrophe gross premium written as a percentage of total gross premiums written is greater in the three months ended March 31, 2003 than we expect it to be for the remainder of the year because proportionally higher volumes of property catastrophe business are traditionally written in the first quarter, as compared to other quarters in the fiscal year. Other lines of business are written throughout the year, with the least amount of premiums being written during the fourth quarter.

     During the first quarter of 2003, we renewed the three QQS contracts that we participated in during 2002. The premium levels on a dollar basis are expected to be broadly consistent with 2002, but will be a lower percentage of our total premiums written as we focus on our short-tail property specialty lines, although ultimate premiums written will depend on the volume of premium actually written by the syndicates.

     As part of a subscription and shareholders agreement with Aspen, a company in which we have a 7% interest in on an undiluted basis and approximately a 6% interest on a fully diluted basis, Montpelier Re has agreed to provide quota share reinsurance to a subsidiary company, Aspen Re, comprising annual assumed premiums by Montpelier Re of approximately $60.0 million for the underwriting years 2003, 2004 and 2005. For the three months ended March 31, 2003, $19.0 million was recorded in gross premiums written under these arrangements, which cover mainly property and casualty risks.

     We recorded reinstatement premiums of $0.1 million and $nil during the three months ended March 31, 2003 and 2002, respectively. The lack of reinstatement premiums was due to the minimal amount of reported losses during these periods. In the remainder of 2003, we would expect to record greater levels of reinstatement premiums as additional losses are notified, consistent with our loss reserve estimates discussed below.

     Reinsurance Premiums Ceded

     Reinsurance premiums ceded for the three months ended March 31, 2003 and 2002 were $34.3 million and $14.3 million, respectively. Reinsurance purchased by the QQS syndicates with respect to the contracts in which we participate accounted for 79% of the reinsurance premiums ceded during the three months ended March 31, 2003. The remainder relates to the purchase of retrocessional protection on our own account for our direct insurance and facultative reinsurance programs. We did not purchase retrocessional protection on our own account during 2002 and the reinsurance premiums ceded for 2002 were attributable solely to the reinsurance purchased by the QQS syndicates with respect to the contracts in which we participate. We may purchase further retrocessional protection for our own account in 2003.

     Reinsurance premiums ceded represented approximately 35.6% and 19.4% of gross premiums assumed from the QQS syndicates for the three months ended March 31, 2003 and 2002, respectively. The reason for the increase in the ratio of gross premiums written to reinsurance premiums ceded from 2002 to 2003 is due to the timing of the purchase of reinsurance by the QQS syndicates. We expect that this ratio will decrease over 2003 as the majority of reinsurance is purchased by the QQS syndicates in the earlier months of the year.

     Net Premiums Earned

     Net premiums earned for the three months ended March 31, 2003 and 2002 were $184.7 million and $36.6 million, respectively. Approximately two-thirds of earned premium for the three months ended March 31, 2003 relates to the 2002 underwriting year and the remainder to business written in 2003. Net premiums earned will continue to lag net premium written until the level of premium written stabilizes at a constant level year on year. As our gross premiums written continues to increase, our earned premiums are catching up with our gross premiums written, which has resulted in an earned premium to written premium ratio of 50.4% for the three months ended March 31, 2003, compared to 18.0% for the same period in 2002. In addition, we continue to write a minority of our business, principally some underlying business contained in the QQS contracts, on a risks attaching basis, for which premiums are generally earned over a longer period. These factors combined will result in an acceleration of earned premium throughout 2003.

     Loss and Loss Adjustment Expenses

     The underwriting results of an insurance or reinsurance company are often measured by reference to its loss ratio and expense ratio. The loss ratio is calculated by dividing loss and loss adjustment expenses incurred (including estimates for incurred but not reported losses) by net premiums earned. The expense ratio is calculated by dividing acquisition costs combined with general and administrative expenses by net premiums earned. The combined ratio is the sum of the loss ratio and the expense ratio.

     For comparative purposes, our combined ratio and components thereof are set out below for the periods indicated:

                                                            THREE MONTHS     THREE MONTHS
                                                               ENDED            ENDED
                                                           MARCH 31, 2003   MARCH 31, 2002
                                                           --------------   --------------
Loss ratio...............................................       25.8%            39.2%
Expense ratio............................................       27.0%            29.3%
                                                                ----             ----
Combined ratio...........................................       52.8%            68.5%
                                                                ====             ====

     Loss and loss adjustment expenses were $47.7 million and $14.4 million for the three months ended March 31, 2003 and 2002, respectively. Reinsurance recoveries of $(0.3) million and $0.6 million were netted against loss and loss adjustment expenses for the three months ended March 31, 2003 and 2002, respectively.

Reinsurance recoveries for the three months ended March 31, 2003 related to QQS and the direct and facultative business written. Reinsurance recoveries for the three months ended March 31, 2002 related to QQS business written only. We paid losses of $10.1 million for the three months ended March 31, 2003 and did not pay any losses for the three months ended March 31, 2002.

     The following are our gross and net loss and loss adjustment expense reserves and our net loss ratios by line of business for the periods indicated ($ in millions):

                       GROSS LOSS AND LOSS ADJUSTMENT   NET LOSS AND LOSS ADJUSTMENT        NET LOSS RATIOS
                           EXPENSE RESERVES AS AT          EXPENSE RESERVES AS AT      FOR THE THREE MONTHS ENDED
                               MARCH 31, 2003                  MARCH 31, 2003              MARCH 31, 2003(1)
                       ------------------------------   ----------------------------   --------------------------
Property Specialty...              $ 71.6                          $ 70.8                         33.0%
Property
  Catastrophe........                26.6                            26.6                         (4.0)
Qualifying Quota
  Share..............                68.5                            53.0                         60.0
Other Specialty......                16.9                            16.9                         40.0
                                   ------                          ------
Total................              $183.6                          $167.3                         25.8%
                                   ======                          ======

---------------

(1) The gross loss ratio for the three months ended March 31, 2003 was 24.7%.

     At March 31, 2003 net loss and loss adjustment expense reserves included an estimate for losses incurred but not yet reported of $130.1 million and case reserves of $37.2 million.

                           GROSS LOSS AND LOSS
                                ADJUSTMENT            NET LOSS AND LOSS ADJUSTMENT        NET LOSS RATIOS
                          EXPENSE RESERVES AS AT         EXPENSE RESERVES AS AT      FOR THE THREE MONTHS ENDED
                              MARCH 31, 2002                 MARCH 31, 2002              MARCH 31, 2002(1)
                       ----------------------------   ----------------------------   --------------------------
Property Specialty...             $  4.0                         $  4.0                         66.0%
Property
  Catastrophe........                 --                             --                          0.0
Qualifying Quota
  Share..............                9.5                            8.9                         70.0
Other Specialty......                1.5                            1.5                         54.9
                                  ------                         ------
Total................             $ 15.0                         $ 14.4                         39.2%
                                  ======                         ======

---------------

(1) The gross loss ratio for the three months ended March 31, 2002 was 39.2%.

     At March 31, 2002, net loss and loss adjustment expense reserves included an estimate for losses incurred but not yet reported of $13.7 million and case reserves of $0.7 million.

     The variation in loss ratios between the first quarter of 2002 compared to the first quarter of 2003 results from the fact that in 2002 we did not have the benefit of prior years' loss history on which to base our loss reserve analysis and, accordingly, we relied more heavily on industry experience and professional judgement to estimate our loss and loss adjustment expense reserves. The negative loss ratio for the property catastrophe category in the 2003 quarter results from reductions in estimates of losses incurred in 2002, combined with the fact that we were not materially affected by any catastrophes during the quarter. Overall, the reduction in loss ratios has resulted from the receipt of additional information from ceding companies during the first quarter of 2003 which indicates that projected losses are lower than originally expected, combined with the unusually low level of catastrophes incurred. As our business has developed over 2002 and into 2003, we have supplemented industry information with our own specific experience in our actuarial analysis which has led to reduced projections of ultimate losses.

     Minimal losses reported during the first quarter of 2003, combined with reductions in the estimate of losses incurred in 2002, has resulted in a net loss ratio to 25.8% for the three months ended March 31, 2003, compared to the net loss ratio for the three months ended March 31, 2002 of 39.2% and 40.4% for the year ended December 31, 2002.

     The following tables set forth a reconciliation of our gross and net loss and loss adjustment expense reserves by line of business between December 31, 2002 and March 31, 2003 ($ in millions):

GROSS LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

                                                     CHANGE IN
                                                   DECEMBER 2002       GROSS PAID LOSSES
                          GROSS LOSS AND LOSS     GROSS INCURRED       ON DECEMBER 2002                         GROSS LOSS AND LOSS
                          ADJUSTMENT EXPENSE    ESTIMATE DURING THE   RESERVES DURING THE   ADDITION OF GROSS   ADJUSTMENT EXPENSE
                            RESERVES AS AT      THREE MONTHS ENDED    THREE MONTHS ENDED    RESERVES FOR THE      RESERVES AS AT
                           DECEMBER 31, 2002      MARCH 31, 2003        MARCH 31, 2003       CURRENT QUARTER      MARCH 31, 2003
                          -------------------   -------------------   -------------------   -----------------   -------------------
Property Specialty......        $ 54.1                $(13.4)               $ (3.4)               $34.3               $ 71.6
Property Catastrophe....          32.5                  (5.7)                 (3.5)                 3.3                 26.6
Qualifying Quota
  Share.................          50.5                  (1.8)                 (3.2)                23.0                 68.5
Other Specialty.........           9.0                   1.0                    --                  6.9                 16.9
                                ------                ------                ------                -----               ------
Total...................        $146.1                $(19.9)               $(10.1)               $67.5               $183.6
                                ======                ======                ======                =====               ======

NET LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

                                                   CHANGE IN
                                               DECEMBER 2002 NET    NET PAID LOSSES ON
                          NET LOSS AND LOSS    INCURRED ESTIMATE       DECEMBER 2002                           NET LOSS AND LOSS
                          ADJUSTMENT EXPENSE    DURING THE THREE    RESERVES DURING THE    ADDITION OF NET    ADJUSTMENT EXPENSE
                            RESERVES AS AT        MONTHS ENDED      THREE MONTHS ENDED    RESERVES FOR THE      RESERVES AS AT
                          DECEMBER 31, 2002      MARCH 31, 2003       MARCH 31, 2003       CURRENT QUARTER      MARCH 31, 2003
                          ------------------   ------------------   -------------------   -----------------   -------------------
Property Specialty......        $ 54.1               $(13.4)              $ (3.4)               $33.5               $ 70.8
Property Catastrophe....          32.5                 (5.7)                (3.5)                 3.3                 26.6
Qualifying Quota
  Share.................          33.9                 (0.2)                (3.2)                22.5                 53.0
Other Specialty.........           9.0                  1.0                   --                  6.9                 16.9
                                ------               ------               ------                -----               ------
Total...................        $129.5               $(18.3)              $(10.1)               $66.2               $167.3
                                ======               ======               ======                =====               ======

     The first quarter of 2003 includes approximately $18.3 million of positive development of net losses incurred during 2002, $3.7 million relating to case reserves and the remainder relating to a release of IBNR. In total, positive prior period development benefited the loss ratio in the quarter by approximately 10%.

     The positive development during the three months ended March 31, 2003 of losses incurred during 2002 primarily resulted from the following:

     - In the Property Specialty Category, reported losses on 2002 occurrences during the three months ended March 31, 2003 decreased by $1.6 million. Both the frequency and severity of reported losses were significantly less than the assumed reporting pattern of losses established for this line of business at December 31, 2002. The reduction in reported losses during the quarter, combined with the increasing weight placed on our actual experience, has led to the reduction in ultimate losses of $13.4 million or 9% of the total reserve balance at December 31, 2002.

     - Property Catastrophe net loss and loss adjustment expense reserves as at December 31, 2002 included approximately $28 million in respect of the European floods which occurred in August 2002, and Hurricane Lili which occurred in October 2002. The remainder of the Property Catastrophe loss and loss adjustment expense reserve balance at December 31, 2002 related to several smaller identified loss events and several proportional contracts. During the three months ended March 31, 2003, our share of the losses reported by ceding companies as at December 31, 2002 declined by $2.1 million. The remainder of the positive development in the quarter was due to a reduction in anticipated ultimate losses, driven largely by the specific declines in our share of reported losses.

     - Due to the potential variability in ultimate premiums and the limited availability of underlying loss information relating to the QQS business, our actuaries selected an expected loss ratio based on a review of the information supplied by cedents and applied it to projected premiums. During the three months ended March 31, 2003, we reduced our expected gross loss ratio, which resulted in a reduction of $1.8 million in gross loss and loss adjustment expense reserves. After taking into account the effect of reinsurance purchased by the QQS syndicates with respect to the contracts in which we participate, net loss and loss adjustment expense reserves declined by $0.2 million for the three months ended March 31, 2003.

     - Based on the information provided to management by cedents and a review of our attachment point levels, we increased our expected loss ratio during the quarter resulting in an increase of $1.0 million in net loss and loss adjustment expense reserves for our Other Specialty business.

     At March 31, 2003, we estimated our gross and net reserves for loss and loss adjustment expenses using the methodology as outlined in "-- Financial Condition and Liquidity -- Loss and Loss Adjustment Expense Reserves."

     Other than the matters described above, we did not make any significant changes in assumptions used in our reserving process during the three months ended March 31, 2003. Because of our short operating history, our loss experience is limited and reliable evidence of changes in trends of numbers of claims incurred, average settlement amounts, numbers of claims outstanding and average losses per claim will necessarily take years to develop.

     Management has determined that the best estimate for gross loss and loss adjustment expense reserves at March 31, 2003 and 2002 was $183.6 million and $15.0 million, respectively. Management's best estimate of a range of likely outcomes around the estimate at March 31, 2003 is between $166.3 million and $197.9 million.

     Management has determined that the best estimate for net loss and loss adjustment expense reserves at March 31, 2003 and 2002 was $167.3 million and $14.4 million, respectively. Management's best estimate of a range of likely outcomes around this estimate at March 31, 2003 is between $151.5 million and $180.8 million.

     The following are management's best estimate of the range of gross and net loss and loss adjustment expense reserves by line of business ($ in millions):

GROSS LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES AT MARCH 31, 2003

                                                       LOW END OF              HIGH END OF
                                                       THE RANGE    SELECTED    THE RANGE
                                                       ----------   --------   -----------
Property Specialty...................................    $ 65.7      $ 71.6      $ 75.2
Property Catastrophe.................................      24.2        26.6        28.6
Qualifying Quota Share...............................      60.8        68.5        71.7
Other Specialty......................................      15.6        16.9        22.4
                                                         ------      ------      ------
Total................................................    $166.3      $183.6      $197.9
                                                         ======      ======      ======

NET LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES AT MARCH 31, 2003

                                                       LOW END OF              HIGH END OF
                                                       THE RANGE    SELECTED    THE RANGE
                                                       ----------   --------   -----------
Property Specialty...................................    $ 65.0      $ 70.8      $ 74.5
Property Catastrophe.................................      24.2        26.6        28.6
Qualifying Quota Share...............................      46.7        53.0        55.3
Other Specialty......................................      15.6        16.9        22.4
                                                         ------      ------      ------
Total................................................    $151.5      $167.3      $180.8
                                                         ======      ======      ======

     A significant portion of our business is property catastrophe and other classes with high attachment points of coverage. Reserving for losses in such programs is inherently complicated in that losses in excess of the attachment level of the Company's policies are characterized by high severity and low frequency. In addition, as a broker market reinsurer, we must rely on loss information reported to such brokers by primary insurers who must estimate their own losses at the policy level, often based on incomplete and changing information. The ranges above have been actuarially determined based primarily on industry loss experience. It is conceivable that in view of the high attachment points of most of our business that there could be no increase in the reserve for losses already incurred at March 31, 2003, and in addition that there may be no further losses reported. Therefore, the IBNR element of the above reserve ranges could turn out to be minimal. By contrast, a minimal amount of new loss advices could cause our ultimate incurred losses to significantly exceed the high end of the reserve ranges.

     Net Foreign Exchange Gains

     Net foreign exchange gains result from the effect of the fluctuation in foreign exchange rates on the translation of foreign currency assets and liabilities combined with realized gains resulting from the receipt of premium installments in foreign currencies. Net foreign exchange gains were immaterial at March 31, 2002 and were included in investment income.

     Underwriting Expenses

     UNDERWRITING EXPENSES consist of acquisition costs and general and administrative expenses. Acquisition costs and general and administrative expenses were $49.9 million and $10.7 million for the three months ended March 31, 2003 and 2002, respectively, representing expense ratios of 27.0% and 29.3%, respectively. General and administrative expenses are comprised of fixed expenses which include costs for salaries and benefits, stock options and office and risk management expenses. Variable general and administrative expenses include expenses related to our performance unit plan and bonuses. Acquisition costs are generally driven by contract terms and are normally a set percentage of premiums. If our premiums continue to increase in 2003 as anticipated, acquisition costs will also increase as these costs vary directly with the level of premiums written.

     Our premiums earned are increasing at a more rapid pace than general and administrative expenses, which contributed to the lower expense ratio for the three months ended March 31, 2003. Other factors could also affect the expense ratio, including the mix of business written and the amount of acquisition costs incurred. Partially offsetting this reduction is an increase in the accrual for profit commission of $5.0 million for the first quarter of 2003, which is included in acquisition costs. Depending on the development of incurred losses in upcoming quarters, we may be required to record additional profit commission. The expense ratio for the three months ended March 31, 2003 would have been 24% excluding the effect of profit commissions.

     For the three months ended March 31, 2003 and 2002, acquisition costs incurred were $41.0 million and $6.4 million, respectively, which were principally due to brokerage commissions for our insurance and reinsurance contracts of $24.6 million and $3.1 million respectively, commissions paid to ceding insurers and other costs of $16.4 million and $3.5 million, respectively, for the three months ended March 31, 2003 and 2002. An accrual was not required for profit commission for the three months ended March 31, 2002.

     Acquisition costs as a percentage of premiums earned, excluding reinsurance and profit commission, were 18.8% and 17.1% for the three months ended March 31, 2003 and 2002, respectively. The ratios are consistent between quarters, with 2003 being slightly higher as a result of an overall increase in pro-rata business written.

     General and administrative expenses for the periods indicated consisted of the following ($ in millions):

                                           THREE MONTHS ENDED   THREE MONTHS ENDED
                                             MARCH 31, 2003       MARCH 31, 2002
                                           ------------------   ------------------
Fixed expenses, excluding stock
  options................................         $5.9                 $2.4
Bonus accrual............................          0.6                  0.2
Performance Unit Plan accrual............          1.4                  0.4
Fair value of stock options expense......          1.0                  1.2
                                                  ----                 ----
Total general and administrative
  expenses...............................         $8.9                 $4.2
                                                  ====                 ====

     The increase in general and administrative expenses between the first quarter of 2002 and the first quarter of 2003 relates to increased employment costs, premises and office expenses, consistent with the increase in staff numbers. We may be required to employ additional resources and occupy additional office space as our business grows.

     Net Investment Income

     Net investment income for the three months ended March 31, 2003 and 2002 was $11.7 million and $7.6 million, respectively. Net investment income is primarily composed of interest on coupon-paying bonds and bank interest, partially offset by accretion of premium on bonds of $2.7 million and $0.9 million, respectively, and investment management and custodian fees of $0.7 million and $0.5 million, respectively, for the three months ended March 31, 2003 and 2002. Investment management fees are paid to White Mountains Advisors LLC, a wholly owned indirect subsidiary of White Mountains Insurance Group, one of our major shareholders. The fees charged are consistent with those that would be charged by a non-related party.

     Because we provide short-tail insurance and reinsurance coverage for losses resulting mainly from natural and man-made catastrophes, it is possible that we could become liable to pay substantial claims on short notice. Accordingly, we have structured our investment portfolio to preserve capital and provide us with a high level of liquidity, which means that the large majority of our investment portfolio contains shorter term fixed maturity investments, such as U.S. government bonds, corporate bonds and mortgage-backed and asset-backed securities.

     Based on the weighted average monthly investments held, and including net unrealized losses of $0.8 million and $13.6 million for the three months ended March 31, 2003 and 2002, respectively, the total investment return was 1.02% (annualized return of 4%), and (0.5%), respectively. In 2003, as expected, our investment income has increased as a result of our larger capital base, driven by positive cash flow consistent with the low level of paid claims, offset somewhat by lower interest rates.

     We did not experience any other-than-temporary impairment charges relating to our portfolio of investments for the three months ended March 31, 2003 and 2002.

     Interest on Long-Term Debt

     For the three months ended March 31, 2003 and 2002, interest expensed relating to the $150.0 million outstanding balance on our long-term credit facility was $1.0 million for each period, representing an average rate of 2.59% and 2.65%, respectively. The interest rate was fixed at 2.59% for the period from October 21, 2002 until April 21, 2003. From April 21, 2003, the rate is fixed at 2.07% until July 21, 2003. In order to hedge the interest rate risk of the loan, the Company has entered into an interest rate swap contract with Bank of America, which became effective April 22, 2003 and expires on December 11, 2004, the last day of the term loan facility. Under the terms of the interest rate swap contract, the Company pays interest at a fixed rate of 1.88% plus a margin dependent on leverage, and receives interest at a variable rate equal to the offshore LIBOR rate.

     We incurred interest expense for the three months ended March 31, 2003 and 2002 of $965 and $995, respectively, and paid interest of $959 and $1,069, respectively.

     Net Realized Investment Gains

     Net realized investment gains for the three months ended March 31, 2003 and 2002 were $4.7 million and $0.5 million, respectively, which were due to gains realized from the sale of fixed maturity investments.

     Comprehensive Income

     Comprehensive income for the three months ended March 31, 2003 and 2002 were $103.0 million and $5.1 million respectively, which includes the $103.8 million and $18.7 million of net income described above, and $0.8 million and $13.6 million, respectively, of net unrealized losses on fixed maturity investments and changes in currency translation adjustments.

     The cost or amortized cost, gross unrealized gains and losses, and carrying values of our investments as at March 31, 2003 were as follows ($ in thousands):

                                   COST OR       GROSS        GROSS
                                  AMORTIZED    UNREALIZED   UNREALIZED
INVESTMENTS                          COST        GAINS        LOSSES     FAIR VALUE
-----------                       ----------   ----------   ----------   ----------
Fixed maturity investments......  $1,535,755    $32,745       $1,017     $1,567,483
Equity investment (unquoted)....      60,758      2,933           --         63,691

  FOR THE YEAR ENDED DECEMBER 31, 2002

     The Company ended the 2002 year with a fully converted book value per share (as defined below) of $19.39, an increase of $2.98 from December 31, 2001. This increase of 18.2% resulted from premium rate levels being relatively high across the major classes that the Company specializes in, together with a relatively low level of catastrophes during the year. The Company also benefited from a positive total return of approximately 7.0% on its investment portfolio for the year ended December 31, 2002.

     As the Company commenced writing business on December 16, 2001, it is not meaningful to compare 2002 results with 2001 results. We only wrote one reinsurance policy during 2001 and did not incur any related losses. In addition, we incurred significant start-up expenses which included the results of expensing the fair value of warrants issued to the founding shareholders. Therefore, both the loss ratio and the expense ratio for the period ended December 31, 2001 are not useful for comparative purposes and are not indicative of future results.

     Our results for the 2002 year were primarily driven by the following factors:

     - The extensive and diverse experience of our team of underwriters, who have particular expertise in the property and specialty areas;

     - High premium rate levels coupled with the relatively low levels of catastrophe/large loss frequency;

     - Our superior service capabilities driven by our investment in operational and modeling technologies;

     - The existence of a substantial capital base, with approximately $1 billion raised from our initial capitalization in 2001, combined with an additional $201.2 million from the successful completion of our Initial Public Offering in October 2002; and

     - Our A.M. Best financial strength rating.

     The following table summarizes our book values per common share as at December 31, 2002:

Book value per share(1).....................................  $19.76
Fully converted book value per share(2).....................  $19.39

---------------

(1) Based on total shareholders' equity divided by basic shares outstanding.

(2) This is a non-GAAP measure, based on total shareholders' equity plus the assumed proceeds from the exercise of dilutive options and warrants in the amount of $168.1 million, divided by fully converted shares outstanding of 73,261,760 shares. The Company believes this to be the best single measure of the return made by our shareholders as it takes into account the effect of all dilutive securities.

    Gross Premiums Written

     Gross premiums written were $607.7 million for the year ended December 31, 2002. Details of gross premiums written by line of business and by geographic area of risk insured for the year ended December 31, 2002 are provided below ($ in millions):

                         GROSS PREMIUMS WRITTEN BY LINE

                                                                 YEAR ENDED
                                                              DECEMBER 31, 2002
                                                              -----------------
Property Specialty..........................................  $230.3      37.9%
Property Catastrophe........................................   141.4      23.3
Qualifying Quota Share......................................   171.7      28.2
Other Specialty.............................................    64.3      10.6
                                                              ------     -----
Total.......................................................  $607.7     100.0%
                                                              ======     =====

           GROSS PREMIUMS WRITTEN BY GEOGRAPHIC AREA OF RISKS INSURED

                                                                 YEAR ENDED
                                                              DECEMBER 31, 2002
                                                              -----------------
Worldwide(1)................................................  $306.4      50.4%
USA and Canada..............................................   207.4      34.1
Japan.......................................................    23.3       3.8
Western Europe, excluding the United Kingdom and Ireland....    17.8       2.9
United Kingdom and Ireland..................................    11.8       1.9
Worldwide, excluding USA and Canada(2)......................    11.4       1.9
Others (1.5% or less).......................................    29.6       5.0
                                                              ------     -----
Total.......................................................  $607.7     100.0%
                                                              ======     =====

---------------

(1) "Worldwide" comprises insurance and reinsurance contracts that insure or reinsure risks on a worldwide basis.

(2) "Worldwide, excluding USA and Canada" comprises insurance and reinsurance contracts that insure or reinsure risks on a worldwide basis but specifically exclude the USA and Canada.

     The QQS contracts and substantial amounts of other lines of business are worldwide in nature, with the majority of business related to North America and Europe.

     During the year ended December 31, 2002, we recorded reinstatement premiums on outstanding losses of approximately $4.7 million, primarily due to reinstated coverages on assumed contracts impacted by losses arising from the flooding which occurred in central Europe in August 2002 ("European floods"). The reinstatement premiums are principally included in the property catastrophe category, with the remainder in the property specialty and other specialty categories. Additional reinstatement premiums may be recorded in future periods as additional losses are notified, consistent with our loss reserve estimates discussed below.

     The QQS business incepting in the year ended December 31, 2002 is estimated on the basis of projections for the twelve months of 2002 supplied by the underlying syndicates, adjusted for actual reported results from the underlying syndicates for the nine months ended September 30, 2002. Estimated annual premiums can change based on revised projections supplied by the underlying syndicates. The resulting changes in accrued premium are recorded in the period in which they are determined.

     Reinsurance Premiums Ceded

     Reinsurance premiums ceded were $41.8 million for the year ended December 31, 2002. Reinsurance premiums ceded are attributable to the reinsurance purchased by the QQS syndicates with respect to the contracts in which we participate. Reinsurance premiums ceded represented approximately 24% of gross premiums written from the syndicates for the year ended December 31, 2002. This reinsurance inures to the benefit of the Company and will potentially result in lower loss ratio volatility in the QQS book of business than in the remainder of the book of business over which reinsurance protection was not purchased in 2002. We remain liable to the extent that any of the underlying reinsurers fails to pay our claims; however, we have reviewed the financial condition of the reinsurers on the QQS syndicates and do not consider it necessary to write off any reinsurance recoverables.

     Net Premiums Earned

     Net premiums earned for the year ended December 31, 2002 were $329.9 million. In the fourth quarter we experienced an acceleration of premiums earned as the majority of our business is written during the January 1, April 1 and July 1 renewal periods and, therefore, it is reasonable to anticipate that the net premiums earned would generally increase over the course of our first full fiscal year as premiums written in earlier months are increasingly earned. We also did not have our full complement of underwriters until the end of the second quarter of 2002 and, therefore, we were not able to fully participate in the 2002 renewal season, resulting in a higher level of unearned premium at December 31, 2002.

     In addition, modest variances exist between the ratio of gross premiums written to net premiums earned between prior quarters and the fourth quarter of 2002. These variances arose from the clarification over the year of the earnings patterns on certain customers' proportional reinsurance contracts. The overall effect is to defer some earned premium from 2002 into 2003. We would not expect this to recur in 2003.

     Loss and Loss Adjustment Expenses

     Our combined ratio and components thereof are set out below for the year ended December 31, 2002.

Loss ratio..................................................  40.4%
Expense ratio...............................................  27.0%
                                                              ----
Combined ratio..............................................  67.4%
                                                              ====

     Loss and loss adjustment expenses were $133.3 million for the year ended December 31, 2002, representing a net loss ratio of 40.4%. At December 31, 2002, net loss reserves were $129.5 million of which $91.7 million related to an estimate of losses incurred but not yet reported. Reinsurance recoverables of $16.7 million related to the QQS business written were netted against loss and loss adjustment expenses for the year ended December 31, 2002. We paid losses of $4.2 million for the year ended December 31, 2002. Overall for the year ended December 31, 2002, we have benefited from the relatively low level of catastrophes.

     Pro-rata contracts, including QQS business incepting in the year ended December 31, 2002 are estimated on the basis of projections supplied by the underlying cedents, together with actual reported results for portions of 2002. Estimated losses can change, based on revised projections supplied by the underlying cedents. The resulting changes in incurred losses are recorded in the period in which they are determined. Reported loss ratios for the 2002 underwriting year were generally lower than anticipated and our subsequent loss ratio selections reflect this improvement. We have estimated the QQS loss ratios based on figures provided by the syndicates. We will monitor changes in these estimates closely to determine any deviation from previously published forecasts and any required adjustments will be recorded in income in the period in which they are determined. In 2002 we experienced a year with a relatively low level of claims activity. This may not be indicative of future results.

     Our net loss and loss adjustment expense reserves at December 31, 2002 and our net loss ratios by line of business for the year ended December 31, 2002 are set out below ($ in millions):

                                                  NET LOSS AND LOSS          NET LOSS RATIOS
                                             ADJUSTMENT EXPENSE RESERVES    FOR THE YEAR ENDED
                                               AT DECEMBER 31, 2002(1)     DECEMBER 31, 2002(2)
                                             ---------------------------   --------------------
Property Specialty.........................            $ 54.1                      55.7%
Property Catastrophe.......................              32.5                      25.7
Qualifying Quota Share.....................              33.9                      60.2
Other Specialty............................               9.0                      24.9
                                                       ------
Total......................................            $129.5                      40.4%
                                                       ======

---------------

(1) Gross loss and loss adjustment expense reserves per the balance sheet were $146.1 million which was reduced by $16.6 million in reinsurance recoverable related to the Qualifying Quota Share programs to derive the net loss and loss adjustment expense reserves of $129.5 million noted above.

(2) The gross loss ratio for the year ended December 31, 2002 was 41.0%.

     Underwriting Expenses

     Acquisition costs and general and administrative expenses were $89.2 million for the year ended December 31, 2002, representing an expense ratio of 27%. The expense ratio increased during the fourth quarter as a result of the accrual of approximately $1.5 million in profit commission and the accrual of additional variable compensation expense, driven by the lower combined ratio than in prior quarters.

     General and administrative expenses for the year ended December 31, 2002 consisted of the following ($ in millions):

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   2002
                                                              ---------------
Fixed expenses, excluding stock options.....................       $15.7
Bonus accrual...............................................         2.7
Performance Unit Plan accrual...............................         2.5
Fair value of stock options expense.........................         5.4
                                                                   -----
Total general and administrative expenses...................       $26.3
                                                                   =====

     For the year ended December 31, 2002, acquisition costs incurred were $62.9 million, which were principally due to brokerage commissions for our insurance and reinsurance contracts of $29.6 million, commissions paid to ceding insurers and other costs of $31.8 million and an accrual for profit commission of $1.5 million.

     Net Investment Income

     Net investment income for the year ended December 31, 2002 was $39.7 million. Net investment income for the period ended December 31, 2001 was $1.1 million which reflects the receipt of the private placement proceeds in mid-December 2001. Net investment income is primarily composed of interest on coupon-paying bonds and bank interest, partially offset by accretion of premium on bonds of $3.8 million and $1.7 million, respectively, and investment management and custodian fees of $2.3 million and $0.7 million, respectively, for the periods ended December 31, 2002 and 2001. The investment management fees were paid to White Mountains Advisors LLC, a wholly owned indirect subsidiary of White Mountains Insurance Group, one of our major shareholders. The fees charged are consistent with those that would be charged by a non-related party.

     Based on the weighted average monthly investments held, and including net unrealized gains of $33.6 million for the year ended December 31, 2002, the total investment return was 7.0%. Interest rates declined in 2002, which resulted in decreasing reinvestment yields on our portfolio.

     The performance results of our fixed maturity portfolio, with a comparison to the Lehman Brothers Government/Corporate 1-3 Year Index, for the year ended December 31, 2002 was as follows:

                                                                 LEHMAN BROTHERS
                                               MONTPELIER RE       GOV'T/CORP.
PERFORMANCE                                   HOLDINGS LTD.(1)   1-3 YEAR INDEX
-----------                                   ----------------   ---------------
Total return................................        7.1%               6.3%

---------------

(1) Total return is calculated by dividing total net investment income on fixed maturity investments by the average of the sum of such investments at amortized cost at the end of each month in 2002.

     The Lehman Brothers Government/Corporate 1-3 Year Index is used for comparative purposes as it lines up with our assets and the nature of our business.

     We did not experience any other-than-temporary impairment charges relating to our portfolio of investments for the year ended December 31, 2002.

     Interest on Long-Term Debt

     Interest expensed relating to the $150.0 million outstanding balance on our long-term credit facility for the year ended December 31, 2002 and the period ended December 31, 2001 was $4.5 million and $0.2 million, which represents an average rate of 2.80% and 2.99%, respectively. The interest rate on the loan was variable from the inception of the loan on December 12, 2001 until April 20, 2002. Thereafter, the interest rate was fixed at 2.96% from April 21, 2002 until October 21, 2002 and was fixed at 2.59% for the period from October 21, 2002 until April 21, 2003. At December 31, 2002 and 2001, the Company accrued interest expense of $800,000 and $236,000 and paid interest of $3.5 million and $nil, respectively.

     Net Realized Investment Gains

     Net realized investment gains for the year ended December 31, 2002 were $7.7 million, which were due to gains realized from the sale of fixed maturity investments.

     Comprehensive Income

     Comprehensive income for the year ended December 31, 2002 was $185.7 million, which includes net income of $152.0 million and $33.7 million of net unrealized gains on investments and changes in currency translation adjustments.

     The cost or amortized cost, gross unrealized gains and losses, and carrying values of our investments as of December 31, 2002 were as follows ($ in thousands):

                                COST OR       GROSS        GROSS
                               AMORTIZED    UNREALIZED   UNREALIZED
INVESTMENTS                       COST        GAINS        LOSSES     FAIR VALUE
-----------                    ----------   ----------   ----------   ----------
Fixed maturity investments...  $1,322,256    $32,714        $125      $1,354,845
Equity investment
  (unquoted).................      60,758      2,933          --          63,691

FINANCIAL CONDITION AND LIQUIDITY

     We are a holding company that conducts no operations of its own. We rely primarily on cash dividends and management fees from Montpelier Re to pay our operating expenses, interest on debt facilities and dividends, if any. There are restrictions on the payment of dividends from Montpelier Re to the Company, which are described in more detail below. It is our continuing policy to retain earnings to support the growth of our business. We do not currently intend to pay dividends.

CAPITAL RESOURCES

     The Company's shareholders' equity at March 31, 2003 was $1,356.6 million, of which $194.3 million was retained earnings. The Company's capital base has grown since December 31, 2002 as a result of an increase in net premiums earned and the low level of losses incurred.

     Our capital resources also include two senior credit facilities with Bank of America, N.A. and a syndicate of commercial banks, consisting of the Bank of N.T. Butterfield & Son Limited, Credit Suisse First Boston, The Bank of Bermuda Ltd., Fleet National Bank, The Bank of New York, Barclays Bank PLC and Comerica Bank. The credit facilities consist of a 364-day revolving credit facility with a $50.0 million borrowing limit and a three-year term loan facility with a $150.0 million aggregate borrowing limit. The $50.0 million revolving credit facility renews in December, 2003. As of March 31, 2003, we had borrowed $150.0 million under the term loan facility and had not accessed the revolving credit facility. These credit facilities contain various restrictions and covenants which include maintaining: (i) a ratio of debt to total capital no greater than 30%; (ii) a tangible net worth equal to at least the sum of: (x) $525.0 million;
(y) 50% of positive quarterly net income (with no deduction for net losses); and
(z) 50% of any net equity proceeds, minus certain dividends; and (iii) the ratio of the aggregate statutory net written premiums to the net worth of all our insurance subsidiaries at a level no greater than 1.5 to 1 at the end of any fiscal quarter. Also, these covenants restrict our other borrowings, the ability of our subsidiaries to merge, consolidate, make acquisitions, sell any assets or assign any receivables, and our ability to create liens on any assets, make certain capital expenditures and to hold margin stock. In addition, a change in control of our Company or unpaid final judgments against us which exceed an aggregate of $5.0 million (excluding any portion thereof which will likely be recovered through insurance) each constitute an event of default under our credit facilities. These restrictions and covenants have all been met during the three months ended and as at March 31, 2003 and 2002.

     Furthermore, our ability to pay dividends has been limited under these credit facilities. Currently, we can only pay dividends in an amount equal to 50% of our net income at the end of any quarter, excluding all extraordinary gains and losses. If we pay dividends in excess of this amount, we are required to simultaneously refund our debt in an amount equal to at least 43% of the excess dividend payment. This debt repayment would be used to pay any amounts owing under our term loan facility and then amounts outstanding under the revolving loan facility. We do not intend to pay dividends in the foreseeable future.

     Montpelier Re is registered under the Insurance Act. Under the Insurance Act, Montpelier Re is required annually to prepare and file Statutory Financial Statements and a Statutory Financial Return. The Insurance Act also requires Montpelier Re to meet a minimum solvency margin equal to the greatest of (i) $100.0 million, (ii) 50% of net premiums written or (iii) 15% of the reserve for loss and loss adjustment expenses. For the three months ended March 31, 2003 and 2002, Montpelier Re satisfied these requirements.

     Bermuda law limits the maximum amount of annual dividends or distributions payable by Montpelier Re to us and in certain cases requires the prior notification to, or the approval of, the Bermuda Monetary Authority. Subject to such laws, the directors of Montpelier Re have the unilateral authority to declare or not to declare dividends to us. The maximum amount of dividends that could have been paid by Montpelier Re to us at March 31, 2003, without such notification, was $255.7 million. There is no assurance that dividends will be declared or paid in the future.

     Montpelier Re is not licensed or admitted as an insurer or reinsurer in any jurisdiction other than Bermuda. Because many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless appropriate security mechanisms are in place, we anticipate that our reinsurance clients will typically require Montpelier Re to post a letter of credit or other collateral. In order for Montpelier Re to write Lloyd's QQS business, it must provide a letter of credit in favor of Lloyd's in accordance with Lloyd's rules. We have made arrangements with Fleet National Bank for the provision of a standby letter of credit in a form acceptable to Lloyd's in an amount of up to $250.0 million. Letters of credit outstanding at March 31, 2003 under the Fleet facility were approximately $125.8 million, which were secured by investments of approximately $138.3 million. Montpelier Re has the ability to provide sufficient unencumbered assets to support the standby letter of credit.

     Effective June 20, 2003, Montpelier Re entered into a new Letter of Credit Reimbursement and Pledge Agreement with Fleet National Bank and a syndicate of lending institutions for the provision of a letter of credit facility in favor of Lloyd's in an amount of up to $250.0 million, and in favor of certain U.S. ceding companies in an amount of up to $200.0 million. Simultaneously, the previously existing Pledge Agreement with Fleet National Bank in favor of Lloyd's QQS business was superceded by the Letter of Credit Reimbursement and Pledge Agreement, and the letters of credit issued under the previous facility are now effectively issued under the new facility agreement. There have not yet been any letters of credit issued under the new facility agreement in relation to U.S. ceding companies. We consider this letter of credit facility sufficient to support Montpelier Re's estimated obligations for the next 12 months.

     The Company has made arrangements with Barclay's Bank PLC for the provision of an additional letter of credit facility in favor of certain U.S. ceding companies in an amount of up to $100.0 million. Letters of credit outstanding at March 31, 2003 under the Barclay's facility were approximately $20.8 million and were secured by investments of approximately $22.9 million. Montpelier Re has the ability to provide sufficient unencumbered assets to support the standby letter of credit.

INVESTMENTS

     The following table shows the aggregate amount of investments available for sale, equity investment and cash and cash equivalents comprising our portfolio of invested assets ($ in thousands):

                                                  AS AT              AS AT
                                              MARCH 31, 2003   DECEMBER 31, 2002
                                              --------------   -----------------
Fixed maturities, available for sale, at
  fair value................................    $1,567,483        $1,354,845
Equity investment, unquoted, at estimated
  fair value................................        63,691            63,691
Cash and cash equivalents, at fair value....       106,982           162,925
                                                ----------        ----------
Total Invested Assets.......................    $1,738,156        $1,581,461
                                                ==========        ==========

     Because a significant portion of our contracts provide short-tail reinsurance coverage for damages resulting mainly from natural and man-made catastrophes, it is possible that we could become liable for a significant amount of losses on short-term notice. Accordingly, we have structured our investment portfolio to preserve capital and provide us with a high level of liquidity, which means that the large majority of our investment portfolio contains shorter term fixed maturity investments, such as U.S. government bonds, corporate bonds and mortgage-backed and asset-backed securities.

     The market value of our portfolio of fixed maturity investments comprises investment grade corporate debt securities (26%), U.S. government and agency bonds (62%) and mortgage-backed and asset-backed securities (12%). All of the fixed maturity investments currently held by us were publicly traded at March 31, 2003. Based on the weighted average monthly investments held, and including unrealized gains, our total return for the three months ended March 31, 2003 was 1.02%. The average duration of the portfolio was 1.9 years and the average rating of the portfolio was AA+ at March 31, 2003.

     The Company has invested a total of L40.0 million (or $60.8 million) in the common shares of Aspen. At March 31, 2003, Montpelier Re held approximately 7% of Aspen on an undiluted basis and approximately 6% on a fully diluted basis.

LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

     For most insurance and reinsurance companies, the most significant judgment made by management is the estimation of the loss and loss adjustment expense reserves. Due to the short-tail nature of our business, generally we expect that the majority of our losses will be paid relatively quickly. However, this can be affected by such factors as the event causing the loss, the location of the loss, and whether our losses are from policies with insurers or reinsurers. Accordingly, it is necessary to estimate, as part of the loss and loss adjustment expense reserve, an amount for IBNR.

     A significant portion of our business is property catastrophe and other classes with high attachment points of coverage. Reserving for losses in such programs is inherently complicated in that losses in excess of the attachment level of the Company's policies are characterized by high severity and low frequency. This limits the volume of industry claims experience available from which to reliably predict ultimate loss levels following a loss event. In addition, there always exists a reporting lag between a loss event taking place and the reporting of the loss to the Company, which can sometimes be several years, particularly on longer-tail classes of business such as casualty. During this period, additional facts and trends will be revealed and as these factors become apparent, reserves will be adjusted. These IBNRs are inherently difficult to predict. Changes to our prior year loss reserves can impact our current underwriting results by improving our results if the prior year reserves prove to be redundant or reducing our results if the prior year reserves prove to be insufficient. Because of the variability and uncertainty associated with loss estimation, it is possible that our individual case reserves for each catastrophic event and other case reserves are incorrect, possibly materially. This volatility will affect our results in the period that the loss occurs because U.S. GAAP does not permit reinsurers to reserve for such catastrophic events until they occur which may give rise to a claim. As a result, no allowance for the provision of a contingency reserve to account for expected future losses can be recorded. Claims arising from future catastrophic events can be expected to require the establishment of substantial reserves from time to time.

     These factors require us to make significant assumptions when establishing loss reserves. For losses which have been reported to the Company, we estimate our ultimate loss using the following: (1) claims reports from insureds; (2) our underwriters and management experience in setting claims reserves; and (3) the use of computer models, where applicable. Since the Company has insufficient past loss experience, management supplements this information with industry data. This industry data may not match the risk profile of the Company, which introduces a further degree of uncertainty into the process. For losses which have been incurred but not reported, the reserving process is further complicated.

     Our actuaries use a combination of the following methods in determining our loss and loss adjustment expense reserves:

     The Reported Loss Development Method is a widely used actuarial technique for estimating ultimate losses. This method analyzes the reporting pattern for a body of losses over time and uses that pattern to predict future reported incurred losses. The selected reporting pattern is used to create loss development factors which are multiplied by reported losses to date to produce ultimate loss estimates. Due to our limited operating history, we do not have our own historical reporting patterns. Therefore, we have relied on selected industry reporting patterns for similar classes of business.

     The Expected Loss Ratio Method assumes that ultimate losses vary proportionately with premiums. Ultimate losses are calculated by multiplying the selected expected loss ratio by the total amount of premium. The method is independent of actual loss experience. This method is particularly useful in the early stages of development for an underwriting year or when limited historical or current loss information is available.

     The Bornheutter-Ferguson Reported Method is a combination of the Reported Loss Development Method and the Expected Loss Ratio Method. Estimates of losses incurred but not yet reported are based on an expected loss ratio assumption. The expected loss ratio is modified to the extent that reported losses to date differ from what would be expected based on the selected loss reporting pattern. This method gives more weight to the actual reported loss experience as the underwriting period matures.

     Based on the characteristics of each line of business and the amount of loss information available, our actuaries weight the reliance on each reserving methodology. The methods and assumptions used by our actuaries to estimate loss reserves produce a point estimate by class, and we consider these point estimates to be management's best estimate of reserves. The Company considers these point estimates as its best estimates because the selections of expected loss ratios and expected reporting patterns which underlie the estimates are based on the most current information available to management. We have used these point estimates in establishing our reserve for loss and loss adjustment expenses. For each line of business, we have produced a range around management's best point estimate by selecting upward and downward percentage variation bounds around the ultimate loss ratio.

     Having regard to the limited amount of loss information available due to our short operating history and the low frequency and high severity nature of many of our contracts, management uses the following methodology in determining a range: (1) selection of downward and upward percentage variation bounds around the ultimate loss selection for each class; and (2) establishment of the width of the range around our best point estimate based on management's estimate of the potential variability for each class and the reporting pattern assumptions.

     On pro-rata contracts, including QQS arrangements, we estimate ultimate losses based on loss ratio forecasts as reported quarterly by cedents, which is normally on a quarterly lag. We also review historical loss ratios from prior years as provided by each cedent, as well as public reports. We base our estimate of the ultimate losses on both of these factors. Estimated losses can change, based on revised projections supplied by the underlying cedents and actuarial support of the underwriting year forecasts. The resulting changes in incurred losses are recorded in the period in which they are determined.

     These complications, together with the potential for unforeseen adverse developments, may result in loss and loss adjustment expenses significantly greater or less than the reserve provided. Reserving can prove especially difficult should a significant loss event take place near the end of an accounting period, particularly if it involves a catastrophic event.

     Loss and loss adjustment reserve estimates are regularly reviewed and updated, as new information becomes known to us. Any resulting adjustments are included in income in the period in which they become known.

CASH FLOWS

     Cash flows for three months ended March 31, 2003 and 2002. Cash flows from operations for the three months ended March 31, 2003 were $160.0 million compared to $35.6 million for the first quarter of 2002. This increase principally relates to a substantial increase in operating income in the 2003 period. Offsetting this increase is an increase in loss and loss adjustment expense reserves in excess of paid losses of $10.1 million. We invested a net amount of $215.8 million during the three months ended March 31, 2003, compared to $282.8 million during the same period in 2002. At March 31, 2003, we had a cash balance of $107.0 million.

     Cash flows for the year ended December 31, 2002. In the year ended December 31, 2002, we generated net cash flow from operations of $295.2 million, primarily relating to premiums received by Montpelier Re. We paid losses of $4.2 million during the year ended December 31, 2002. We invested a net amount of $706.3 million during the year ended December 31, 2002, and had a cash balance of $162.9 million at December 31, 2002. The increase in liquidity has resulted from premiums received and the addition of approximately $201.2 million in net proceeds as a result of the successful completion of our initial public offering of 10,952,600 common shares (including the exercise of the over-allotment provision of 1,428,600 common shares) in October, 2002, which was offset by equity raising costs of $18.3 million. We also received approximately $26.0 million in cash from the completion of our private placement of our common shares which occurred in December, 2001. The Company's common shares began trading on the New York Stock Exchange on October 10, 2002. The net proceeds of the offering were contributed to our principal operating subsidiary, Montpelier Re to provide additional capital for use in its underwriting operations. In addition, the year ended December 31, 2002 was a year with a relatively low level of catastrophes, resulting in a low level of claims payments.

     Our liquidity depends on operating, investing and financing cash flows as described below.

     Our sources of funds primarily consist of the receipt of premiums written, investment income and proceeds from sales and redemptions of investments. Our operating subsidiary since inception has produced sufficient cash flows to meet expected claim payments, pay operational expenses and purchase retrocessional protection.

     Cash is used primarily to pay loss and loss adjustment expenses, brokerage commissions, excise taxes, general and administrative expenses, to purchase new investments and to pay interest on our long-term debt facility. We will also use cash to pay for any premiums retroceded and any authorized share repurchases. In 2003 we have purchased specific retrocessional protection for our direct insurance and facultative reinsurance programs on an "any one risk" basis to limit our exposure from losses at one location. We may purchase additional retrocessional protection for our own account in 2003.

     Our cash flows from operations represent the difference between premiums collected and investment earnings realized, and the loss and loss adjustment expenses paid, underwriting and other expenses paid and investment losses realized. Cash flows from operations may differ substantially, however, from net income. To date, we have invested substantially all cash flows not required for operating purposes.

     Certain business we write has loss experience generally characterized as having low frequency and high severity. This may result in volatility in both our results and our operational cash flows. The potential for a large claim under one of our insurance or reinsurance contracts means that substantial and unpredictable payments may need to be made within relatively short periods of time.

     We intend to manage these risks by structuring our investments in an effort to anticipate the payout patterns of our liabilities under insurance or reinsurance policies. No assurance can be given, however, that we will successfully match the structure of Montpelier Re's investments with its liabilities under insurance or reinsurance contracts. If our calculations with respect to these reinsurance liabilities are incorrect, or if we improperly structure our investments to match such liabilities, we could be forced to liquidate investments prior to maturity, potentially at a significant loss.

     The market value of fixed maturity investments, our unquoted equity investment and our cash and cash equivalents balance was $1,738.2 million as at March 31, 2003, compared to $1,581.5 million at December 31, 2002. The primary cause of this increase was the receipt of $161.5 million in premiums net of acquisition costs, net investment income of $11.6 million, the change in net unrealized losses on investments of $0.8 million offset by paid claims of $10.1 million.

     We anticipate leasing additional office space in Bermuda later in 2003, and may incur related costs which we would expect to be less than those incurred in 2002.

     For the period from inception until March 31, 2003, we have had sufficient cash flow from operations to meet our liquidity requirements. The cash generated from our private placement in 2001 and the successful completion of our initial public offering in October 2002, together with our credit facilities, and our positive operating results for 2002 and for the first quarter of 2003 have provided us with sufficient liquidity to enable Montpelier Re to meet its Bermuda statutory requirements under the Insurance Act.

OUTLOOK

     In general, in 2003 we have experienced premium rate levels that are more stable than in 2002 for the "short-tail" insurance and reinsurance products that we write. In addition, premium rate levels are comparable to those of 2002 levels and we expect both of these trends to continue for the remainder of 2003. Prices for the specific reinsurance contracts we write continue to be affected primarily by the supply of, and demand for, capacity in the global reinsurance market which is driven by: (1) the decline in recent years in the U.S. and global equity markets; (2) significant reserve strengthening in insurance and reinsurance companies; (3) poor investment performance; and (4) rating agency downgrades of competitors. While we believe that overall price levels are currently favorable for reinsurers and better than they have been in many years, capital provided by newly-formed reinsurers or additional capital raised by existing reinsurers may increase the supply of reinsurance capacity which could impact negatively the prices that we receive for the products we write.

     Our financial results in 2003 continue to be affected positively by the unusually low frequency of large natural catastrophic events impacting our business. We would anticipate that we may be impacted in future periods on average by a higher frequency of large natural catastrophic events than those experienced in 2002 and into 2003. Such events could have a material adverse impact on our financial position and results of operations. The worldwide property and casualty insurance and reinsurance industry continues to be highly competitive and some of our competitors possess significantly greater financial and other resources than we do. This competition could also affect our financial condition and results of operations.

QUANTITATIVE AND QUALITATIVE INFORMATION ABOUT MARKET RISK

     We believe that we are principally exposed to three types of market risk: interest rate risk, foreign currency risk and credit risk.

     The use of derivative instruments is expressly prohibited by our investment guidelines, other than the use of forward currency exchange contracts to minimize the impact of exchange rate fluctuations.

     Interest Rate Risk. Our primary market risk exposure is to changes in interest rates. Our fixed maturity portfolio is exposed to interest rate risk. Fluctuations in interest rates have a direct impact on the market valuation of these investments. As interest rates rise, the market value of our fixed maturity portfolio falls, and the converse is also true. We manage interest rate risk by selecting investments with characteristics such as duration, yield, currency and liquidity tailored to the anticipated cash outflow characteristics of Montpelier Re's reinsurance liabilities.

     As of March 31, 2003, the impact on our portfolio from an immediate 100 basis point increase in market interest rates would have resulted in an estimated decrease in market value of 1.9% or approximately $31.9 million and the impact on our portfolio from an immediate 100 basis point decrease in market interest rates would have resulted in an estimated increase in market value of 1.9% or approximately $31.9 million.

     As of March 31, 2003, we held $189.0 million, or 12.1% of our total invested assets in mortgage-backed and asset-backed securities. These assets are exposed to prepayment risk, which occurs when holders of individual mortgages increase the frequency with which they prepay the outstanding principal before the maturity date and refinance at a lower interest rate cost. Given the proportion that these securities comprise of the overall portfolio, and the current low interest rate environment, prepayment risk is not considered significant at this time.

     Interest rate movements also affect the economic value of our long-term debt obligation. The interest rate was fixed at 2.59% for the period from October 21, 2002 until April 21, 2003. From April 21, 2003, the rate is fixed at 2.07% until July 21, 2003. The average interest rate for the three months ended March 31, 2003 was 2.59%. In order to hedge the interest rate risk of the loan, the Company has entered into an interest rate swap contract with Bank of America, which became effective April 22, 2003 and expires on December 11, 2004, the last day of the term loan facility. Under the terms of the interest rate swap contract, the Company pays interest at a fixed rate of 1.88% plus a margin dependent on leverage, and receives interest at a variable rate equal to the offshore LIBOR rate.

     Foreign Currency Risk. In the event of a significant loss event which requires settlement in a currency other than the United States dollar, we may use forward foreign currency exchange contracts in an effort to hedge against movements in the value of foreign currencies relative to the United States dollar. A forward foreign currency exchange contract involves an obligation to purchase or sell a specified currency at a future date at a price set at the time of the contract. Foreign currency exchange contracts will not eliminate fluctuations in the value of our assets and liabilities denominated in foreign currencies but rather allow us to establish a rate of exchange for a future point in time. We do not expect to enter into such contracts with respect to a material amount of our assets. At March 31, 2003 we did not have any outstanding forward foreign currency exchange contracts.

     Our functional currency is the United States dollar. The British pound is the functional currency of our wholly owned subsidiary, Montpelier Marketing Services (UK) Limited ("MMSL"). Accordingly, MMSL's assets and liabilities are translated at exchange rates in effect at the balance sheet date. Revenue and expenses of MMSL are translated at average exchange rates during the period. The effect of translation adjustments is not included in our consolidated results of operations but is included in accumulated other comprehensive income, a separate component of shareholders' equity. On a consolidated basis, MMSL does not generate material revenue and expenses and, therefore, the effects of changes in exchange rates during the period are not material.

     Credit Risk. We have exposure to credit risk primarily as a holder of fixed maturity investments. In accordance with our investment guidelines as approved by our Board of Directors, our risk management strategy and investment policy is to invest in debt instruments of high credit quality issuers and to limit the amount of credit exposure with respect to particular ratings categories and any one issuer. At March 31, 2003, all fixed maturity investments that we held were investment grade.

CURRENCY

     We write a portion of our business and receive premiums in currencies other than United States dollars and may maintain a small portion of our investment portfolio in investments denominated in currencies other than United States dollars. We may experience exchange losses to the extent our foreign currency exposure is not properly managed or otherwise hedged, which in turn would adversely affect our statement of operations and financial condition.

EFFECTS OF INFLATION

     The potential exists, after a catastrophe loss, for the development of inflationary pressures in a local economy. The anticipated effects on us are considered in our catastrophe loss models. The effects of inflation are also considered in pricing and in estimating reserves for loss and loss adjustment expenses. The actual effects of inflation on our results cannot be accurately known until claims are ultimately settled.

SUMMARY OF CRITICAL ACCOUNTING POLICIES

     The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect reported and disclosed amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities as at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. We believe the following accounting policies are critical to our operations as their application requires management to make the most significant judgments.

     Other significant accounting policies that we use to prepare our consolidated financial statements are included in Note 2 to the December 31, 2002 Combined Financial Statements and in the notes to the March 31, 2003 Consolidated Financial Statements, both of which are included in this filing.

     Premiums. Premium income is primarily earned ratably over the term of the insurance policy. We also write certain pro-rata reinsurance policies on a risks attaching basis which are generally earned over a 24-month period, consistent with industry practice. The portion of the premium related to the unexpired portion of the policy at the end of any reporting period is reflected in unearned premium.

     We write both excess of loss and pro-rata contracts. On excess of loss contracts, the minimum and deposit premium is defined in the contract wording and this is the amount we record as written premium in the period the underlying risks incept, therefore no management judgment is necessary. Subsequent adjustments to the minimum and deposit premium are recorded in the period in which they are determined.

     On pro-rata contracts, including QQS arrangements, premiums assumed are estimated to ultimate levels based on information provided by the ceding companies. An estimate of premium is recorded in the period in which the underlying risks incept. When the actual premium is reported by the ceding company, which may be reported on a quarterly or six month lag, it may be significantly higher or lower than the estimate. Adjustments arising from the reporting of actual premium by the ceding companies are recorded in the period in which they are determined. Estimates of premium are based on information available, including previously reported premium and underlying economic conditions. Premiums on pro-rata contracts are earned over the risk periods of the related reinsurance contracts.

     Where contract terms require the reinstatement of coverage after a ceding company's loss, the mandatory reinstatement premiums are recorded as written premiums when the loss event occurs, and are recognized as earned premium ratably over the remaining contract period. Accrual of reinstatement premiums is based on our estimate of loss and loss adjustment expense reserves, which involves management judgment as described below. Reinstatement premiums are not accrued on reserves for losses incurred but not reported.

     Loss and Loss Adjustment Expense Reserves. See "-- Financial Condition and Liquidity -- Loss and Loss Adjustment Expense Reserves."

     Other Than Temporary Impairments in Investments. In accordance with our investment guidelines, our investments consist of high-grade marketable fixed maturity investments and equity securities. Fixed maturity investments are classified as available for sale and accordingly are carried at market value as determined by the most recently traded price of each security at the balance sheet date. For unquoted investments, estimated fair value is determined using the financial information received, which includes reported net asset values, other information available to management, and other economic and market knowledge as appropriate. Investments are reviewed periodically to determine if they have sustained an impairment in value that is considered to be other than temporary. The identification of potentially impaired investments involves significant management judgment. In our determination of other-than-temporary impairment, we consider several factors and circumstances including the issuer's overall financial condition, the issuer's credit and financial strength ratings, a weakening of the general market conditions in the industry or geographic region in which the issuer operates, a prolonged period (typically six months or longer) in which the fair value of an issuer's securities remains below our cost and any other factors that may raise doubt about the issuer's ability to continue as a going concern. The current economic environment and recent volatility of securities markets increases the difficulty in determining impairment and whether the impairment is considered to be other than temporary.

     Unrealized depreciation in the value of individual investments, considered by management to be other than temporary, is charged to income in the period it is determined.

RECENT ACCOUNTING PRONOUNCEMENT

     The Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46") an interpretation of ARB No. 51 "Consolidated Financial Statements" in January 2003. FIN 46 clarifies the accounting and reporting for certain entities in which equity investors do not have the characteristics of a controlling financial interest. The financial statements included with the Company's December 31, 2002 Form 10-K were prepared on a combined basis as a result of the fact that Montpelier Re's and the Company's bye-laws include certain restrictions relating to the election of directors of Montpelier Re. The Company adopted FIN 46 in the first quarter of 2003. The impact of adoption of FIN 46 is that the Company's financial statements are now prepared on a consolidated basis instead of on a combined basis. There is no impact on the Company's net income or shareholders' equity as presented in these consolidated financial statements as a result of the adoption of FIN 46.

                                    BUSINESS

OVERVIEW

     Montpelier Re Holdings Ltd. (the "Company"), through its wholly owned operating subsidiary Montpelier Reinsurance Ltd. ("Montpelier Re"), is a Bermuda-based provider of global specialty property insurance and reinsurance products. We were founded by White Mountains Insurance Group, Ltd. and Benfield Holdings Limited and commenced operations in December 2001 with approximately $1.0 billion of capital. We have assembled a senior management team with significant industry expertise and longstanding industry relationships. We seek to identify attractive insurance and reinsurance opportunities by capitalizing on our management's significant underwriting experience, using catastrophe modeling software and our own risk pricing and capital allocation models. We underwrote $366.6 million and $607.7 million in gross premiums written for the three months ended March 31, 2003 and for the year ended December 31, 2002, respectively, which was spread between various classes of business and geographic areas. We have well-established market relationships with the world's top reinsurance brokers including Guy Carpenter & Company, Inc. (a subsidiary of Marsh & McLennan Companies Inc.), Aon Re Worldwide (a subsidiary of Aon Corporation), Benfield plc ("Benfield") and Willis Group Holdings Ltd., among others.

MARKET OPPORTUNITIES AND INDUSTRY TRENDS

     The prices of property and other insurance and reinsurance contracts have historically often risen in the aftermath of significant catastrophic losses. The occurrence of catastrophic events, the frequency and severity of which are inherently unpredictable, affects both industry results and subsequent prevailing market prices of our products. As claims are incurred, industry surplus is depleted and the industry's capacity to write new business diminishes. Market trends similar to those that have occurred in past cycles have developed in the current environment.

     During 2002, Standard & Poors downgraded a large number of reinsurers and upgraded very few. Many global property and casualty insurers and reinsurers are experiencing significantly reduced capital as a result of several years of excessively competitive pricing, expanding coverage terms, significant increases in reserves from asbestos liability, a decline in the U.S. and global equity markets and poor investment performance. This reduction in capacity has resulted in more favorable pricing terms and conditions. Through Montpelier Re, we seek to help fulfill the need for additional underwriting capacity in the global property and casualty insurance and reinsurance market. We intend to take advantage of current conditions in those markets by opportunistically providing capacity to ceding companies at prices commensurate with the risk we assume.

     This tightening of supply has resulted in government intervention in the insurance and reinsurance markets, both in the U.S. and worldwide. For example, in response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the September 11th terrorist attacks, the Terrorism Risk Insurance Act of 2002 was enacted to ensure the availability of insurance coverage for terrorist acts in the U.S. This law establishes a federal assistance program that will continue through the end of 2005 to help the commercial property and casualty insurance industry cover claims related to future terrorism related losses and regulates the terms of insurance relating to terrorism coverage. This law could adversely affect our business by increasing underwriting capacity for our competitors as well as by requiring that coverage for terrorist acts be offered by insurers. We are in the process of evaluating the likely impact of this law on our future operations. We are currently unable to predict the extent to which the foregoing new initiative may affect the demand for our products or the risks that may be available for us to consider underwriting. In addition, the insurance and reinsurance regulatory framework has been subject to increased scrutiny by individual U.S. state governments. This government intervention and the possibility of future intervention have created uncertainty in the insurance and reinsurance markets about the definition of terrorist acts and the extent to which future coverages will extend to terrorist acts. The extent to which coverage for terrorist acts is offered in the future is also uncertain.

     At this time we believe that the "short-tail" insurance and reinsurance market in which we participate seems to be in general price equilibrium. There is under-capacity in some areas and over-capacity in others, but the market is generally stable. Overall price-levels are favorable for insurers and reinsurers and better than they have been in many years. It appears that for 2003 the market may be peaking but that pricing will remain more stable for a longer period than we originally anticipated.

OUR COMPETITIVE STRENGTHS

     We believe we distinguish ourselves from our competitors as follows:

          Disciplined Underwriting and Risk Management. We focus on underwriting profitability rather than growth in premium volume or market share. We write business with a view toward minimizing the loss ratio, which represents the ratio of our loss and loss adjustment expenses to premiums earned, and we do not rely on investment returns to achieve our pricing goals. We seek to limit and diversify our loss exposure while earning an underwriting profit on all business we write by applying the professional insurance disciplines of pricing, underwriting and risk management.

          Proven and Experienced Management Who Think and Act Like Owners. Our management team is led by our President and Chief Executive Officer, Anthony Taylor, who also serves as our Chief Underwriting Officer, reflecting our underwriting emphasis. Mr. Taylor, formerly the Deputy Chairman of Wellington Underwriting plc, has substantial underwriting expertise, much of it a result of his underwriting experience at Lloyd's. Our seven underwriters have an average of 24 years of experience in the insurance and reinsurance industry. This experience creates the opportunity for disciplined and profitable underwriting, and the opportunity to take a lead position on underwriting treaties. Our Chairman, John (Jack) Byrne, our Chief Reinsurance Officer, C. Russell Fletcher III, and our Chief Financial Officer, K. Thomas Kemp, and Anthony Taylor have each invested in our common shares, and all of our executive officers participate in our long-term incentive program that ties compensation to the achievement of specific goals relating to our underwriting performance over the course of overlapping three-year periods. A substantial portion of each executive's total compensation depends upon our long-term underwriting performance. We believe that our incentive compensation program aligns our executive officers' interests with those of our shareholders.

          Well-Established Market Relationships. Our underwriting team has the knowledge, experience and personal relationships that provide us with access to brokers and clients and to existing and new reinsurance programs. We believe we have established a broad level of support as a lead reinsurer among many of the largest reinsurance brokers worldwide, including Guy Carpenter, Aon Re Worldwide, Benfield and Willis Group, each of whom has provided significant business to us. As a result of being in a lead position on a number of programs, we expect to have the opportunity to analyze a broad range of opportunities and exercise selectivity on risks we underwrite.

          No Historical Liabilities or Contingencies. We are a recently formed company with a balance sheet unencumbered by any historical losses relating to the September 11th terrorist attacks, asbestos and other legacy exposures affecting our industry. As a result, we have no risk that deteriorating loss reserves related to legacy exposures prior to our formation will impact our future financial results. To maximize our returns, we opportunistically price our products in line with many of our competitors, who are increasing market prices due to such factors.

          Excellent Financial Strength. Montpelier Re has a capital base of over $1.5 billion, which provides a high degree of financial strength to our clients. A.M. Best Company Inc. assigned an "A" (Excellent) rating, the third highest of fifteen rating levels, to Montpelier Re. This rating reflects A.M. Best's opinion of the results of our first year of operations, our capitalization and management. Montpelier Re has been assigned an "A3" (Good) rating by Moody's Investors Service, the seventh highest rating of nineteen rating levels. This rating reflects Moody's opinion of the ability of Montpelier Re to punctually repay senior policyholder claims and obligations. These ratings are not evaluations directed to investors in our common shares or a recommendation to buy, sell or hold our common shares.

          Strong Strategic Sponsorship. We were founded by White Mountains Insurance Group, Ltd. ("White Mountains") and Benfield, each of whom has a strong reputation in the industry. White

     Mountains has substantial experience in managing companies and sponsoring the development of other insurance companies. Mr. Byrne, our Chairman and the Chairman of White Mountains, has worked in the insurance industry for over 50 years. Benfield is the third largest reinsurance broker in the world ranked by reinsurance brokerage revenues for the year ended December 31, 2001.

CORPORATE STRATEGY

     We aim to maximize sustainable long-term growth in shareholder value by pursuing the following strategies:

          Manage Capital Prudently and Maintain a Disciplined Balance Sheet. We focus on generating underwriting profits while maintaining a disciplined balance sheet. We intend to manage our capital prudently relative to our risk exposure in an effort to maximize sustainable long-term growth in shareholder value. In 2003 we have purchased specific retrocessional protection for our direct insurance and facultative reinsurance programs on an "any one risk" basis to limit our exposure from losses at one location. We may purchase additional retrocessional protection for our own account in 2003. Our capital management strategy will emphasize the appropriate use of leverage (borrowings) to augment capital when it can be fully and profitably used to support our underwriting. If we have idle or excess capital, we may, although we have no current plans to, reduce leverage and consider share repurchases or dividends to return capital to our owners. We employ a conservative investment policy, which aims to minimize any duration mismatch among our assets and liabilities, and we seek to establish appropriate loss reserves in order to minimize later adjustments.

          Enhance Our Lead Position With Brokers and Cedents. We often take a lead position on underwriting treaties, which provides us with enhanced access to business and allows us to exercise superior risk selection. Our underwriters seek to identify those exposures which meet our objectives in terms of return on capital and underwriting criteria. By leading reinsurance programs, we believe our underwriters see a broad range of our clients' business which, in conjunction with sophisticated modeling tools, has allowed us to build a substantial book of reinsurance business exhibiting superior performance.

          Combine Subjective Underwriting Methods With Objective Modeling
     Tools. We intend to exploit pricing inefficiencies that may exist in the market from time to time. To achieve this, we disseminate market information to our entire underwriting team through the development of knowledge management systems and personal contact among all underwriters. Generally, our underwriters use sophisticated property risk modeling tools, both proprietary and third party, together with their market knowledge and judgment, to seek the most favorable terms per unit of risk assumed by our portfolio.

          Develop and Maintain a Balanced Portfolio of Reinsurance Risks. We aim to build a balanced portfolio of primarily property related risks, diversified by class, product, geography and marketing source. We actively seek to grow in classes experiencing improved or stable conditions and avoid classes suffering from intense price competition or poor fundamentals. Our approach to new business is flexible and dynamic because we have a centralized underwriting team in Bermuda, as opposed to a large decentralized structure that might encourage writings in particular geographic areas or product classes to justify previous commitments. We underwrite a variety of different products, and seek to avoid a focus on any particular region or class of business, including U.S. property catastrophe business. We employ risk management techniques to monitor correlation risk and seek to enhance the underwriting returns through careful risk selection using advanced capital allocation methodologies. We utilize industry modeling tools to stress test the portfolio by simulating large loss events. We believe a more balanced portfolio of risks reduces the volatility of returns and optimizes the growth of shareholder value.

          Deliver Customized, Innovative and Timely Insurance and Reinsurance Solutions for Our Clients. We intend to establish ourselves as a premier provider of global specialty property insurance and reinsurance products and seek to provide superior customer service. Our objective is to solidify long-term relationships with brokers and clients while developing an industry reputation for innovative and timely quotes for difficult technical risks.

INSURANCE AND REINSURANCE PRODUCTS

     General. The majority of the reinsurance products we seek to write are in the form of treaty reinsurance contracts, which are contractual arrangements that provide for automatic reinsuring of a type or category of risk underwritten by our clients. When we write treaty reinsurance contracts, we do not evaluate separately each of the individual risks assumed under the contracts and are largely dependent on the individual underwriting decisions made by the cedent. Accordingly, we carefully review and analyze the cedent's risk management and underwriting practices in deciding whether to provide treaty reinsurance and in appropriately pricing the treaty. We also write direct insurance and facultative reinsurance contracts where we reinsure individual risks on a case by case basis.

     Our contracts can be written on either a quota share, also known as proportional or pro-rata, basis or on an excess of loss basis. With respect to quota share reinsurance, we share the premiums as well as the losses and expenses in an agreed proportion with the cedent. In the case of reinsurance written on an excess of loss basis, we generally receive the premium for the risk assumed and indemnify the cedent against all or a specified portion of losses and expenses in excess of a specified dollar or percentage amount. In both types of contracts, we may provide a ceding commission to the cedent.

     We seek to manage our risk by seeking profitable pricing, using contract terms, diversification criteria, prudent underwriting, the use of our proprietary modeling system, CATM, and varying the conditions based on the nature and scope of coverage. Underwriting is primarily a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance.

     Premiums are a function of the number and type of contracts we write, as well as prevailing market prices. Renewal dates for reinsurance business tend to be concentrated at the beginning of quarters, and the timing of premium written varies by line of business. Most property catastrophe business is written in the January 1, April 1 and July 1 renewal periods, while the property specialty and other specialty lines are written throughout the year. Written premiums are generally lower during the fourth quarter of the year as compared to prior quarters. Gross premiums written for QQS programs are initially booked as estimates and are adjusted as actual results are reported by the syndicates during the period. Earned premiums do not necessarily follow the written premium pattern as certain premiums written are earned ratably over the contract term, which ordinarily is twelve months, although many pro-rata contracts are written on a risks attaching basis and are generally earned over a 24 month period, consistent with industry practice. Earned premiums are affected by our growing book of business; as written premium levels increase, earned premium levels will correspondingly increase over the earning period. Premiums are generally due in installments.

     We believe our most significant opportunities, excluding QQS, are in the short-tail property exposed business with higher levels of attachment, and in our specialty lines. Details of gross premiums written by line of business for the three months ended March 31, 2003 and the year ended December 31, 2002 are provided below ($ in millions):

                         GROSS PREMIUMS WRITTEN BY LINE

                                                 THREE MONTHS ENDED         YEAR ENDED
                                                   MARCH 31, 2003       DECEMBER 31, 2002
                                                 ------------------     ------------------
Property Specialty.............................  $ 90.6       24.7%     $230.3       37.9%
Property Catastrophe...........................   150.8       41.1       141.4       23.3
Qualifying Quota Share.........................    76.4       20.9       171.7       28.2
Other Specialty................................    48.8       13.3        64.3       10.6
                                                 ------      -----      ------      -----
Total..........................................  $366.6      100.0%     $607.7      100.0%
                                                 ======      =====      ======      =====

     Property Specialty. Contracts in this category include risk excess of loss, property pro-rata and direct insurance and facultative reinsurance. Risk excess of loss reinsurance protects insurance companies on their primary insurance risks and facultative reinsurance transactions on a "single risk" basis. A "risk" in this context might mean the insurance coverage on one building or a group of buildings or the insurance coverage under a single policy which the reinsured treats as a single risk. Coverage is usually triggered by a large loss sustained by an individual risk rather than by smaller losses which fall below the specified RETENTION of the reinsurance contract. All property risk coverages are written on an excess of loss basis, which provides the insured protection beyond a specified amount up to the limit set within the reinsurance contract.

     Based on the heavy level of losses experienced by the overall market during 2001, prices for these types of risk coverages experienced substantial increases over their expiring terms in 2002. We have seen continuing significant restrictions on policy terms and conditions in 2003, which will improve the underlying risk profile even further. For example, under current market conditions, contracts generally allow a limited number of reinstatement provisions during the policy period versus an unlimited number that was previously available.

     We also write direct insurance and facultative reinsurance coverage on commercial property risks where we assume all or part of a risk under a single insurance contract. We generally write such coverage on an excess of loss basis. Facultative reinsurance is normally purchased by clients where individual risks are not covered by their reinsurance treaties, for amounts in excess of the dollar limits of their reinsurance treaties, or for unusual risks.

     We also write property pro-rata reinsurance contracts which are comprised of property risk programs written on a proportional basis rather than on an excess of loss basis.

     Property Catastrophe. Property catastrophe reinsurance contracts are typically "all risk" in nature, providing protection against losses from earthquakes and hurricanes, as well as other natural and man-made catastrophes such as floods, tornadoes, fires and storms. The predominant exposures covered are losses stemming from property damage and business interruption coverage resulting from a covered peril. Certain risks, such as war, nuclear contamination and various forms of terrorism, are generally excluded from our contracts.

     Property catastrophe reinsurance is written on an excess of loss basis, which provides coverage to primary insurance companies when aggregate claims and claim expenses from a single occurrence from a covered peril exceed a certain amount specified in a particular contract. Under these contracts, we provide protection to an insurer for a portion of the total losses in excess of a specified loss amount, up to a maximum amount per loss specified in the contract. In the event of a loss, most contracts provide for coverage of a second occurrence following the payment of a premium to reinstate the coverage under the contract, which is referred to as a reinstatement premium. The coverage provided under excess of loss reinsurance contracts may be on a worldwide basis or limited in scope to specific regions or geographical areas, while the underlying risks covered might be located throughout the world. Coverage can also vary from "all property" perils, which is the most expansive form of coverage, to more limited coverage of specified perils such as windstorm only coverage.

     To a lesser extent we also write retrocessional coverage contracts, which provide reinsurance protection to other reinsurers, also called retrocedents. Coverage generally provides catastrophe protection for the property portfolios of other reinsurers. Retrocessional contracts typically carry a higher degree of volatility than reinsurance contracts as they protect against concentrations of exposures written by retrocedents, which in turn may experience an aggregation of losses from a single catastrophic event. In addition, the information available to retrocessional underwriters concerning the original primary risk can be less precise than the information received directly from primary companies. Furthermore, exposures from retrocessional business can change within a contract term as the underwriters of a retrocedent may alter their book of business after retrocessional coverage has been bound.

     Qualifying Quota Share. We currently provide whole account quota share reinsurance, or QQS reinsurance, to select Lloyd's syndicates and may consider similar contracts with similarly selected other insurers or reinsurers in the future. We target syndicates which have a proven underwriting franchise, long-term customer relationships and whose ability to write premiums is limited by their stamp capacity. Stamp capacity is a measure of the amount of premium a Lloyd's syndicate is authorized to write by the Council of Lloyd's and on which it must pay subscriptions and contributions. For the 2002 underwriting year, Lloyd's allowed syndicates to write up to 120% (in some special cases up to 130%) of their stamp capacity, with the ability to cede the surplus income to quota share reinsurers. We do not have exposure to underwriting in earlier years and the contracts are expected to be commuted after 36 months, the point at which the underwriting year is closed.

     Under QQS contracts, we assume a specified portion of the risk on a specified coverage in exchange for an equal proportion of the premiums. The ceding syndicate receives a commission, based on the amount of the premiums ceded, which is intended to reimburse the insurer for costs of writing and administering the business. The reinsurer is dependent on the ceding syndicate's ability in underwriting, pricing and claims administration.

     QQS contracts provide us with premiums in the form of a diversified portfolio of risks with a balanced spread of risks. We target business which is property exposed and is consistent with our underwriting parameters. We believe that the extensive relationships of our management provide us with the advantage of identifying profitable syndicates which have a consistent track record of underwriting profitability. This approach allows us to benefit from favorable market conditions in the absence of having a full underwriting staff across a wide variety of classes of business. Business assumed under QQS contracts usually benefits from all reinsurance purchased by the syndicate, including individual risk and excess of loss portfolio contracts.

     Other Specialty. We also write specialty risks such as aviation liability, aviation war, marine, personal accident catastrophe, worker's compensation, terrorism, casualty and other reinsurance business. We diversify our risk by writing predominantly short-tail lines of business. Marine and aviation contracts are primarily written on a retrocessional excess of loss basis. A limited number of terrorism specific risks, reinsurance treaties and national pools are written as well. We also write a limited amount of aviation war risk business, as prices renewed at multiples of their expiring prices following significant industry losses from the September 11th and Sri Lanka terrorist attacks. We expect to increase our other specialty and property specialty lines of business based on our assessment of the current market environment.

     Our casualty portfolio of risks focuses on selected classes, with an initial emphasis on casualty clash excess of loss reinsurance business. Under a casualty clash reinsurance agreement, the ceding insurer retains an amount which is generally higher than the limit on any one reinsured policy. Thus, two or more coverages or policies issued by the ceding insurer generally must be involved in a loss for coverage to apply under the reinsurance agreement. In addition, we also write UK employers liability coverage and excess auto liability coverage in the U.S.

     Coverage for worker's compensation and personal accident catastrophe contracts are generally written to restrict recoveries by the cedent unless normally at least a minimum of twenty insured persons are involved in the same event. As a result of the number of fatalities arising from the September 11th terrorist attacks, worker's compensation and personal accident reinsurers experienced significant underwriting losses. Accordingly, many reinsurers were reluctant to provide this type of cover in December 2001. In 2002, we quoted and led what we believe to be the first treaties of this kind purchased after September 11th. This business is generally written to provide coverage worldwide.

     A very high percentage of the reinsurance contracts that we write do not provide coverage for losses arising from acts of terrorism caused by nuclear, biological or chemical attack. With respect to PERSONAL LINES risks, losses arising from acts of terrorism occasioned by causes other than nuclear, biological or chemical attack are usually covered by our reinsurance contracts. Such losses relating to COMMERCIAL LINES risks are generally covered on a limited basis, for example, where the covered risks fall below a stated insured value or into classes or categories we deem less likely to be targets of terrorism than others or where an act of terrorism does not meet the definition of "act of terrorism" set forth in the Terrorism Risk Insurance Act of 2002. We have written a limited number of reinsurance contracts, both on a proportional and excess of loss basis, covering solely acts of terrorism. We have done so only in instances where we believe we are able to obtain pricing that adequately covers our exposure. These contracts typically exclude coverage protecting against nuclear, biological or chemical attack.

     We pursue specialty reinsurance on a disciplined and opportunistic basis. We plan to target short-tail lines of business, often with low frequency, high severity profiles similar to catastrophe business. We also seek to manage the correlations of this business with property catastrophe through the use of CATM, our proprietary modeling system.

     Geographic Breakdown. Since inception, we have sought to diversify our exposure across geographic zones around the world in order to obtain the optimum spread of risk. The exposures are also a function of market conditions and opportunities. The following table sets forth a breakdown of our gross premiums written by geographic area of risk insured for the three months ended March 31, 2003 and the year ended December 31, 2002 ($ in millions).

           GROSS PREMIUMS WRITTEN BY GEOGRAPHIC AREA OF RISKS INSURED

                                                 THREE MONTHS ENDED         YEAR ENDED
                                                   MARCH 31, 2003       DECEMBER 31, 2002
                                                 ------------------     ------------------
Worldwide(1)...................................  $174.0       47.5%     $306.4       50.4%
USA and Canada.................................   133.0       36.3       207.4       34.1
Japan..........................................     1.6        0.4        23.3        3.8
Western Europe, excluding the United Kingdom
  and Ireland..................................     9.8        2.7        17.8        2.9
United Kingdom and Ireland.....................    21.3        5.8        11.8        1.9
Worldwide, excluding USA and Canada(2).........    12.2        3.3        11.4        1.9
Others (1.5% or less)..........................    14.7        4.0        29.6        5.0
                                                 ------      -----      ------      -----
Total..........................................  $366.6      100.0%     $607.7      100.0%
                                                 ======      =====      ======      =====

---------------

(1) "Worldwide" comprises insurance and reinsurance contracts that insure or reinsure risks on a worldwide basis.

(2) "Worldwide, excluding USA and Canada" comprises insurance and reinsurance contracts that insure or reinsure risks on a worldwide basis but specifically exclude the USA and Canada.

     The QQS contracts and substantial amounts of other lines of business are worldwide in nature, with the majority of business related to North America and Europe.

UNDERWRITING AND RISK MANAGEMENT

     During 2002 and through the first quarter of 2003, we believe we created a balanced portfolio of risks, diversified by class, product, geography and marketing source. For example, our current policy is to limit our exposure to $100 million on any single contract. We attempt to limit the amount of potential loss that may arise from a single catastrophic event. We also attempt to manage our exposure against clash and correlation among risks.

     Our underwriting team is led by our President and Chief Executive Officer, Anthony Taylor, who also serves as Montpelier Re's Chief Underwriting Officer.
C. Russell Fletcher III is our Chief Reinsurance Officer and is also a principal member of our underwriting team. We underwrite to specific disciplines as set out by the Chief Underwriting Officer, with the aim of maintaining the following principles:

     - Assume excess of loss business with an attachment point above the expected level of attritional losses, thereby covering infrequent large losses;

     - Limit the scope of coverage on regular property classes to "traditional perils" and generally exclude perils that are difficult to measure such as cyber risks, pollution and nuclear, biological and chemical acts of terrorism;

     - Entertain difficult risks such as terrorism but only on a specific basis whereby exposures are carefully controlled through limits, terms and conditions and are appropriately priced;

     - Exclude "single risk" exposure from catastrophe and retrocessional business;

     - Be prepared to lead business but work with and follow respected existing leaders where appropriate; and

     - Use risk assessment models such as RMS, AIR and EQE to assist in the underwriting process and in the quantification of our catastrophe aggregate exposures.

     We have implemented underwriting guidelines that are designed to limit our exposure to loss from any one contract. As part of our pricing and underwriting process, we also assess a variety of other factors, including, but not limited to:

     - The reputation of the proposed cedent and the likelihood of establishing a long-term relationship with the cedent;

     - The geographical location of the cedent's original risks;

     - Historical loss data of the cedent and, where available, of the industry as a whole in the relevant regions, in order to compare the cedent's historical catastrophe loss experience to industry averages; and

     - The perceived financial strength of the cedent.

     Our principal underwriting objective is to create a balanced portfolio of risks, diversified by class, product, geography and marketing source. To help us achieve this objective we have developed a sophisticated modeling tool to analyze and manage the reinsurance exposures we assume from cedents, called CATM. This proprietary computer-based underwriting system, the technical components of which incorporate the fundamentals of modern portfolio theory, is designed to measure the amount of capital required to support individual contracts based on the degree of correlation between contracts that we underwrite as well as other factors. CATM comprises risk assessment tools, exposure databases and intelligent systems, and enables us to price contracts according to actual exposures and estimate the amount of loss and volatility associated with the contracts we assume.

     CATM is designed to use output from models developed by our actuarial staff as well as from those of commercial vendors such as AIR, RMS and EQE. In addition, CATM serves as a first step in the development of a dynamic financial analysis model to be used as a guide in managing our exposure to liability, asset and business risk. CATM was fully operational prior to the 2003 renewal season.

     We frequently seek to be a part of the limited group of reinsurers who act as the lead in our reinsurance contracts. Historically, one reinsurer acted as the "lead" underwriter in negotiating principal policy terms and pricing of reinsurance contracts with a reinsurance broker. In the current environment, a consensus of price and terms is produced from a limited group of reinsurers, of which we are very frequently a part. We believe that our financial strength, the experience and reputation of our underwriters and the withdrawal of other reinsurers from the reinsurance market permits us to be a part of this limited group of reinsurers in underwriting many of our reinsurance contracts. We believe that being a part of this group will be an important factor in achieving long-term success because we believe that this limited group of underwriters generally has greater influence in negotiation of policy terms, attachment points and premium rates than following reinsurers. In addition, we believe that reinsurers that are a part of this limited group are generally solicited for a broader range of business than other reinsurers and have greater access to preferred risks.

MARKETING

     Business is produced through brokers and reinsurance intermediaries. We seek to establish an identity with brokers and ceding companies by providing:
(i) prompt and responsive service on underwriting submissions; (ii) innovative and customized insurance and reinsurance solutions to clients; and (iii) timely payment of claims. Our objective is to build long-term relationships with brokers and ceding companies and provide financial strength and security. We expect to support the existing market as we build our reputation and brand. All brokerage transactions are entered into on an arm's length basis. We target prospects that are capable of supplying detailed and accurate underwriting data and that potentially add further diversification to our book of business.

     The following table shows our gross premiums written by broker ($ in millions):

                                                THREE MONTHS ENDED        YEAR ENDED
                                                  MARCH 31, 2003       DECEMBER 31, 2002
                                                ------------------     -----------------
Benfield(1)...................................  $101.6       29.3%      $180.5      29.7%
Willis Group(1)...............................    82.8       23.9        140.2      23.1
Guy Carpenter.................................    75.8       21.9        107.3      17.6
Aon Re Worldwide..............................    42.1       12.1         90.4      14.9
Other brokers.................................    44.7       12.8         89.3      14.7
                                                ------      -----      -------     -----
Total brokers.................................  $347.0      100.0%      $607.7     100.0%
                                                ------      -----      -------     -----
Direct (no broker)............................    19.6                      --
                                                ------                 -------
Total.........................................  $366.6                  $607.7
                                                ======                 =======

---------------

(1) Includes QQS gross premium written. Benfield represents gross premiums written through Benfield plc, a subsidiary of Benfield Holdings Limited.

     MMSL, our marketing subsidiary in London, experiences a flow of introductions from brokers who are either seeking new markets into which to channel their business or who desire a personal dialogue prior to rating and acceptance by our Bermuda underwriters. MMSL regularly conducts meetings with major London brokers, smaller brokers, UK cedents and international cedents visiting London. In addition, MMSL conducts specific client trips to Japan, Australia and Scandinavia.

CLAIMS MANAGEMENT

     Claims management includes the receipt of loss notifications, the establishment of case loss reserves and approval of loss payments. Additionally, if required, claims audits may be conducted for specific claims and claims procedures at the offices of certain ceding companies. We recognize that fair interpretation of our reinsurance agreements with our customers and timely payment of covered claims is a valuable service to our clients and enhances our reputation.

RESERVES

     Our policy is to establish prudent loss and loss adjustment expense reserves for the ultimate settlement costs of all loss and loss adjustment expenses incurred and incurred but not yet reported.

     Under U.S. GAAP, we are not permitted to establish loss and loss adjustment expense reserves with respect to our property catastrophe portfolio until an event which gives rise to a loss occurs. A significant portion of the Company's business is property catastrophe and other classes with high attachment points of coverage. Reserving for losses in the property catastrophe market is inherently complicated in that losses in excess of the attachment level of the Company's policies are characterized by high severity and low frequency and other factors which could vary significantly as claims are settled. This limits the volume of relevant industry claims experience available from which to reliably predict ultimate losses following a loss event. The reserve for IBNR is estimated by management using industry data and professional judgment to estimate the ultimate loss to the Company from insurance and reinsurance contracts exposed to a loss event. Such reserves are estimated by management based upon reports received from ceding companies, supplemented by our own estimates of reserves for which ceding company reports have not been received, and our own historical experience. These estimates are subject to a corroborative review by external actuaries, based on loss development patterns determined by reference to the Company's underwriting practices, the policy form, type of insurance program and industry data.

     Delays in ceding companies reporting losses to the Company together with the potential for unforeseen adverse developments may result in losses and loss expenses significantly greater or less than the reserve provided at the time of the loss event. Reserving can prove especially difficult should a significant loss event take place near the end of an accounting period, particularly if the loss is a catastrophic event. These estimates are regularly reviewed and updated, as experience develops and new information becomes known. Any resulting adjustments are reflected in income in the period in which they become known. Loss and loss adjustment reserves represent estimates, including actuarial and statistical projections at a given point in time, of our expectations of the ultimate settlement and administration costs of claims incurred, and it is likely that the ultimate liability may exceed or be less than such estimates, perhaps significantly. Such estimates are not precise in that, among other things, they are based on predictions of future developments and estimates of future trends in loss severity and frequency and other variable factors such as inflation. During the loss settlement period, it often becomes necessary to refine and adjust the estimates of liability on a claim either upward or downward. Even after such adjustments, ultimate liability may exceed or be less than the revised estimates. To assist us in establishing appropriate loss and loss adjustment reserves, we have access to commercially available databases showing historical catastrophe losses. In addition, when reviewing a proposed reinsurance contract, we typically receive loss experience information with respect to the insured on such a contract. Reserve estimates by new reinsurers may be inherently less reliable than the reserve estimates of a reinsurer with a stable volume of business and an established claim history. As our business has developed over 2002 and into 2003, we have supplemented industry information with our own specific experience in our actuarial analysis which has led to reduced projections of ultimate losses. As our mix of business changes, we expect that our reserve process and practices will correspondingly change to a degree in the future.

INVESTMENTS

     We follow a conservative investment strategy designed to emphasize the preservation of invested assets and provide sufficient liquidity for the prompt payment of claims. At March 31, 2003, our portfolio of fixed maturity investments comprised investment grade corporate debt securities (26%), U.S. government and agency bonds (62%) and mortgage-backed and asset-backed securities (12%). All of the fixed maturity investments held by us were publicly traded at March 31, 2003. The average duration of the portfolio was 1.9 years and the average rating of the portfolio was AA+ at March 31, 2003. The Company did not have an aggregate investment in a single entity, other than the U.S. government, in excess of 10% of shareholders' equity at March 31, 2003. We also have an equity investment in Aspen, the unquoted Bermuda-based holding company of Aspen Re.

     In determining our investment decisions, we consider the impact of various catastrophic events, particularly those to which our insurance and reinsurance portfolio may be exposed, on our invested assets to protect our financial position. Our intent is to look for opportunities to add a modest amount of common equity securities over time. Over longer time horizons, we believe investments in common equity securities will enhance returns without significantly raising the risk profile of the portfolio. We do not plan to have meaningful exposure to alternative asset classes, such as hedge funds or private equity funds.

     Our Finance Committee establishes investment guidelines and supervises our investment activity. These objectives and guidelines stress diversification of risk, capital preservation, market liquidity, and stability of portfolio income. The Finance Committee regularly monitors the overall investment results, reviews compliance with our investment objectives and guidelines, and ultimately reports the overall investment results to the Board. These guidelines specify minimum criteria on the overall credit quality and liquidity characteristics of the portfolio. They also include limitations on the size of certain holdings as well as restrictions on purchasing certain types of securities or investing in certain industries.

     We have engaged White Mountains Advisors LLC, a wholly owned indirect subsidiary of White Mountains Insurance Group, one of our major shareholders, to provide investment advisory and management services. We have agreed to pay investment management fees based on the month-end market values held under management. The fees, which vary depending on the amount of assets under management, are between 0.15% and 0.30% and are deducted from net investment income. The Company incurred an average fee of 0.17% and 0.20% for the three months ended March 31, 2003, and 2002, respectively. The agreement may be terminated by either party upon 30 days written notice. We expensed investment management fees of approximately $692,000 and $523,000 for the three months ended March 31, 2003 and 2002, respectively, and have recorded an amount payable for these services of approximately $705,000 and $525,000 for the three months ended March 31, 2003 and 2002, respectively.

     The types of securities in our portfolio and their amortized cost, fair value and related gross unrealized gains and losses as at March 31, 2003 were as follows ($ in thousands):

                                           COST OR       GROSS        GROSS
                                          AMORTIZED    UNREALIZED   UNREALIZED
                                             COST        GAINS        LOSSES     FAIR VALUE
                                          ----------   ----------   ----------   ----------
Fixed Maturities:
  U.S. government and agency............  $  953,653    $16,928       $  669     $  969,912
  Corporate debt securities.............     393,626     15,059          111        408,574
  Mortgage-backed and asset-backed
     securities.........................     188,476        758          237        188,997
                                          ----------    -------       ------     ----------
                                           1,535,755     32,745        1,017      1,567,483
                                          ==========    =======       ======     ==========
Equity Investment.......................      60,758      2,933           --         63,691
                                          ----------    -------       ------     ----------
Total...................................  $1,596,513    $35,678       $1,017     $1,631,174
                                          ==========    =======       ======     ==========

     The following table sets forth the composition of the cost or amortized cost of fixed maturities by ratings assigned by rating agencies (e.g. Standard and Poor's Corporation) as at March 31, 2003 ($ in thousands):

                                                                COST OR
RATINGS                                                      AMORTIZED COST    PERCENTAGE
-------                                                      --------------    ----------
U.S. government and agency.................................    $  953,653         62.1%
AAA........................................................       236,341         15.4
AA.........................................................        75,118          4.9
A..........................................................       262,337         17.1
BBB+.......................................................         8,306          0.5
                                                               ----------        -----
                                                               $1,535,755        100.0%
                                                               ==========        =====

     The amortized cost and estimated fair value amounts for fixed maturity investments held at March 31, 2003 are shown by contractual maturity ($ in thousands):

                                                                COST OR
                                                             AMORTIZED COST   FAIR VALUE
                                                             --------------   ----------
Due within one year........................................    $   93,963     $   95,467
Due after one year through five years......................     1,195,157      1,224,803
Due after five years through ten years.....................        58,159         58,216
Mortgage-backed and asset-backed securities................       188,476        188,997
                                                               ----------     ----------
                                                               $1,535,755     $1,567,483
                                                               ==========     ==========

     Actual maturity may differ from contractual maturity because certain borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

     Our net investment returns for the periods indicated were as follows ($ in millions):

                                                              AS AT              AS AT
                                                          MARCH 31, 2003   DECEMBER 31, 2002
                                                          --------------   -----------------
Net investment income...................................      $11.7              $39.7
Net realized investment gains...........................        4.7                7.7
Net increase (decrease) in unrealized investment gains
  (losses)..............................................       (0.8)              33.6
                                                              -----              -----
Total net investment return.............................      $15.6              $81.0
                                                              =====              =====

     The performance results of our fixed maturity portfolio, with a comparison to the Lehman Brothers Government/Corporate 1-3 Year Index for the year ended December 31, 2002 was as follows:

                                                                            LEHMAN BROTHERS
                                                          MONTPELIER RE       GOV'T/CORP.
                                                         HOLDINGS LTD.(1)   1-3 YEAR INDEX
                                                         ----------------   ---------------
PERFORMANCE
Total return...........................................        7.1%               6.3%

---------------

(1) Total return is calculated by dividing total net investment income on fixed maturity investments by the average of the sum of such investments at amortized cost at the end of each month in 2002.

     The Lehman Brothers Government/Corporate 1-3 Year Index is used for comparative purposes as it lines up with our assets and the nature of our business.

     The Company has invested a total of L40.0 million (or $60.8 million) in the common shares of Aspen. At December 31, 2002, Montpelier Re held approximately 7% of Aspen on an undiluted basis and approximately 6% on a fully diluted basis.

     For additional information concerning the Company's investments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus.

RETROCESSIONS

     For certain pro-rata contracts, including QQS contracts, the subject portfolios will carry underlying reinsurance protection from third party reinsurers. We record our pro-rata share of gross premiums from the direct insurance contracts as gross written premiums and record our proportionate share of amounts incurred by the ceding company for the underlying third party reinsurance coverage as reinsurance premiums ceded. For the year ended December 31, 2002, we recorded reinsurance premiums on QQS contracts only and did not purchase reinsurance protection on our other lines of business. In 2003 we have purchased specific retrocessional protection for our direct insurance and facultative reinsurance programs and for our property reinsurance programs, excluding most Other Specialty lines. We may purchase additional retrocessional protection for our own account in 2003.

COMPETITION

     The insurance and reinsurance industries are highly competitive. We compete with major U.S., Bermuda and other international insurers and reinsurers and certain underwriting syndicates and insurers, some of which have greater financial, marketing and management resources than we do. In particular, we compete with insurers that provide property-based lines of insurance and reinsurance, such as ACE Tempest Re, Converium, Everest Reinsurance Company, IPC Re Limited, Lloyd's of London syndicates, Munich Re, PartnerRe Ltd., PXRE Reinsurance Company, Renaissance Reinsurance Ltd., Swiss Re and XL Re. In addition, there are other new Bermuda reinsurers, such as Allied World Assurance Company, Ltd., Arch Reinsurance Ltd., AXIS Specialty Limited, Endurance Specialty Insurance Ltd., Platinum Underwriters Holdings Ltd. and Olympus Re Holdings, Ltd. with whom we also compete. Competition varies depending on the type of business being insured or reinsured and whether we are in a leading position or acting on a following basis.

     In addition, established competitors have completed or may be planning to complete additional capital raising transactions. New companies continue to be formed to enter the reinsurance market. Competition in the types of business that we underwrite is based on many factors, including:

     - Premiums charged and other terms and conditions offered;

     - Services provided;

     - Financial ratings assigned by independent rating agencies;

     - Speed of claims payment;

     - Reputation;

     - Perceived financial strength; and

     - The experience of the reinsurer in the line of reinsurance to be written.

     Increased competition could result in fewer submissions, lower premium rates, and less favorable policy terms, which could adversely impact our growth and profitability. In addition, capital market participants have recently created alternative products that are intended to compete with reinsurance products. We are unable to predict the extent to which these new, proposed or potential initiatives may affect the demand for our products or the risks that may be available for us to consider underwriting.

     We believe that we are well positioned in terms of client services and underwriting expertise. We also believe that our capitalization and strong financial ratios provide us with a competitive advantage in the marketplace.

RATINGS

     Ratings have become an increasingly important factor in establishing the competitive position of reinsurance companies. A.M. Best has assigned Montpelier Re a financial strength rating of "A" (Excellent), which is the third highest of fifteen rating levels. The objective of A.M. Best's rating system is to provide an opinion of an insurer's financial strength and ability to meet ongoing obligations to its policyholders. Our rating reflects A.M. Best's opinion of the results of our first year of operations, our capitalization and management. Montpelier Re has been assigned an "A3" (Good) rating by Moody's Investors Service, the seventh highest rating of nineteen rating levels. This rating reflects Moody's opinion of the ability of Montpelier Re to punctually repay senior policyholder claims and obligations. These ratings are not evaluations directed to investors in our common shares or a recommendation to buy, sell or hold our common shares. Our ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of A.M. Best and Moody's, and we cannot assure you that we will be able to retain these ratings.

PROPERTIES

     The Company leases office space in Hamilton, Bermuda, where the Company's principal executive offices are located. The Company also leases office space in London, United Kingdom, where the Company's subsidiary, Montpelier Marketing Services (UK) Limited is located. We anticipate leasing additional office space in Hamilton, Bermuda, during 2003.

EMPLOYEES

     As of June 2, 2003, we had forty employees. The majority of our employees are employed by Montpelier Re or by Montpelier Marketing Services (UK) Limited. None of our employees are subject to collective bargaining agreements, and we know of no current efforts to implement such agreements.

     Many of our Montpelier Re employees, including all of our senior management, are employed pursuant to work permits granted by the Bermuda authorities. These permits expire at various times over the next several years. We have no reason to believe that these permits would not be extended to our principal employees at expiration upon request, although no assurances can be given in this regard.

LEGAL PROCEEDINGS

     The Company, in common with the insurance and reinsurance industry in general, is subject to litigation and arbitration in the normal course of its business. We are not currently involved in any material pending litigation or arbitration proceedings.

                                   REGULATION

BERMUDA INSURANCE REGULATION

     The following summary of Bermuda insurance regulation is based upon current law and is for general information only.

     The Insurance Act. As a holding company, Montpelier Re Holdings Ltd. is not subject to Bermuda insurance regulations; however, Montpelier Re is subject to regulations under the Insurance Act. No person shall carry on any insurance business in or from within Bermuda unless registered as an insurer under the Insurance Act by the Bermuda Monetary Authority, which we refer to as the BMA, which has responsibility for the day-to-day supervision of insurers. Under the Insurance Act, insurance business includes reinsurance business. The continued registration of a company as an insurer under the Insurance Act is subject to its complying with the terms of its registration and such other conditions as the BMA may impose from time to time.

     An Insurance Advisory Committee appointed by the Bermuda Minister of Finance advises the BMA on matters connected with the discharge of the BMA's functions, and sub-committees thereof supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures.

     The Insurance Act imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants to the BMA powers to supervise, investigate and intervene in the affairs of insurance companies. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.

     Classification of Insurers. The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are four classifications of insurers carrying on general business, with Class 4 insurers subject to the strictest regulation. Montpelier Re is registered to carry on general business as a Class 4 insurer in Bermuda and is regulated as such under the Insurance Act. As so registered, Montpelier Re may not carry on long-term business. In general, long-term business includes effecting and carrying out contracts of insurance on human life or contracts to pay annuities on human life, and contracts of insurance against risks of the persons insured sustaining injury as the result of an accident, or dying as the result of an accident or becoming incapacitated or dying in consequence of disease. These are contracts that are expressed to be in effect for a period of not less than five years or unlimited and to be terminable by the insurer before the expiration of five years or are so terminable before the expiration of that period only in special circumstances.

     Cancellation of Insurer's Registration. An insurer's registration may be canceled by the BMA on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the BMA, the insurer has not been carrying on business in accordance with sound insurance principles.

     Principal Representative. An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, the principal office of Montpelier Re is at the Company's principal executive offices in Hamilton, Bermuda, and Montpelier Re's principal representative is Mr. Anthony Taylor. Without a reason acceptable to the BMA, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' notice in writing to the BMA is given of the intention to do so. It is the duty of the principal representative, within 30 days of reaching the view that there is a likelihood of the insurer for which the principal representative acts becoming insolvent or that a reportable "event" has, to the principal representative's knowledge, occurred or is believed to have occurred, to make a report in writing to the BMA setting out all the particulars of the case that are available to the principal representative. Examples of such a reportable "event" include failure by the insurer to comply substantially with a condition imposed upon the insurer by the BMA relating to a solvency margin or a liquidity or other ratio.

     Independent Approved Auditor. Every registered insurer must appoint an independent auditor who will annually audit and report on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of Montpelier Re, are required to be filed annually with the BMA. The independent auditor of Montpelier Re must be approved by the BMA and may be the same person or firm which audits Montpelier Re's financial statements and reports for presentation to its shareholders. Montpelier Re's independent auditor is PricewaterhouseCoopers (Bermuda).

     Loss Reserve Specialist. As a registered Class 4 insurer, Montpelier Re is required to submit an opinion of its approved loss reserve specialist with its statutory financial return in respect of its loss and loss expense reserves. The loss reserve specialist, who will normally be a qualified casualty actuary, must be approved by the BMA.

     Statutory Financial Statements. Montpelier Re must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of such statutory financial statements (which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto). Montpelier Re is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements of Montpelier Re are not prepared in accordance with U.S. GAAP and are distinct from the Company's combined financial statements which, under the Companies Act, are prepared in accordance with U.S. GAAP. Montpelier Re, as a general business insurer, is required to submit their annual statutory financial statements as part of the annual statutory financial return. The statutory financial statements and the statutory financial return do not form part of the public records maintained by the BMA.

     Annual Statutory Financial Return. Montpelier Re is required to file with the BMA a statutory financial return no later than four months after its financial year end (unless specifically extended). The statutory financial return for a Class 4 insurer includes, among other matters, a report of the approved independent auditor on the statutory financial statements of such insurer, solvency certificates, the statutory financial statements themselves, the opinion of the loss reserve specialist and a schedule of reinsurance ceded. The solvency certificates must be signed by the principal representative and at least two directors of the insurer who are required to certify, among other matters, whether the minimum solvency margin has been met and whether the insurer complied with the conditions attached to its certificate of registration. The independent approved auditor is required to state whether in its opinion it was reasonable for the directors to so certify. Where an insurer's accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the statutory financial return.

     Minimum Solvency Margin and Restrictions on Dividends and
Distributions. Under the Insurance Act, the value of the general business assets of a Class 4 insurer, such as Montpelier Re, must exceed the amount of its general business liabilities by an amount greater than the prescribed minimum solvency margin. Montpelier Re:

     (1) is required, with respect to its general business, to maintain a minimum solvency margin (the prescribed amount by which the value of its general business assets must exceed its general business liabilities) equal to the greatest of:

         (A) $100 million;

         (B) 50% of net premiums written (being gross premiums written less any premiums ceded by Montpelier Re but Montpelier Re may not deduct more than 25% of gross premiums when computing net premiums written); and

         (C) 15% of loss, loss expense and other insurance reserves;

     (2) is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio (if it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, Montpelier Re will be prohibited, without the approval of the BMA, from declaring or paying any dividends during the next financial year);

     (3) is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files (at least 7 days before payment of such dividends) with the BMA an affidavit stating that it will continue to meet the required margins;

     (4) is prohibited, without the prior approval of the BMA, from reducing by 15% or more its total statutory capital as set out in its previous year's financial statements and any application for such approval must include an affidavit stating that it will continue to meet the required margins; and

     (5) is required, at any time it fails to meet its solvency margin, within 30 days (45 days where total statutory capital and surplus falls to $75 million or less) after becoming aware of that failure or having reason to believe that such failure has occurred, to file with the BMA a written report containing certain information and is precluded from declaring and/or paying dividends until the failure is rectified.

     Minimum Liquidity Ratio. The Insurance Act provides a minimum liquidity ratio for general business insurers, such as Montpelier Re. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, account and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the BMA, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).

     Supervision, Investigation and Intervention. The BMA may appoint an inspector with extensive powers to investigate the affairs of an insurer if it believes that an investigation is required in the interest of the insurer's policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the BMA, it may direct an insurer to produce documents or information relating to matters connected with the insurer's business.

     If it appears to the BMA that there is a risk of Montpelier Re becoming insolvent, or that it is in breach of the Insurance Act or any conditions imposed upon its registration, the BMA may, among other things, direct Montpelier Re (1) not to take on any new insurance business, (2) not to vary any insurance contract if the effect would be to increase the insurer's liabilities,
(3) not to make certain investments, (4) to realize certain investments, (5) to maintain in, or transfer to the custody of a specified bank, certain assets, (6) not to declare or pay any dividends or other distributions or to restrict the making of such payments and/or (7) to limit its premium income.

     Disclosure of Information. In addition to powers under the Insurance Act to investigate the affairs of an insurer, the BMA may require certain information from an insurer (or certain other persons) to be produced to them. Further, the BMA has been given powers to assist other regulatory authorities, including foreign insurance regulatory authorities with their investigations involving insurance and reinsurance companies in Bermuda but subject to restrictions. For example, the BMA must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the BMA must consider whether to cooperate is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality.

CERTAIN BERMUDA LAW CONSIDERATIONS

     The Company and Montpelier Re are designated as non-resident for exchange control purposes by the BMA. Each of the Company and Montpelier Re is required to obtain the permission of the BMA for the issue and transfer of all of their shares. We obtained consent from the BMA for the issue and transfer of our common shares to and between non-residents of Bermuda for exchange control purposes, subject to the condition that our common shares shall be listed on the Nasdaq National Market System or any other appointed stock exchange, such as the New York Stock Exchange. The Company has been granted permission by the BMA to hold all of the currently issued common shares of Montpelier Re. Because we do not intend to transfer any of these shares to any other person or entity and Montpelier Re does not intend to issue any additional shares, no further permissions of the BMA are required with respect to Montpelier Re.

     The transfer and issuance of our common shares to any resident in Bermuda for exchange control purposes may require specific prior approval under the Exchange Control Act 1972. Montpelier Re's common shares cannot be transferred without the consent of the BMA. Because the Company and Montpelier Re are designated as non-resident for Bermuda exchange control purposes, they are allowed to engage in transactions, and to pay dividends subject to Bermuda law and regulations, including but not limited to insurance regulations as discussed below, to Bermuda non-residents who are holders of the common shares, in currencies other than the Bermuda dollar. There are no restrictions on the Company's ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda to United States residents who are holders of the Company's common shares. In addition, share transfers must be by written instrument and comply with our bye-laws.

     In accordance with Bermuda law, share certificates are issued only in the names of corporations or individuals. In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, we are not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust. We will take no notice of any trust applicable to any of our common shares whether or not we have notice of such trust.

     Each of the Company and Montpelier Re has been incorporated in Bermuda as an "exempted company." Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda from a principal place in Bermuda. As a result, they are exempt from Bermuda laws restricting the percentage of share capital that may be held by non-Bermudians, but they may not participate in certain business transactions, including: (1) the acquisition or holding of land in Bermuda (except that required for their business and held by way of lease or tenancy for terms of not more than 50 years) without the express authorization of the Bermuda legislature; (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance; (3) the acquisition of any bonds or debentures secured by any land in Bermuda, other than certain types of Bermuda government securities; or (4) the carrying on of business of any kind in Bermuda, except in furtherance of their business carried on outside Bermuda or under license granted by the Minister of Finance. While an insurer is permitted to reinsure risks undertaken by any company incorporated in Bermuda and permitted to engage in the insurance and reinsurance business, generally it is not permitted without a special license granted by the Minister of Finance to insure Bermuda domestic risks or risks of persons of, in or based in Bermuda. Montpelier Re does not have a special license.

     The Company and Montpelier Re must comply with the provisions of the Companies Act regulating the payment of dividends and making distributions from contributed surplus. Under the Companies Act, a company shall not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that: (a) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Under the Companies Act, when a Bermuda company issues shares at a premium (that is for a price above the par value), whether for cash or otherwise, a sum equal to the aggregate amount or value of the premium on those shares must be transferred to an account called "the share premium account." The provisions of the Companies Act relating to the reduction of the share capital of a company apply as if the share premium account were paid-up share capital of that company, except for certain matters such as premium arising on a particular class of shares which may be used in paying up unissued shares to be issued to shareholders as fully paid bonus shares. The paid-up share capital may not be reduced if on the date the reduction is to be effected there are reasonable grounds for believing that the company is, or after the reduction would be, unable to pay its liabilities as they become due.

     Exempted companies, such as the Company and Montpelier Re, must comply with Bermuda resident representation provisions under the Companies Act which require that a minimum number of offices must be filled by persons who are ordinarily resident in Bermuda. We do not believe that such compliance will result in any material expense to us.

     Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Our success may depend in part upon the continued services of our principal employees in Bermuda. Most of our principal employees are not Bermudians and are not spouses of Bermudians. Accordingly, any such employee will require specific approval to work for us in Bermuda. A work permit may be granted or extended upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standards reasonably required by the employer. The Bermuda government has a policy that places a six-year term limit on individuals with work permits, subject to certain exemptions for principal employees. We have no reason to believe that the permits held by our senior management would not be extended at expiration upon request.

UNITED STATES INSURANCE REGULATION

     Montpelier Re is licensed in Bermuda to write insurance and reinsurance and is not admitted to do business in any jurisdiction in the United States or in any country other than Bermuda. The insurance laws of each state of the United States and of many other jurisdictions regulate the sale of insurance and reinsurance within their jurisdictions by alien insurers and reinsurers, such as Montpelier Re. Montpelier Re intends to conduct its business so as not to be subject to the licensing requirements of insurance regulators in the United States or elsewhere (other than Bermuda). Many aspects of the activities of Montpelier Re will be similar to those employed by other non-admitted reinsurers that provide reinsurance to United States and other ceding companies. There can be no assurance, however, that insurance regulators in the United States or elsewhere will not review the activities of Montpelier Re and claim that Montpelier Re is subject to such jurisdiction's licensing requirements.

     In addition to the regulatory requirements imposed by the jurisdictions in which they are licensed, reinsurers are subject to indirect regulatory requirements imposed by jurisdictions in which their ceding companies are licensed through the "credit for reinsurance" mechanism. In general, a ceding company which obtains reinsurance from a reinsurer that is licensed, accredited or approved by the jurisdiction or state in which the insurer files statutory financial statements is permitted to reflect in its statutory financial statements a credit in an aggregate amount equal to the liability for unearned premiums and loss and LAE reserves ceded to the reinsurer.

     In the United States, many states allow credit for reinsurance ceded to a reinsurer that is domiciled and licensed in another state of the United States and meets certain financial requirements. A few states do not allow credit for reinsurance ceded to non-licensed reinsurers except in certain limited circumstances, and others impose additional requirements that make it difficult to become accredited. The great majority of states, however, permit the reduction in statutory surplus resulting from reinsurance obtained from a nonlicensed or non-accredited reinsurer to be offset to the extent that the reinsurer provides a letter of credit, trust or other acceptable security arrangement.

UNITED KINGDOM INSURANCE REGULATION

     The Company intends that Montpelier Re will conduct its business so as not to be subject to insurance regulation in the United Kingdom. However, if it were determined that Montpelier Re is effecting or carrying out contracts of insurance (including contracts of reinsurance) in the United Kingdom, it would be required to be authorized and regulated by the Financial Services Authority (the "FSA"). Insurers carrying on such business in the United Kingdom are required to provide information relating to their insurance and reinsurance arrangements to the FSA and insurers headquartered outside the European Union are required to maintain assets in the United Kingdom in accordance with the rules of the FSA. The FSA has wide-ranging powers of intervention in relation to such insurers, which may be triggered if the FSA has a concern relating to such arrangements or the solvency of such insurers as a result of the receipt of such information or otherwise.

                                   MANAGEMENT

DIRECTORS

     The table below sets forth certain information concerning our directors as of the date of this prospectus:

NAME                         AGE                          POSITIONS
----                         ---                          ---------
John J. (Jack) Byrne(1)....  70    Chairman
Anthony Taylor(1)..........  57    Deputy Chairman, Director, President and Chief Executive
                                   Officer of the Company, Chairman, Director, President
                                   and Chief Underwriting Officer of Montpelier Re
John D. Gillespie(3).......  44    Director
Raymond Barrette(3)........  52    Director
G. Thompson Hutton(2)......  48    Director
Raymond M. Salter(2).......  69    Director
Allan W. Fulkerson(1)......  69    Director
William Spiegel(3).........  40    Director
Steven J. Gilbert(3).......  56    Director
Kamil M. Salame(2).........  34    Director
K. Thomas Kemp(1)..........  62    Director and Chief Financial Officer

---------------

(1) Denotes Class A Director with term expiring in 2006.

(2) Denotes Class B Director with term expiring in 2004.

(3) Denotes Class C Director with term expiring in 2005.

     John J. (Jack) Byrne. Mr. Byrne has been our Chairman since our inception. He is also currently the Chairman of White Mountains Insurance Group Ltd., a position he has held since 1985. Mr. Byrne previously held the position of CEO of White Mountains from time to time from 1985 until 2002. Mr. Byrne previously held the positions of Chairman and CEO of GEICO Corporation and Fireman's Fund Corporation and Chairman of Financial Security Assurance Holdings, Ltd. Mr. Byrne is a Managing Director of OneBeacon Insurance Group, LLC, a subsidiary of White Mountains, and also serves as a director of Folksamerica Holding Company, Inc. He previously served on the boards of directors of American Express, Martin Marietta, Lehman Brothers, MidOcean Reinsurance, and Zurich Re.

     Anthony Taylor. Mr. Taylor has served as our President and Chief Executive Officer and President and Chief Underwriting Officer of Montpelier Re since January 1, 2002. From 1983 until December 2001, Mr. Taylor was associated with Lloyd's Syndicate number 51 "A Taylor & Others," which was initially managed by Willis Faber Agencies and, after a management buy out, by Wellington Underwriting Agencies of which he was a founding director. From 1998 until 2001, Mr. Taylor was Chairman of Wellington Underwriting Inc., as well as Underwriting Director of Wellington Underwriting Agencies Limited. During 2001, Mr. Taylor was Chairman of Wellington Underwriting Agencies Limited and Deputy Chairman of Wellington Underwriting plc. Prior to 1998, Mr. Taylor served as the Active Underwriter of Lloyd's Syndicate Number 51. Mr. Taylor is also a director of Aspen Insurance Holdings, Ltd., a Bermuda insurance and reinsurance company. Mr. Taylor is a Fellow of the Chartered Insurance Institute and has held various committee and board positions for the Lloyd's market.

     John D. Gillespie. Mr. Gillespie has been a director of White Mountains since 1999, and Deputy Chairman since January 2003, and is Chairman and President of White Mountains Advisors LLC. He is also the founder and Managing Partner of his own investment firm, Prospector Partners, LLC, in Guilford, Connecticut. Mr. Gillespie also serves as a director of Folksamerica and served as Managing Director of OneBeacon. Prior to forming Prospector Partners, Mr. Gillespie was President of the T. Rowe Price Growth Stock Fund and the New Age Media Fund, Inc. Mr. Gillespie was at T. Rowe Price from 1986-1997 and GEICO Corporation from 1980-1984.

     Raymond Barrette. Mr. Barrette has been President and CEO of White Mountains since January 2003, and a director since 2000, and served as Chairman and Chief Executive Officer of OneBeacon from 2001 until 2002. Mr. Barrette formerly served as President of White Mountains from 2000 to June 2001 and served as Executive Vice President and Chief Financial Officer of White Mountains from 1997 to 2000. He was formerly a consultant to Tillinghast-Towers Perrin from 1994 to 1996 and was with Fireman's Fund Insurance Company from 1973 to 1993. Mr. Barrette is also Chairman of Folksamerica.

     G. Thompson Hutton. Mr. Hutton is a private equity and venture capital investor based in Palo Alto, California. Since 2003, Mr. Hutton has been Managing Director of Thompson Hutton LLC, providing management and investment advisory services to private equity and venture capital firms and their portfolio of operating companies. Immediately prior to forming Thompson Hutton LLC, he worked as a private investor in association with Trident Capital, Sutter Hill Ventures and Morgan Stanley Venture Partners. Mr. Hutton served as President and Chief Executive Officer of Risk Management Solutions, Inc. from 1990 to 2000. Prior to 1990, Mr. Hutton was a management consultant at McKinsey & Company, Inc. Mr. Hutton is currently a director of Claim IQ and Finaplex.

     Raymond Salter. Mr. Salter was associated with Willis Faber plc from 1986 to 1993, during which time he served as a main board director and Managing Director of the North American Reinsurance Division. During his eight years at Willis Faber plc, Mr. Salter also held a number of other directorships in the Willis Faber group. Mr. Salter retired from Willis Faber plc in 1993 and since then has held a number of non-executive directorships including positions at Kiln Capital plc (in the position of Chairman), Kiln Underwriting Limited, Lombard Insurance Group and Groupama UK (Lombard was acquired by Groupama UK), BF Caudle Agencies (in the position of Chairman), Advent Capital plc and Ashley Palmer Syndicates Limited.

     Allan W. Fulkerson. For almost ten years, Mr. Fulkerson has served as President and Chief Executive Officer of Century Capital Management, Inc. In addition, he serves as a director of Asset Allocation and Management, LLC, The Galtney Group, Inc., HCC Insurance Holdings, Inc., and International Financial Group, Inc. Previously, he has served as a director of Mutual Risk Management, Ltd., Risk Capital Holdings, Inc., SCUUL Limited, Tempest Reinsurance Co., Terra Nova (Bermuda) Holdings, Ltd., United Educators Risk Retention Group, Inc. and Wellington Underwriting plc. Mr. Fulkerson is a graduate of Williams College, where he served as a Trustee and Chairman of the Finance Committee until June 2001.

     William Spiegel. Mr. Spiegel is a Managing Director of Cypress Advisors Inc., which manages over $3.5 billion in private equity funds. He has been with Cypress since its formation in 1994. Prior to joining Cypress, he was a member of the Merchant Banking Group at Lehman Brothers. Over the course of his career, he has worked on private equity transactions in a wide range of industries. Mr. Spiegel currently manages Cypress' efforts in the healthcare and financial services industries. Mr. Spiegel is a director of Catlin Westgen Group Ltd. and Cinemark USA, Inc. He has an M.B.A. from the University of Chicago, an M.A. in Economics from the University of Western Ontario, and a B.Sc. in Economics from the London School of Economics.

     Steven J. Gilbert. Mr. Gilbert has been Chairman of the Board of the general partner of Gilbert Global Equity Partners, L.P., a private equity fund, and Chairman of the Investment Committee of the general partner of Gilbert Global Equity Partners (Bermuda), L.P., a private equity fund, since 1997. From 1992 to 1997, Mr. Gilbert was the Founder and Managing General Partner of Soros Capital L.P., and a principal Advisor to Quantum Industrial Holdings Ltd. From 1988 through 1992, Mr. Gilbert was the Managing Director of Commonwealth Capital Partners, L.P., a private equity investment firm. Mr. Gilbert is also a Limited Partner of Chemical Venture Partners (now J.P. Morgan), which he founded in 1984 and where he was Managing General Partner until 1988. Mr. Gilbert is currently a Director of Veritas, Inc., LCC International, Inc., Edmunds.com, Inc., Optical Capital Group LLC, iSky, Inc., Birch Telecommunications, Inc., and the Asian Infrastructure Fund.

     Kamil M. Salame. Mr. Salame is a Director in the Private Equity Group of Credit Suisse First Boston. Mr. Salame joined DLJ's Merchant Banking Group, a predecessor to Credit Suisse First Boston Private Equity, Inc., in 1997. Previously he was a member of DLJ's Leveraged Finance Group. Mr. Salame is also a director of Aspen Insurance Holdings, Ltd., a Bermuda insurance and reinsurance company. Mr. Salame received a J.D. from Columbia Law School, an M.B.A. from Columbia Business School and a B.S. from Georgetown University.

     K. Thomas Kemp. Mr. Kemp serves as our Chief Financial Officer and as a director. Mr. Kemp has been a Director of White Mountains since 1994. He was also President of White Mountains from June 2001 until December 2002. From January 2000 to June 2001, Mr. Kemp was Deputy Chairman, and from 1997 to 2000, he was President and CEO of White Mountains. He also serves as a director of Folksamerica, Amlin plc, PECO Pallets and Main Street America.

BOARD OF DIRECTORS

     Our directors are divided into three classes of approximately equal size and serve for terms of three years. Our Class A directors, whose terms expire in 2006, are Messrs. Byrne, Taylor, Fulkerson and Kemp. Our Class B directors, whose terms expire in 2004, are Messrs. Hutton, Salter and Salame. Our Class C directors, whose terms expire in 2005, are Messrs. Gillespie, Barrette, Spiegel and Gilbert.

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. The Audit Committee, comprised of Messrs. Fulkerson, Hutton, Salame and Spiegel, has general responsibility for the oversight and surveillance of our accounting, reporting and financial control practices. The Audit Committee annually reviews the qualifications of the Independent Auditors, makes recommendations to the Board as to their selection and reviews the plan, fees and results of their audit. Mr. Hutton is Chairman of the Audit Committee.

     Compensation and Nominating Committee. The Compensation and Nominating Committee, comprised of Messrs. Byrne, Gilbert, Salter and Spiegel, oversees our compensation and benefit policies and programs, including administration of our annual bonus awards and long-term incentive plans, the selection of new directors, the evaluation of the board and management, and the development of corporate governance principles. In addition, the Compensation and Nominating Committee develops and reviews background information for candidates for the Board, including those recommended by shareholders, and makes recommendations to the Board regarding such candidates. Mr. Salter is Chairman of the Compensation and Nominating Committee.

     Underwriting Policy Committee. The Underwriting Policy Committee, comprised of Messrs. Barrette, Hutton, Salter and Taylor, oversees Montpelier Re's underwriting policies and approves any exceptions thereto. Mr. Taylor is the Chairman of the Underwriting Policy Committee.

     Finance Committee. The Finance Committee, comprised of Messrs. Fulkerson, Gilbert, Gillespie, Salame and Taylor, formulates our investment policy and oversees all of our significant investing activities. Mr. Gillespie is the Chairman of the Finance Committee.

COMPENSATION AND NOMINATING COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     K. Thomas Kemp, our Chief Financial Officer and a member of our Board of Directors is a member of the Board of Directors of White Mountains. The Chief Executive Officer of White Mountains, John (Jack) Byrne, is a member of the Compensation and Nominating Committee.

DIRECTOR COMPENSATION

     Those directors who are also our employees are not paid any fees or other compensation for services as members of the Board or any committee of the Board. In 2002, non-employee directors received an annual retainer fee of $25,000 and $2,000 per Board or committee meeting attended, including formal telephonic meetings, but not including informal informational meetings. In addition, non-employee committee chairs receive an annual fee of $5,000 for each committee chaired. All compensation received by directors was in cash.

EXECUTIVE OFFICERS

     The table below sets forth certain information concerning our executive officers as of the date of this prospectus:

NAME                                     AGE                     POSITIONS
----                                     ---                     ---------
Anthony Taylor(1)......................  57    Deputy Chairman, Director, President and
                                               Chief Executive Officer of the Company,
                                               Chairman, Director, President and Chief
                                               Underwriting Officer of Montpelier Re
Thomas George Story Busher.............  47    Chief Operating Officer, Executive Vice
                                               President and Secretary of the Company and
                                               Montpelier Re and Deputy Chairman of
                                               Montpelier Re
K. Thomas Kemp(1)......................  62    Director and Chief Financial Officer of the
                                               Company
C. Russell Fletcher III................  50    Chief Reinsurance Officer and Executive Vice
                                               President of the Company and Montpelier Re
Nicholas Newman-Young..................  51    Managing Director of Montpelier Marketing
                                               Services (UK) Limited

---------------

(1) Anthony Taylor and K. Thomas Kemp are also directors; detailed information regarding their experience is set forth in the prior section.

     Thomas George Story Busher. Mr. Busher serves as our Chief Operating Officer, Executive Vice President and Secretary. From 1985 to 2000, Mr. Busher was employed by Wellington Underwriting plc, where he served as Director and Group Secretary and as Director and Secretary of Wellington Underwriting Agencies Limited. Prior to his employment with Wellington Underwriting plc, Mr. Busher served as Director and Company Secretary of Richard Beckett Underwriting Agencies Limited. Mr. Busher has also served as Chairman of Lloyd's Underwriting Agents Association and as a member of the Business Conduct Committee of Lloyd's Regulatory Board and of Lloyd's/FSA Liaison Committee.

     C. Russell Fletcher III. Mr. Fletcher is our Chief Reinsurance Officer and Executive Vice President. From 1999 to 2001, he served as Executive Vice President of Homesite Group Incorporated. From 1996 to 1998, he was employed by CAT Limited (acquired by ACE Ltd.) and its successor, Tempest Reinsurance Company Limited, where he served as Chief Underwriting Officer -- North America. From 1986 to 1996, he was employed by Vesta Insurance Group, Inc. (and its predecessor, Liberty National Fire Insurance Company), where he served as Executive Vice President. Mr. Fletcher has also been employed by subsidiaries of the following reinsurance and insurance brokerages: Benfield Group plc, Aon Corporation and Marsh & McLennan Companies, Inc.

     Nicholas Newman-Young. Mr. Newman-Young serves as Managing Director of Montpelier Marketing Services (UK) Limited. From 1998 to 2001, he served as Managing Director in the London office of HartRe Company, LLC. From 1992 to 1998, Mr. Newman-Young was employed by Willis Faber North America (U.K.), where he served as Managing Director. Prior to joining Willis Faber, Mr. Newman-Young served as Chairman of MCWinn Underwriting Agencies and Director of Claremount Underwriting Agency. He also served as an underwriter for 18 years in the following Lloyd's syndicates: Syndicate 558, Syndicate 674 and Sir Philip d'Ambrumenil Syndicate.

MANAGEMENT COMPENSATION AND INCENTIVE PLANS

                           SUMMARY COMPENSATION TABLE

     The following table includes certain summary information concerning the compensation awarded to, earned by or paid for services rendered in all capacities during 2002 by the Company's Chief Executive Officer and the four most highly compensated executive officers who were serving as executive officers at the end of 2002, who we refer to as the named executive officers.

                                                                                 LONG-TERM
                                                  ANNUAL COMPENSATION           COMPENSATION
                                          -----------------------------------   ------------
                                                                                   SHARES
                                                                 OTHER ANNUAL    UNDERLYING     ALL OTHER
                                                                 COMPENSATION   OPTIONS/SARS   COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR   SALARY(1)    BONUS         (2)            (3)            (4)
---------------------------        ----   ---------   --------   ------------   ------------   ------------
Anthony Taylor
  President and Chief
  Executive Officer..............  2002   $447,520    $379,000     $216,849      2,040,000       $ 85,726
Thomas George Story Busher
  Chief Operating Officer,
  Executive Vice President and
  Secretary......................  2002   $317,032    $297,000     $108,551        225,000       $ 64,795
C. Russell Fletcher III
  Chief Reinsurance Officer and
  Executive Vice President.......  2002   $400,000    $339,000     $ 48,000        225,000       $194,397
Nicholas Newman-Young
  Managing Director of
  Montpelier Marketing Services
  (UK) Limited...................  2002   $224,850    $188,000           --         60,000       $ 22,485
K. Thomas Kemp
  Chief Financial Officer and
  Executive Vice President.......  2002         --    $113,000           --             --             --

---------------

(1) The salary for Mr. Newman-Young is the dollar equivalent of L150,000.

(2) Represents housing expense reimbursements in the amount of $110,000, $75,000 and $48,000 for Messrs. Taylor, Busher and Fletcher, respectively, and personal travel in the amount of $106,849 and $33,551 for Mr. Taylor and Mr. Busher, respectively.

(3) Represents the aggregate number of Full Voting Common Shares subject to Options granted to the Named Executive Officers during 2002.

(4) Represents expenses incurred in relocating to Bermuda, contributions made to the Company's defined contribution pension scheme and personal taxation consulting fees paid on behalf of the individuals.

                    OPTIONS GRANTED DURING FISCAL YEAR 2002

     The following table provides information related to options granted to the named executive officers during fiscal year 2002.

                                              INDIVIDUAL GRANTS
                       ----------------------------------------------------------------      POTENTIAL REALIZABLE VALUE
                       NUMBER OF                                 FAIR                          AT ASSUMED ANNUAL RATE
                         COMMON     PERCENT OF                  MARKET                         OF COMMON SHARE PRICE
                         SHARES       TOTAL                    VALUE PER                          APPRECIATION FOR
                       UNDERLYING    OPTIONS     EXERCISE      SHARE ON                             OPTION TERM
                        OPTIONS     GRANTED TO   PRICE PER      DATE OF      EXPIRATION   --------------------------------
NAME                   GRANTED(1)   EMPLOYEES      SHARE         GRANT          DATE        0%         5%          10%
----                   ----------   ----------   ---------     ---------     ----------   -------   ---------   ----------
Anthony Taylor.......   510,000(2)     20.0%      $16.67        $16.67(11)   12/31/2011        --   5,130,682   13,205,590
                        510,000(3)     20.0%      $17.50        $16.67(11)   12/31/2011        --   4,707,382   12,782,290
                        510,000(4)     20.0%      $18.33        $16.67(11)   12/31/2011        --   4,284,082   12,358,990
                        510,000(5)     20.0%      $19.17        $16.67(11)   12/31/2011        --   3,855,682   11,930,590
Thomas George Story
  Busher.............    56,250(6)      2.2%      $17.50(10)    $20.00(12)    9/30/2012   140,625     848,131    1,933,585
                         56,250(7)      2.2%      $18.33(10)    $20.00(12)    9/30/2012    93,938     801,444    1,886,898
                         56,250(8)      2.2%      $19.17(10)    $20.00(12)    9/30/2012    46,687     754,194    1,839,648
                         56,250(9)      2.2%      $20.00(10)    $20.00(12)    9/30/2012        --     707,506    1,797,960
C. Russell Fletcher
  III................    56,250(6)      2.2%      $17.50(10)    $20.00(12)    9/30/2012   140,625     848,131    1,933,585
                         56,250(7)      2.2%      $18.33(10)    $20.00(12)    9/30/2012    93,938     801,444    1,886,898
                         56,250(8)      2.2%      $19.17(10)    $20.00(12)    9/30/2012    46,687     754,194    1,839,648
                         56,250(9)      2.2%      $20.00(10)    $20.00(12)    9/30/2012        --     707,506    1,797,960
Nicholas Newman-
  Young..............    15,000(6)      0.6%      $17.50(10)    $20.00(12)    9/30/2012    37,500     226,168      515,623
                         15,000(7)      0.6%      $18.33(10)    $20.00(12)    9/30/2012    25,050     213,718      503,173
                         15,000(8)      0.6%      $19.17(10)    $20.00(12)    9/30/2012    12,450     201,118      490,573
                         15,000(9)      0.6%      $20.00(10)    $20.00(12)    9/30/2012        --     188,668      478,123
K. Thomas Kemp.......        --          --           --            --               --        --          --           --

---------------

 (1) All options are cliff vesting.

 (2) The vesting date for these options was December 31, 2002.

 (3) The vesting date for these options is December 31, 2003.

 (4) The vesting date for these options is December 31, 2004.

 (5) The vesting date for these options is December 31, 2005.

 (6) The vesting date for these options is September 30, 2003.

 (7) The vesting date for these options is September 30, 2004.

 (8) The vesting date for these options is September 30, 2005.

 (9) The vesting date for these options is September 30, 2006.

(10) The exercise price per share for these options was determined based upon the estimated fully converted book value of the Common Shares as of June 30, 2002, the most recent quarter end date preceding the date of grant.

(11) These options were granted in connection with the formation of the Company; accordingly, the fair market value per share on the date of grant was equal to the price per share paid by the initial investors in the Company.

(12) These options were granted after the formation of the Company, but prior to the Company's initial public offering, which was completed on October 15, 2002. As such, there was no trading market for the

     Common Shares on the date of grant from which the fair market value can be calculated. However, for purposes of this table only, the initial public offering price of the Common Shares, $20.00, has been used for the fair market value of the Common Shares.

OPTIONS EXERCISED DURING FISCAL YEAR 2002 AND FISCAL YEAR-END OPTION VALUES

     No options were exercised by named executive officers during 2002.

     The following table provides information on unexercised options held by each of the named executive officers as of December 31, 2002.

                                                        NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                           UNDERLYING                   IN-THE-MONEY
                                                    UNEXERCISED OPTIONS/ SARS         OPTIONS/ SARS AT
                            SHARES                      DECEMBER 31, 2002             DECEMBER 31, 2002
                           ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                      ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      -----------   --------   -----------   -------------   -----------   -------------
Anthony Taylor..........       --           --       510,000       1,530,000     $6,186,300     $16,014,000
Thomas George Story
  Busher................       --           --            --         225,000             --     $ 2,261,250
C. Russell Fletcher
  III...................       --           --            --         225,000             --     $ 2,261,250
Nicholas Newman-Young...       --           --            --          60,000             --     $   603,000
K. Thomas Kemp..........       --           --            --              --             --              --

LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

     The following table summarizes the Long-Term Incentive Plan awards made to the Named Executive Officers during the latest fiscal year exclusive of awards of options which have been presented in the Options Granted During Fiscal Year 2002 table. The long-term incentive awards presented below consisted of performance shares. A performance share derives its value from the market value of a Common Share when earned.

                               NUMBER OF                          ESTIMATED FUTURE PAYOUTS(2)
                              PERFORMANCE    PERFORMANCE PERIOD   ----------------------------
NAME                          UNITS(#)(1)        FOR PAYOUT        THRESHOLD(#)     TARGET(#)    MAXIMUM(#)
----                          ------------   ------------------   --------------   -----------   ----------
Anthony Taylor..............     78,684           3 years                0            78,684      157,368
Thomas George Story Busher..     31,470           3 years                0            31,470       62,940
C. Russell Fletcher III.....     59,010           3 years                0            59,010      118,020
Nicholas Newman-Young.......     15,738           3 years                0            15,738       31,476
K. Thomas Kemp..............         --                --               --                --           --

---------------

(1) Each performance unit represents the fair value of a Common Share.

(2) Performance units are conditional grants which entitle the recipient to receive, without payment to the Company, all, double, or a part of the value of the units granted, depending on the achievement of specific financial or operating goals. Performance units vest at the end of a three-year performance cycle, and can be denominated in common shares at market value and are payable in cash, common shares or a combination of both at the discretion of the Compensation and Nominating Committee of the Board. The performance target for full payment of performance units issued in the 2002-2004 performance cycle is the achievement of a target combined ratio as measured over the applicable performance periods. The payment on performance units can double if the average combined ratio is significantly less than the target. Conversely, the payment on performance units declines to zero with an increasing combined ratio. The Compensation and Nominating Committee has significant discretion regarding the payout level of the performance units.

CEO EMPLOYMENT AGREEMENT

     We have entered into service agreements with Mr. Taylor, effective as of January 1, 2002, under which he agreed to serve as our Chief Executive Officer and the Chief Underwriting Officer of Montpelier Re for an initial term ending on December 31, 2004. The agreements provide that Mr. Taylor be paid an initial annual salary of L300,000 (approximately $483,000), subject to annual increase or decrease (but not below L300,000) as determined by the Compensation and Nominating Committee of the Board, subject to ratification by the full Board. In addition, the agreements provide that Mr. Taylor shall receive a housing allowance each year. Mr. Taylor received a signing bonus of $400,000 upon entering into the service agreements for services to be rendered upon the commencement of his employment.

     If Mr. Taylor's service agreements are terminated prior to their expiration by the Company due to his mental or physical incapacity, Mr. Taylor will be entitled to continue to receive his salary for a period of twelve months following the termination. If Mr. Taylor terminates his service agreements, or we terminate his agreements for cause, we will have no further obligations to Mr. Taylor under the agreements. Mr. Taylor's employment agreement has no specific provisions relating to a Change in Control of the Company.

     Mr. Taylor's agreements entitle him to participate in our annual bonus and long-term incentive plans, which are described below, pursuant to which he had been granted 78,684 units under the performance unit plan ("PUP") as of December 31, 2002. Mr. Taylor has also been granted options under the Share Option Plan. The agreements also contain customary provisions relating to confidentiality, non-competition and non-solicitation.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

     The following information summarizes the employment-related agreements for our named executive officers.

     Thomas George Story Busher. We have entered into service agreements with Mr. Busher, effective as of January 1, 2002, pursuant to which he has agreed to serve as our Chief Operating Officer and Executive Vice President. In addition to his annual salary, Mr. Busher is entitled to a housing allowance, initially set at $90,000 per year. Mr. Busher's service agreements also entitle him to participate in our PUP plan, pursuant to which he had been granted 31,470 units as of December 31, 2002. Mr. Busher has also been granted options under the Share Option Plan. The remaining material terms of Mr. Busher's service agreements are common to the other officers' service agreements and are described below.

     C. Russell Fletcher III. We have entered into a service agreement with Mr. Fletcher, effective as of January 1, 2002, pursuant to which he has agreed to serve as our Chief Reinsurance Officer and Executive Vice President. In addition to his annual salary, Mr. Fletcher is entitled to a housing allowance, initially set at $144,000 per year. Mr. Fletcher's service agreement also entitles him to participate in our PUP plan, pursuant to which he had been granted 59,010 units as of December 31, 2002. Mr. Fletcher has also been granted options under the Share Option Plan. The remaining material terms of Mr. Fletcher's service agreement are common to the other officers' service agreements and are described below.

     Nicholas Newman-Young. We have entered into a service agreement with Mr. Newman-Young, effective as of January 24, 2002, pursuant to which he has agreed to serve as the Managing Director of Montpelier Marketing Services (UK) Limited. Mr. Newman-Young's service agreement entitles him to participate in our PUP plan, pursuant to which he had been granted 15,738 units as of December 31, 2002. Mr. Newman-Young has also been granted options under the Share Option Plan. The remaining material terms of Mr. Newman-Young's service agreement are common to the other officers' service agreements and are described below.

     Provisions Common to the Service Agreements. In addition to the provisions described above, the service agreements of Messrs. Busher, Fletcher and Newman-Young contain the following provisions. Each service agreement is terminable upon twelve months written notice by us or upon six months written notice by the officer. Each agreement also contains non-compete provisions of varying terms, and entitles the officer to participate in our annual bonus and long-term incentive plans described below. The service agreements have no specific provisions relating to a Change in Control of the Company.

     K. Thomas Kemp. We have entered into a Letter of Employment with Mr. Kemp, effective May 21, 2002 (other than with respect to his compensation, for which purpose the letter is effective as of January 1, 2003) pursuant to which he has agreed to serve as the Chief Financial Officer of the Company. Mr. Kemp's Letter of Employment entitles him to participate in our annual bonus plan and the PUP plan, although no units had been granted to him as of December 31, 2002. This Letter of Employment agreement with Mr. Kemp may be terminated by us or by Mr. Kemp upon two weeks written notice. We paid a bonus of $113,000 to Mr. Kemp in recognition of his services to the Company as Chief Financial Officer during 2002, however, this bonus was not paid pursuant to the terms of his Letter of Employment.

ANNUAL BONUS PLAN

     Each year, officers that participate in the annual bonus plan will be eligible to receive a bonus based upon the officer's achievement of annual performance targets that have been established by the Compensation and Nominating Committee of the Board of Directors. The Compensation and Nominating Committee will establish a bonus pool at the end of each year, with the amount of such pool determined based upon our year end results. The pool will then be allocated to officers based upon their individual performance with respect to their performance targets.

LONG-TERM INCENTIVE PLANS

     Performance Unit Plan. Performance units are conditional grants which entitle the recipient to receive, without payment to the Company, all, double, or a part of the value of the units granted, depending on the achievement of specific financial or operating goals. Performance units vest at the end of a three-year performance cycle, and can be denominated in common shares at market value and are payable in cash, common shares or a combination of both at the discretion of the Compensation and Nominating Committee of the Board. The performance target for full payment of performance units issued in the 2002-2004 performance period is the achievement of an average combined ratio of 70% as measured over the period. The performance target for full payment of performance units issued in the 2003-2005 performance period is a combination of the achievement of an average combined ratio of 72% as measured over the period, and the achievement of an annual increase in fully converted book value per share of 18% as measured over the period. Linear scale collars around the targets provide for payment on performance units to rise to 200% if performance materially exceeds target or to reduce to nil if performance is materially below target. The Compensation and Nominating Committee has significant discretion regarding the payout level of the performance units.

     Share Option Plan. Pursuant to the terms of the Share Option Plan, the committee has discretion to grant share options to certain principal employees. As of September 20, 2002, Messrs. Taylor, Busher, Fletcher and Newman-Young had received options under the plan. The options expire ten years after the award date are subject to various vesting periods, and require full payment in cash prior to exercise. A total of 2,550,000 options, the maximum amount authorized under current Committee approvals, are outstanding pursuant to the Share Option Plan at December 31, 2002.

DEFERRED COMPENSATION PLAN

     The Deferred Compensation Plan gives executive officers the ability to defer receipt of executive compensation, including performance unit payouts, at no cost to the Company. Under the plan, various investment options are available including a phantom share tracking option, a fixed income investment option and an equity fund investment option. The plan is a non-funded general obligation.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth information as of June 20, 2003 regarding beneficial ownership of common shares and the applicable voting rights attached to such share ownership in accordance with our bye-laws by:

     - each person known by us to beneficially own 5% or more of our outstanding common shares;

     - each shareholder that is selling common shares in this offering;

     - each of our directors;

     - each of our executive officers; and

     - all of our executive officers and directors as a group.

                                          BENEFICIAL OWNERSHIP OF                  BENEFICIAL OWNERSHIP OF
                                          PRINCIPAL SHAREHOLDERS     NUMBER OF      PRINCIPAL SHAREHOLDERS
                                         PRIOR TO THE OFFERING(2)     COMMON        AFTER THE OFFERING(2)
                                         -------------------------    SHARES     ----------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)     NUMBER      PERCENTAGE    OFFERED     NUMBER(3)     PERCENTAGE(4)
---------------------------------------  ------------   ----------   ---------   ------------   -------------
White Mountains Insurance Group,
  Ltd.(5)............................    15,581,571.7     22.9%            --    15,581,571.7       22.9%
  One Beacon Street
  Boston, MA 02108
Cypress Associates II (Cayman)
  L.P.(6)............................       8,999,999     14.2%      1,841,400      7,158,599       11.3%
  65 East 55th Street, 28th Floor
  New York, New York 10022
DLJMB Overseas Partners III, C.V. and
  associated funds(7)................       7,200,000     11.4%      1,440,000      5,760,000        9.1%
  11 Madison Avenue, 16th Floor
  New York, NY 10010
Vestar AIV Managers Ltd.(8)..........       4,499,999      7.1%       920,701       3,579,298        5.6%
  245 Park Avenue, 41st Floor
  New York, New York 10167
Benfield Holdings Ltd.(9)............     3,890,785.8      5.9%       796,055     3,094,730.8        4.7%
  55 Bishopsgate
  London
  EC2N 3BD
  United Kingdom
FMR Corp.(10)........................       3,283,900      5.2%            --       3,283,900        5.2%
  82 Devonshire Street
  Boston, Massachusetts 02109
Gilbert Global Equity Partners,
  L.P. ..............................       2,003,436      3.2%       409,903       1,593,533        2.5%
  785 Smith Ridge Road
  New Canaan, CT 06840
Gilbert Global Equity Partners
  (Bermuda), L.P.....................         365,064         *        74,692         290,372           *
  9 Church Street
  P.O. Box HM 951
  Hamilton HM DX, Bermuda
GGEP-SK, LLC.........................          31,500         *         6,445          25,055           *
  590 Madison Avenue
  40th Floor
  New York, NY 10022
Friedman Fleischer & Lowe Capital
  Partners, L.P......................       1,768,016      2.8%       361,736       1,406,280        2.2%
  One Maritime Plaza Suite 1000
  San Francisco, CA 94111
FFL Executive Partners, L.P.(11).....          31,983         *         6,544          25,439           *
  One Maritime Plaza Suite 1000
  San Francisco, CA 94111

                                          BENEFICIAL OWNERSHIP OF                  BENEFICIAL OWNERSHIP OF
                                          PRINCIPAL SHAREHOLDERS     NUMBER OF      PRINCIPAL SHAREHOLDERS
                                         PRIOR TO THE OFFERING(2)     COMMON        AFTER THE OFFERING(2)
                                         -------------------------    SHARES     ----------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)     NUMBER      PERCENTAGE    OFFERED     NUMBER(3)     PERCENTAGE(4)
---------------------------------------  ------------   ----------   ---------   ------------   -------------
Bank of America Corporation(12)......     1,646,802.6      2.6%       336,936     1,309,866.6        2.1%
  100 North Tryon St.
  Charlotte, NC 28255-0001
Mutual Shares Fund(13)...............         607,140         *       124,221         482,919           *
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078
Mutual Qualified Fund(13)............         291,900         *        59,723         232,177           *
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078
Mutual Beacon Fund(13)...............         320,100         *        65,492         254,608           *
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078
Mutual Discovery Fund(13)............         141,480         *        28,947         112,533           *
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078
Mutual European Fund(13).............          48,240         *         9,870          38,370           *
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078
Mutual Financial Services Fund(13)...          22,440         *         4,591          17,849           *
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078
Mutual Shares Securities Fund(13)....          48,840         *         9,993          38,847           *
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078
Mutual Discovery Securities Fund(13)...         6,420         *         1,314           5,106           *
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078
Mutual Beacon Fund (Canada)(13)......           5,640         *         1,154           4,486           *
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078
Franklin Mutual Beacon Fund(13)......           7,800         *         1,596           6,204           *
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078
OIP Montpelier, L.P..................       1,017,874       1.6       208,257         809,617        1.3%
  280 Park Avenue, 38th Floor
  New York, NY 10017
Century Capital Partners II,
  L.P.(14)...........................         600,000         *        40,000         560,000           *
  One Liberty Square
  Boston, MA 02109
Trident Capital Fund-IV, L.P.(15)....         180,510         *        36,932         143,578           *
  505 Hamilton Avenue, Suite 200
  Palo Alto, CA 94301
Trident Capital Fund-IV Principals
  Fund, L.P.(15).....................           6,468         *         1,323           5,145           *
  505 Hamilton Avenue, Suite 200
  Palo Alto, CA 94301
Trident Capital Fund-IV Affiliates Fund
  (Q), L.P.(15)......................           3,258         *           667           2,591           *
  505 Hamilton Avenue, Suite 200
  Palo Alto, CA 94301
Trident Capital Fund-IV Affiliates
  Fund, L.P.(15).....................           2,436         *           498           1,938           *
  505 Hamilton Avenue, Suite 200
  Palo Alto, CA 94301

                                          BENEFICIAL OWNERSHIP OF                  BENEFICIAL OWNERSHIP OF
                                          PRINCIPAL SHAREHOLDERS     NUMBER OF      PRINCIPAL SHAREHOLDERS
                                         PRIOR TO THE OFFERING(2)     COMMON        AFTER THE OFFERING(2)
                                         -------------------------    SHARES     ----------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)     NUMBER      PERCENTAGE    OFFERED     NUMBER(3)     PERCENTAGE(4)
---------------------------------------  ------------   ----------   ---------   ------------   -------------
Trident Capital Fund-V, L.P.(15).....         362,286         *        74,124         288,162           *
  505 Hamilton Avenue, Suite 200
  Palo Alto, CA 94301
Trident Capital Parallel Fund-V,
  C.V.(15)...........................          27,522         *         5,631          21,891           *
  505 Hamilton Avenue, Suite 200
  Palo Alto, CA 94301
Trident Capital Fund-V Principals Fund,
  L.P.(15)...........................           7,404         *         1,515           5,889           *
  505 Hamilton Avenue, Suite 200
  Palo Alto, CA 94301
Trident Capital Fund-V Affiliates Fund
  (Q), L.P.(15)......................           2,010         *           411           1,599           *
  505 Hamilton Avenue, Suite 200
  Palo Alto, CA 94301
Trident Capital Fund-V Affiliates Fund,
  L.P.(15)...........................           2,106         *           431           1,675           *
  505 Hamilton Avenue, Suite 200
  Palo Alto, CA 94301
AXP Variable Portfolio -- Capital
  Resource Fund, a series of AXP
  Variable Portfolio Investment Series,
  Inc................................         500,000         *       102,300         397,700           *
  50592 AXP Financial Center
  Minneapolis, MN 55474
Renaissance Executive Partners, L.P....       130,000         *        26,598         103,402           *
  909 3rd Avenue
  New York, NY 10022
John J. (Jack) Byrne(16).............         600,000         *            --         600,000           *
Allan W. Fulkerson(17)...............         600,000         *        40,000         560,000           *
Anthony Taylor(18)...................         570,100         *            --         570,100           *
K. Thomas Kemp(19)...................          60,000         *            --          60,000           *
John D. Gillespie(20)................       1,260,000      2.0%            --       1,260,000        2.0%
C. Russell Fletcher(21)..............           6,000         *            --           6,000           *
G. Thompson Hutton(22)...............           6,000         *            --           6,000           *
Raymond M. Salter....................              --        --            --              --          --
William Spiegel(23)..................              --        --            --              --          --
Steven J. Gilbert(24)................              --        --            --              --          --
Kamil M. Salame(25)..................              --        --            --              --          --
Raymond Barrette.....................              --        --            --              --          --
Thomas G.S. Busher(26)...............              --        --            --              --          --
Nicholas Newman-Young(27)............              --        --            --              --          --
All directors and executive officers as
  a group............................       3,102,100      4.9%            --       3,062,100        4.8%
                                         ------------     -----                  ------------       -----

---------------

  *  Less than 1%.

 (1) Unless otherwise stated, the address for each beneficial owner is c/o Montpelier Re Holdings Ltd., Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda.

 (2) Our bye-laws reduce the total voting power of any shareholder owning more than 9.5% of our common shares to 9.5% of the voting power of our common shares. See "Description of Share Capital -- Voting Rights."

 (3) Assumes that the underwriters do not exercise their over-allotment option. In the event that the over-allotment option is exercised, the selling shareholders have agreed to sell up to a maximum amount of 1,050,000 common shares.

 (4) Calculated on the basis of 63,392,600 common shares to be outstanding after the offering, assuming the underwriters do not exercise their over-allotment option.

 (5) Includes 900,000 common shares held by Camden Fire Insurance Company, 8,100,000 common shares held by OneBeacon Insurance Company and 1,800,000 common shares held by Pennsylvania General Insurance Company and warrants, which are currently exercisable, to purchase 4,781,571.7 common shares. Jack Byrne beneficially owns 1,111,818 common shares of White Mountains, representing 13.3% of White Mountains' total common shares outstanding at March 21, 2003, and is the Chairman of White Mountains.

 (6) Includes 82,380 common shares held by 55th Street Partners II (Cayman) L.P., 8,536,710 common shares held by Cypress Merchant B Partners II (Cayman) L.P., 362,909 common shares held by Cypress Merchant Banking II-A C.V. and 18,000 common shares held by Cypress Side-By-Side (Cayman) L.P. (the "Cypress Entities"). Cypress Associates II (Cayman) L.P. is the general partner of the Cypress Entities. The general partner of Cypress Associates II (Cayman) L.P. is CMBP II (Cayman) Ltd., whose directors are Jeff Hughes, James Singleton, David Spalding and James Stern.

 (7) Includes 46,422 common shares held by DLJ MB Partners III GmbH & Co. KG, 380,796 common shares held by DLJ Offshore Partners III, C.V., 98,226 common shares held by DLJ Offshore Partners III-1, C.V., 69,972 common shares held by DLJ Offshore Partners III-2, C.V., 1,152,696 common shares held by MBP III Plan Investors, L.P., 9,216 common shares held by Millennium Partners II, L.P. and 5,442,672 common shares held by DLJMB Overseas Partners III, C.V. Credit Suisse First Boston, a Swiss bank, owns the majority of the voting stock of Credit Suisse First Boston, Inc., which in turn owns all of the voting stock of Credit Suisse First Boston (USA), Inc. ("CSFB-USA"). The DLJ related entities named above (the "DLJ Related Entities") are merchant banking funds advised by indirect subsidiaries of CSFB-USA.

 (8) Includes 4,407,186 shares held by Vestar AIV Holdings A L.P. ("Vestar Holdings A"), 37,491 shares held by Vestar AIV Holdings B L.P. ("Vestar Holdings B") and 55,322 shares held by Vestar AIV Employees Ltd. ("Vestar Employees"). Vestar AIV Managers Ltd. is the sole director of Vestar Employees and the general partner of Vestar AIV Associates L.P. ("Vestar Associates"). Vestar Associates, in turn, is the general partner of each of Vestar Holdings A and Vestar Holdings B. Vestar AIV Managers Ltd. is owned by Norman W. Alpert, Bryan J. Carey, Nicholas A. Dovidio, James L. Elrod, Jr., Jack M. Feder, James P. Kelley, Sander M. Levy, Arthur J. Nagle, Daniel S. O'Connell, Robert L. Rosner and Brian P. Schwartz, all of whom disclaim beneficial ownership of the shares of Montpelier owned by Vestar Holdings A, Vestar Holdings B and Vestar Employees, except to the extent of their pecuniary interest therein.

 (9) Includes warrants, which are currently exercisable, to purchase 2,390,785.8 common shares.

(10) Based on a Schedule 13G filed jointly by FMR Corp., Edward C. Johnson, 3d and Abigail P. Johnson with the Securities and Exchange Commission on February 13, 2003. Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,283,900 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 3,283,900 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Members of the Edward C. Johnson, 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson, 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson, 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(11) Friedman Fleischer & Lowe Capital Partners, L.P. and FFL Executive Partners, L.P. are affiliates. The shares listed for each of these shareholders do not include any shares held by its affiliate.

(12) Includes warrants, which are currently exercisable, to purchase 146,802.6 shares held by Banc of America Securities, LLC, an affiliate of Bank of America Corporation.

(13) Mutual Shares Fund, Mutual Qualified Fund, Mutual Beacon Fund, Mutual Discovery Fund, Mutual European Fund, Mutual Financial Services Fund, Mutual Shares Securities Fund, Mutual Discovery Securities Fund, Mutual Beacon Fund (Canada) and Franklin Mutual Beacon Fund (collectively, the "Funds") are all advisory clients of Franklin Mutual Advisers, LLC ("FMA"). Pursuant to investment advisory contracts between the Funds and FMA, FMA has sole investment and voting discretion over the common shares held by the Funds. FMA disclaims beneficial ownership over any of the common shares beneficially owned by the Funds. The shares listed for each of these shareholders do not include shares held by any of the other Funds.

(14) Mr. Fulkerson, one of our directors, is a limited partner of Century Capital Partners II, L.P. ("Century") and is a managing member of the LLC that is the general partner of Century.

(15) Trident Capital Fund-IV, L.P., Trident Capital Fund-IV Principals Fund, L.P., Trident Capital Fund-IV Affiliates Fund (Q), L.P., Trident Capital Fund-IV Affiliates Fund, L.P., Trident Capital Fund-V, L.P. Trident Capital Parallel Fund-V, C.V., Trident Capital Fund-V Principals Fund, L.P., Trident Capital Fund-V Affiliates (Q) L.P. and Trident Capital Fund-V Affiliates Fund, L.P. are affiliates. The shares listed for each of these shareholders do not include shares held by any of its affiliates.

(16) Includes 60,000 common shares held by his wife, Dorothy Byrne, 300,000 common shares held by his son, John J. Byrne, III, and 240,000 common shares held by Jack Byrne. Mr. Byrne is also the Chairman of White Mountains Insurance Group, Ltd., another one of our shareholders.

(17) Includes 600,000 common shares held by Century prior to the offering, 40,000 common shares being offered by Century and 560,000 common shares held by Century after the offering, to which Mr. Fulkerson disclaims beneficial ownership, except to the extent of his actual pecuniary interest therein. He is a limited partner of Century and is a managing member of the LLC that is the general partner of Century.

(18) Includes options which have vested and are currently exercisable to purchase 510,000 common shares. Does not include options to purchase 1,530,000 common shares, which are not currently exercisable and which vest over three years.

(19) Includes 15,000 common shares held by Little Oak Hill Partnership L.P.

(20) Includes (i) 1,140,000 common shares owned by various funds of Prospector Partners LLC in which Mr. Gillespie is either general manager or investment manager, (ii) 60,000 common shares held by Gillespie Family 2000, LLC in which Mr. Gillespie's interest is limited to that as a co-managing member,
     (iii) 36,000 common shares held by Main Street America Assurance Corporation to which Mr. Gillespie serves as an investment manager and (iv) 24,000 common shares held by National Grange Mutual Insurance Company to which Mr. Gillespie serves as an investment manager. Mr. Gillespie disclaims beneficial ownership of such common shares owned by Prospector Partners LLC
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     and Gillespie Family 2000, LLC, except to the extent of his pecuniary interest therein. Mr. Gillespie is also Deputy Chairman of White Mountains Insurance Group, Ltd., another one of our shareholders.

(21) Does not include options to purchase 225,000 shares, which are not currently exercisable and which vest over four years.

(22) Includes 6,000 common shares held by Hutton Living Trust.

(23) Mr. Spiegel, one of our directors, is a Managing Director of Cypress Advisors Inc., which manages the Cypress Entities discussed in footnote 4 above. Mr. Spiegel disclaims beneficial ownership of any of the common shares owned by the Cypress Entities.

(24) Does not include 2,003,436 common shares held by Gilbert Global Equity Partners, L.P., 365,064 shares held by Gilbert Global Equity Partners (Bermuda), L.P. and 31,500 shares held by GGEP-SK, LLC. Mr. Gilbert, one of our directors, is Chairman of the Board of the general partner of Gilbert Global Equity Partners, L.P. and Chairman of the Investment Committee of the general partner of Gilbert Global Equity Partners (Bermuda) L.P. Mr. Gilbert disclaims beneficial ownership of any of the common shares owned by the entities discussed in this footnote 24.

(25) Mr. Salame, one of our directors, is a Director in the Private Equity Group of Credit Suisse First Boston, of which the DLJ Related Entities are a part. Mr. Salame disclaims beneficial ownership of any of the common shares owned by the DLJ Related Entities.

(26) Does not include options to purchase 225,000 shares, which are not currently exercisable and which vest over four years.

(27) Does not include options to purchase 60,000 shares, which are not currently exercisable and which vest over four years.

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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We describe below some of the transactions we have entered into with parties that are related to our company. We believe that each of the transactions described below was on terms no less favorable to us than we could have obtained from unrelated parties.

TRANSACTIONS AND RELATIONSHIPS WITH INITIAL INVESTORS

     White Mountains and Benfield sponsored our formation and invested $180 million and $25 million respectively in our initial private placement. In addition, White Mountains and Benfield were granted warrants that entitle them to purchase 4,781,571.7 common shares and 2,390,785.8 common shares, respectively. See "Description of Share Capital -- Warrants."

     In connection with our formation, White Mountains and Benfield established a trust in Bermuda to fund our start-up expenses. After our formation and funding, we reimbursed White Mountains and Benfield $400,000 each for the amounts they had contributed to the trust: $238,185 each as of December 31, 2001 with the remaining amount of $161,815 each, being repaid as of March 26, 2002. In addition, in December 2001 the Company paid Benfield Advisory Limited, an affiliate of Benfield, advisory fees of $3.3 million in connection with the formation of the Company.

     Mr. Byrne, Chairman of our Board and a member of our Compensation and Nominating Committee, is also Chairman of the board of directors of White Mountains and served as Chief Executive Officer of White Mountains until December 31, 2002. Mr. Kemp, our Chief Financial Officer and one of our directors, is a member of the board of directors of White Mountains and served as President of White Mountains until December 31, 2002. Mr. Barrette, one of our directors and a member of the Underwriting Policy Committee, is a director of White Mountains and was named President and Chief Executive Officer of White Mountains, effective January 1, 2003. Mr. Gillespie, one of our directors, is Principal Executive Officer of White Mountains Advisors LLC, a wholly owned indirect subsidiary of White Mountains, and Deputy Chairman of the board of directors of White Mountains.

     We have engaged White Mountains Advisors LLC, a wholly owned indirect subsidiary of White Mountains Insurance Group, to provide investment advisory and management services. The fees, which vary depending on the amount of assets under management, are between 0.15% and 0.30% and are included in net investment income. The Company incurred an average fee of 0.17% and 0.20% for the three months ended March 31, 2003 and 2002, respectively. For the three months ended March 31, 2003 and 2002, the Company expensed investment management fees of approximately $692,000 and $523,000, respectively, and has recorded an amount payable for these services of $705,000 and $525,000, respectively. John Gillespie, the Company's Chairman of the Finance Committee, is Deputy Chairman of the Board of Directors of White Mountains Insurance Group, the Principal Executive Officer of White Mountains Advisors LLC and is either general manager or investment manager of various funds which own less than 5% of the Company.

     We have also entered into an agreement with Remetrics, a subsidiary of Benfield Holdings Limited, which beneficially owns 5.9% of our common shares, for the provision of certain risk management services. This agreement was no longer in place at December 31, 2002. As a result of this agreement, the Company accrued approximately $nil and $650,000 for the three months ended March 31, 2003 and 2002, respectively, for risk management services.

     In addition, in the ordinary course of business, we have entered into four reinsurance agreements with OneBeacon, a wholly owned subsidiary of White Mountains, one of our principal shareholders, during the three months ended March 31, 2002. The Company received $728,000 in aggregate annual premiums from these contracts during the year ended December 31, 2002. The Company has not entered into any reinsurance agreements with OneBeacon Insurance Group during the three months ended March 31, 2003.

     In addition, we pay brokerage commissions to Benfield plc, a subsidiary of Benfield Holdings Limited, on business brought in by Benfield. These commissions are consistent with commissions paid to other brokers in the ordinary course of business and totaled $5.8 million and $3.2 million for the three months ended March 31, 2003 and 2002, respectively.
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RELATIONSHIPS WITH STRATEGIC INVESTORS AND UNDERWRITERS

     Mr. Kamil M. Salame, one of our directors, is a Director in the Private Equity Group of Credit Suisse First Boston, an affiliate of which, Credit Suisse First Boston LLC, is acting as an underwriter in this offering. In addition, certain entities in the Private Equity Group own our common shares and are selling shareholders in this offering.

     Bank of America, N.A., an affiliate of Banc of America Securities LLC, one of the underwriters in this offering, participates and acts as the administrative agent and a lender in our credit facilities. Under these facilities, we have a revolving credit line with a $50 million borrowing limit and have a three-year term loan of $150 million. Credit Suisse First Boston, an affiliate of Credit Suisse First Boston LLC, one of the underwriters in this offering, is also a lender in our credit facilities. Also, Banc of America Securities LLC is one of our shareholders and warrantholders and is a selling shareholder in this offering.

     In addition, in the ordinary course of business, the Company entered into four reinsurance agreements with OneBeacon Insurance Group, a subsidiary of White Mountains Insurance Group, during the three months ended March 31, 2002. The Company received $728,000 in aggregate annual premiums from these agreements during the year ended December 31, 2002. The Company has not entered into any reinsurance agreements with OneBeacon Insurance Group during the three months ended March 31, 2003.

TRANSACTIONS WITH MANAGEMENT

     On January 29, 2002, we paid Mulherrin $95,230 for financial advisory services. Allan Waters, who previously served as one of our directors, is the managing member and owner of Mulherrin.

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                          MATERIAL TAX CONSIDERATIONS

     The following summary of our taxation, the taxation of Montpelier Re and the taxation of our shareholders is based upon current law and is for general information only. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.

     The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of the material tax considerations (i) under "Taxation of the Company and Montpelier Re -- Bermuda" and "Taxation of Shareholders -- Bermuda Taxation" is based upon the advice of Conyers Dill & Pearman, special Bermuda legal counsel, and (ii) under "Taxation of the Company and Montpelier Re -- United States" and "Taxation of Shareholders -- United States Taxation" and "-- United States Taxation of Non-U.S. Shareholders" is the opinion of Cahill Gordon & Reindel LLP, New York, New York, special tax counsel (the advice of such firms does not include any factual or accounting matters, determinations or conclusions such as RPII (as defined below), amounts and computations and amounts of components thereof (for example, amounts or computations of income or expense items or reserves entering into RPII computations) or facts relating to the business or activities of the Company and Montpelier Re). The opinion of Cahill Gordon & Reindel LLP relies upon and is premised on the accuracy of factual statements and representations made by the Company concerning the business and properties, ownership, organization, source of income and manner of operation of the Company and Montpelier Re. The discussion is based upon current law. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to holders of common shares. The tax treatment of a holder of common shares, or of a person treated as a holder of common shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING COMMON SHARES.

TAXATION OF THE COMPANY AND MONTPELIER RE

     Bermuda. Under current Bermuda law, there is no income tax or capital gains tax payable by us or Montpelier Re. The Company and Montpelier Re have each obtained from the Minister of Finance under The Exempted Undertaking Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to the Company, to Montpelier Re or to any of their operations or their shares, debentures or other obligations, until March 28, 2016. The Company and Montpelier Re could be subject to taxes in Bermuda after that date. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda (the Company and Montpelier Re are not so currently affected) or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to the Company or Montpelier Re. The Company and Montpelier Re each pay annual Bermuda government fees, and Montpelier Re pays annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

     United Kingdom. The Company presently intends to operate in such a manner that, for tax purposes, it and Montpelier Re will not be considered to have a taxable presence in the United Kingdom.

     The Company has a subsidiary based in the UK to provide business introduction and other support services to Montpelier Re. Appropriate arm's length fees are charged for such services. These fees do not include an element of profit related commission.

     Normal UK tax will be payable on profits made by the UK subsidiary but it not expected that, in the context of the group's profitability as a whole, any such tax charges will be seen to be significant.

     If the nature and/or scope of the services provided from the UK subsidiary to Montpelier Re changed (perhaps in response to growth in business or market necessity) and was held to give rise either to the

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existence of a taxable presence in the UK or to a requirement to charge higher fees for the services provided, a greater proportion of the income generated by Montpelier Re might become subject (directly or indirectly) to UK tax. This is a question of fact and degree. The amount of income deemed to arise in the UK would depend on exactly what was done there and on the balance between onshore UK and offshore UK activities.

     United States. The Company and Montpelier Re currently intend to conduct substantially all of their operations in Bermuda or elsewhere outside the United States and to limit their U.S. contacts so that they will not be engaged in a trade or business in the United States. However, because there is no definitive identification of activities which constitute being engaged in a trade or business in the United States for U.S. federal income tax purposes, there can be no assurance that the IRS will not contend, perhaps successfully, that the Company or Montpelier Re will be engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. income tax, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of a tax treaty, as discussed below.

     Under the income tax treaty between Bermuda and the United States (the "Treaty"), Montpelier Re will not be subject to U.S. income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Treaty have been issued. Montpelier Re currently intends not to have a permanent establishment in the United States, although there can be no assurance that it will achieve this result. Under existing law, if Montpelier Re (i) has no permanent establishment in the United States and (ii) is entitled to the benefits of the Treaty, it will not be subject to U.S. federal income tax.

     Montpelier Re would not be entitled to the benefits of the Treaty if (i) 50% or less of the Company's stock were beneficially owned, directly or indirectly, by Bermuda residents or U.S. citizens or residents, or (ii) Montpelier Re's income were used in substantial part to make distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents. There can be no assurance that Montpelier Re will be eligible for Treaty benefits immediately following the offering or in the future because of factual and legal uncertainties regarding the residency and citizenship of the Company's shareholders.

     The Code requires that foreign insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If Montpelier Re is considered to be engaged in the conduct of an insurance business in the United States and it is not entitled to the benefits of the Treaty in general (because it fails to satisfy one of the limitations on treaty benefits discussed above), the Code could subject a significant portion of Montpelier Re's investment income to U.S. income tax. In addition, while the Treaty clearly applies to premium income, it is uncertain whether the Treaty applies to other income such as investment income. If Montpelier Re is considered engaged in the conduct of an insurance business in the United States and is entitled to the benefits of the Treaty in general, but the Treaty is interpreted to not apply to investment income, a significant portion of Montpelier Re's investment income could be subject to U.S. income tax.

     Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax imposed by withholding on certain "fixed or determinable annual or periodic gains, profits and income" derived from sources within the United States (such as dividends and certain interest on investments).

     The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rates of tax applicable to premiums paid to Montpelier Re are 4% for casualty insurance premiums and 1% for reinsurance premiums.

     Personal Holding Companies. Based on the representations made by the management of the Company regarding the nature of the ownership of the common stock of the Company and Montpelier Re (including the representation that, based on the information available to the Company, five or fewer individuals (without

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regard to their citizenship or residency) do not own and are not deemed to own
(after applying the relevant constructive ownership rules) more than 50% of the stock (by value) of the Company or Montpelier Re), Cahill Gordon & Reindel LLP is of the opinion that neither the Company nor any subsidiary is a PHC for U.S. federal income tax purposes. A non-U.S. corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if at some time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and at least 60% of the corporation's gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of "PHC income." For purposes of the 50% test, all of the common shares owned by an investment partnership will be attributed to each of its partners, if any, who are individuals. Additionally, certain entities (such as tax-exempt organizations and pension funds) will be treated as individuals. The PHC rules contain an exception for non-U.S. corporations that are classified as Foreign Personal Holding Companies (as discussed below).

     If the Company or any subsidiary were a PHC in a given taxable year, such corporation would be subject to PHC tax (at the highest marginal rate on ordinary income applicable to individuals) on the "undistributed PHC income" (which, in the case of a non-U.S. corporation, would exclude PHC income that is from non-U.S. sources, except to the extent that such income is effectively connected with a trade or business in the U.S.). Thus, the PHC income of the Company and its non-U.S. subsidiaries (including Montpelier Re) would not include underwriting income or investment income derived from non-U.S. sources and should not include dividends received by the Company from its non-U.S. subsidiaries (as long as such non-U.S. subsidiaries are not engaged in a trade or business in the U.S.).

     There can be no assurance that the Company and its subsidiaries will not become PHCs immediately following the offering or in the future because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of the Company's shareholder base and other circumstances that could change the application of the PHC rules to the Company and its subsidiaries. In addition, if the Company or any of its subsidiaries were to become PHCs there can be no assurance that the amount of PHC income will be immaterial.

TAXATION OF SHAREHOLDERS

  BERMUDA TAXATION

     Currently, there is no Bermuda withholding tax on dividends paid by the Company.

  UNITED STATES TAXATION

     The following summary sets forth the material United States federal income tax considerations related to the purchase, ownership and disposition of common shares. Unless otherwise stated, this summary deals only with shareholders that are United States Persons (as defined below) who purchase their common shares in this offering and who hold their common shares as capital assets. The following discussion is only a discussion of the material United States federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder's specific circumstances. In addition, the following summary does not describe the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers in securities or traders that adopt a mark-to-market method of tax accounting, tax exempt organizations, expatriates, persons who are considered with respect to us or Montpelier Re "United States shareholders" for purposes of the controlled foreign corporation ("CFC") rules of the Code (generally, a United States Person, as defined below, who owns or is deemed to own 10% or more of the total combined voting power of all classes of our stock or the stock of Montpelier Re entitled to vote), or persons who hold the common shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury regulations promulgated thereunder and any relevant administrative rulings or pronounce-

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ments or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States, or of any foreign government, that may be applicable to the common shares or the shareholders. Persons considering making an investment in the common shares should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such investment.

     If a partnership holds the common shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common shares, you should consult your tax advisor.

     For purposes of this discussion, the term "United States Person" means a person that is, for U.S. federal income tax purposes:

          (i) a citizen or resident of the United States,

          (ii) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof,

          (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

          (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a United States Person for U.S. federal income tax purposes or any other person or entity that is trusted for U.S. federal income tax purposes as if it were one of the foregoing.

     Taxation of Dividends. Subject to the discussions below relating to the potential application of the RPII and PFIC rules, cash distributions, if any, made with respect to the common shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of the Company (as computed using U.S. tax principles). To the extent such distributions exceed the Company's earnings and profits, they will be treated first as a return of the shareholder's basis in the common shares to the extent thereof, and then as gain from the sale of a capital asset.

     Sale, Exchange or Other Disposition. Subject to the discussions below relating to the potential application of the RPII, PFIC and FPHC rules, holders of common shares generally will recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of common shares in the same manner as on the sale, exchange or other disposition of any other shares held as capital assets.

     The RPII Provisions. The following discussion generally is applicable only if RPII of Montpelier Re, determined on a gross basis, is 20% or more of Montpelier Re's gross insurance income for the taxable year. The following discussion generally would not apply for any fiscal year in which Montpelier Re's RPII falls below the 20% threshold. While there can be no assurance, the Company believes that Montpelier Re's gross RPII as a percentage of gross insurance income will be below the 20% threshold for the foreseeable future.

     RPII Companies. RPII is any "insurance income" (as defined in the Code) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "United States shareholder" or a "related person" to such a shareholder. Generally, the term "related person" for this purpose means someone who controls or is controlled by the United States shareholder or someone who is controlled by the same person or persons which control the U.S. shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock applying certain constructive ownership principles. A corporation's pension plan is ordinarily not a "related person" with respect to the corporation unless the pension plan owns, directly or indirectly through the application of certain constructive ownership rules, more than 50% measured by vote or value, of the stock of the corporation. For purposes of inclusion of Montpelier Re's RPII in the income of United States shareholders, unless an exception applies, the term "United States
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shareholder" includes any United States Persons who beneficially own any amount
(rather than stock possessing 10% or more of the total combined voting power) of Montpelier Re's stock, and Montpelier Re will be treated as a CFC if such persons are treated as owning 25% or more of the stock of Montpelier Re by vote or value.

     RPII Exceptions. The special RPII rules do not apply if (A) direct and indirect insureds and persons related to such insureds, whether or not United States Persons, are treated as owning less than 20% of the voting power and less than 20% of the value of the stock of Montpelier Re, (B) RPII, determined on a gross basis, is less than 20% of Montpelier Re's gross insurance income for the taxable year, (C) Montpelier Re elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business, or (D) Montpelier Re elects to be treated as a U.S. corporation. Where none of these exceptions applies, each United States Persons owning or treated as owning any stock in the Company (and therefore, indirectly, in Montpelier Re) on the last day of the Company's fiscal year will be required to include in its gross income for U.S. federal income tax purposes its share of the RPII for the portion of the taxable year during which Montpelier Re was a CFC under the RPII provisions, determined as if all such RPII were distributed proportionately only to such United States Persons at that date, but limited by each such United States Person's share of Montpelier Re's current-year earnings as reduced profits by the United States Person's share, if any, of certain prior-year deficits in earnings and profits.

     Computation of RPII. In order to determine how much RPII the Company has earned in each fiscal year, the Company may obtain and rely upon information from its insureds to determine whether any of the insureds or persons related to such insureds own shares of the Company and are U.S. Persons. For any year in which Montpelier Re's gross RPII is 20% or more of Montpelier Re's gross insurance income for the year, the Company may also seek information from its shareholders as to whether beneficial owners of common shares at the end of the year are United States Persons so that the RPII may be determined and apportioned among such persons; to the extent the Company is unable to determine whether a beneficial owner of shares is a United States Person, the Company may assume that such owner is not a United States Person, thereby increasing the per share RPII amount for all known United States shareholders.

     If, as believed, RPII is less than 20% of gross insurance income, United States shareholders will not be required to include RPII in their taxable income. The amount of RPII includable in the income of a United States shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses.

     Apportionment of RPII to U.S. Shareholders. Every United States Person who owns common shares on the last day of any fiscal year of the Company in which Montpelier Re's gross insurance income constituting RPII for that year equals or exceeds 20% of Montpelier Re's gross insurance income should expect that for such year it will be required to include in gross income its share of Montpelier Re's RPII for the portion of the taxable year during which Montpelier Re was a CFC under the RPII provisions, whether or not distributed, even though it may not have owned the shares throughout such period. A United States Person who owns common shares during such fiscal year but not on the last day of the fiscal year is not required to include in gross income any part of Montpelier Re's RPII.

     Basis Adjustments. A United States shareholder's tax basis in its common shares will be increased by the amount of any RPII that the shareholder includes in income. The shareholder may exclude from income the amount of any distributions by the Company to the extent of the RPII included in income for the year in which the distribution was paid or for any prior year. The United States shareholder's tax basis in its common shares will be reduced by the amount of such distributions that are excluded from income.

     Dispositions of Common Shares. The Code provides that any gain from the sale or exchange of shares of a foreign corporation that earns any RPII and that would be treated as an insurance company if it were a U.S. corporation may be treated as ordinary income to the extent of a United States shareholder's share of the corporation's earnings and profits during the period that the shareholder held the shares (with certain adjustments) and while such entity was a CFC. A United States shareholder may in certain circumstances be required to report a disposition of shares of such a CFC by attaching IRS Form 5471 to the U.S. income tax or information return that it would normally file for the taxable year in which the disposition occurs. Existing
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Treasury Department regulations do not address whether these rules would apply when the foreign corporation (such as the Company) is not a CFC but the foreign corporation has a subsidiary (such as Montpelier Re) that is a CFC or that would be taxed as an insurance company if it were a domestic corporation.

     The Company believes that these rules will not apply to dispositions of common shares because the Company will not have any 10% voting shareholders as a result of the offering of common shares and the Company will not be directly engaged in the insurance business, and that the proposed regulations issued by the U.S. Treasury Department should be interpreted in this manner. There can be no assurance, however, that the IRS will interpret the proposed regulations in this manner or that the Treasury Department will not amend the proposed regulations to provide that these rules will apply to dispositions of common shares.

     The Company will notify shareholders if the IRS or Treasury Department take such action. Thereafter, the Company will send a notice after the end of each calendar year to all persons who were shareholders during the year notifying them that these rules will apply to dispositions of common shares. The Company will attach to this notice a copy of Form 5471 completed with all Company information and instructions for completing the shareholder information.

     Uncertainty as to Application of RPII. The RPII provisions of the Code have never been interpreted by the courts or the U.S. Treasury Department. Regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. The description of RPII herein is therefore qualified. Accordingly, the meaning of the RPII provisions and the application thereof to the Company and Montpelier Re is uncertain. These provisions include the grant of authority to the U.S. Treasury Department to prescribe "such regulations as may be necessary to carry out the purpose of this subsection including . . . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." In addition, there can be no assurance that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination. Each United States Person who is considering an investment in common shares should consult his tax advisor as to the effects of these uncertainties.

     Passive Foreign Investment Companies. Based on representations made by the management of the Company regarding the nature and composition of the income, assets and business of the Company and Montpelier Re, Cahill Gordon & Reindel LLP is of the opinion that the Company is not a "passive foreign investment company" or, PFIC, for U.S. federal income tax purposes. The PFIC statutory provisions contain special rules for corporations engaged in the "active conduct of an insurance business"; however, there are no regulations interpreting the application of the PFIC rules to an insurance company and there is no explicit guidance on the application of these provisions to the Company's situation. Regulations interpreting these rules may be forthcoming and could have a negative impact on a United States Person who holds common shares. Because of the uncertainty in the proper application of these rules and because PFIC status depends upon the composition of a company's income and assets and the market value of its assets (including, among others, less than 25 percent owned equity investments) from time to time, there can be no assurance that the Company will not be considered a PFIC for any taxable year. If the Company were treated as a PFIC for any taxable year during which a United States Person held common shares, certain adverse consequences could apply, including a material increase in the amount of tax that the United States Person would owe, an imposition of tax earlier than it would otherwise be imposed and additional tax form filing requirements. Each United States Person who is considering an investment in common shares should consult his tax advisor as to the effects of these rules.

     Foreign Personal Holding Companies. Based on the representations made by the management of the Company regarding the nature of the ownership of the stock of the Company and Montpelier Re (including the representation that, based on the information available to the Company, five or fewer individuals who are U.S. citizens or residents do not own and are not deemed to own (after applying the relevant constructive ownership rules) more than 50% of all classes of stock (by voting power or value) of the Company or Montpelier Re), Cahill Gordon & Reindel LLP is of the opinion that neither the Company nor any of its

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subsidiaries is a FPHC. A non-U.S. corporation will not be classified as a FPHC for U.S. federal income tax purposes unless, at some time during the taxable year at issue, five or fewer individuals who are U.S. citizens or residents own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of all classes of the corporation's stock measured by voting power or value. For purposes of this test, all of the common shares owned by an investment partnership will be attributed to each of its partners, if any, who are individuals. Depending on the Company's shareholder base, the Company and its subsidiaries could satisfy the FPHC ownership test immediately following the offering or in the future. If the Company or any of its subsidiaries were to become FPHCs, a portion of the "undistributed foreign personal holding company income" (as defined for U.S. federal income tax purposes) of each such FPHC would be imputed to all of the Company's shareholders who are United States Persons. Such income would be taxable as a dividend, even if no cash dividend were actually paid. In such event, subsequent cash distributions will first be treated as a tax-free return of any previously taxed and undistributed amounts. In addition, in such case, upon the death of any U.S. individual owning common shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the common shares which might otherwise be available under U.S. federal income tax laws. There can be no assurance that the Company and each of its subsidiaries will not become FPHCs because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of the Company's shareholder base and other circumstances that could change the application of the FPHC rules to the Company and its subsidiaries.

     Information Reporting and Backup Withholding. Information returns may be filed with the IRS in connection with distributions on the common shares and the proceeds from a sale or other disposition of the common shares unless the holder of the common shares establishes an exemption from the information reporting rules. A holder of common shares that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a United States Person will be allowed as a credit against the United States Person's U.S. federal income tax liability and may entitle the United States Person to a refund, provided that the required information is furnished to the IRS.

  OTHER TAX LAWS

     Shareholders should consult their own tax advisors with respect to the applicability to them of the tax laws of other jurisdictions.

                          DESCRIPTION OF SHARE CAPITAL

GENERAL

     As of June 15, 2003, our authorized share capital consisted of 1,200,000,000 common shares, at a 1/6 cent par value per share, of which 63,392,600 common shares were issued and outstanding. Under certain circumstances, we have the right to purchase all or a portion of our common shares held by shareholders. See " --Acquisition of Common Shares by the Company" below. As of March 7, 2003, there were approximately 87 holders of record of our common shares. The following summary of our share capital is qualified in its entirety by reference to our memorandum of association and bye-laws, the shareholders agreement and the warrants.

     Holders of our common shares have no preemptive, redemption, conversion or sinking fund rights. In the event of our liquidation, dissolution or winding-up, the holders of our common shares are entitled to share equally and ratably in our assets, if any remain after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares.

VOTING RIGHTS

     In general, and except as provided below, shareholders have one vote for each common share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. If, and so long as, the "controlled shares" (as defined below) of any person would otherwise represent more than 9.5% of the voting power of all of the shares entitled to vote generally at an election of directors, then the votes conferred by the controlled shares owned by such person shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the controlled shares of such person shall constitute 9.5% of the total voting power of all the shares entitled to vote generally at any election of directors as set forth in our bye-laws. In addition, our Board of Directors may adjust a shareholder's voting rights to the extent that the Board reasonably determines in good faith that it is necessary to do so to avoid adverse tax consequences or materially adverse legal or regulatory treatment to us or any subsidiary. "Controlled shares" shall include, among other things, all common shares that a person is deemed to beneficially own directly, indirectly or constructively (within the meaning of Section 958 of the Internal Revenue Code).

     Pursuant to our bye-laws, our shareholders have certain rights with respect to the election and removal of directors of Montpelier Re. See
" --Bye-laws -- Shareholder Action."

     We are authorized to require any shareholder to provide information as to that shareholder's beneficial share ownership, the names of persons having beneficial ownership of the shareholder's shares, relationships with other shareholders or any other facts the directors may deem relevant to a determination of the number of common shares attributable to any person. We may, in our reasonable discretion, disregard the votes attached to shares of any holder failing to respond to such a request or submitting incomplete or inaccurate information.

RESTRICTIONS ON TRANSFER OF COMMON SHARES OR WARRANTS

     Although our Board of Directors may decline to register certain transfers of shares, pursuant to our bye-laws, our Board is required to register any transfer settled on a stock exchange or automated quotation system on which shares are listed or traded from time to time. Except in connection with the settlement of trades or transactions entered into through the facilities of a stock exchange or automated quotation system on which the shares are listed or traded from time to time, our Board may generally require any shareholder or any person proposing to acquire our shares or warrants to provide the information required under our bye-laws. If any such shareholder or proposed acquiror does not provide such information, or if the Board has reason to believe that any certification or other information provided pursuant to any such request is inaccurate or incomplete, the Board may decline to register any transfer or to effect any issuance or purchase of shares or warrants to which such request is related. Although these restrictions on transfer will not interfere with the settlement of trades on the New York Stock Exchange, we may decline to register transfers in accordance with our bye-laws and Board resolutions after a settlement has taken place.

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     The restrictions on transfer and voting restrictions described above may have the effect of delaying, deferring or preventing a change in control of our Company.

ACQUISITION OF COMMON SHARES BY THE COMPANY

     Under our bye-laws and subject to Bermuda law, we have the option, but not the obligation, to require a shareholder to sell to us at fair market value the minimum number of common shares which is necessary to avoid or cure any adverse tax consequences or materially adverse regulatory or legal treatment to us, our subsidiaries or our shareholders if we reasonably determine, in good faith, that failure to exercise our option would result in such adverse consequences or treatment.

ISSUANCE OF SHARES

     Subject to our bye-laws and Bermuda law, our Board has the power to issue any of our shares as it determines, including the issuance of any shares or class of shares with preferred, deferred or other special rights. Subject to certain exceptions in the shareholders agreement, we will not issue additional equity securities or securities exercisable for or convertible or exchangeable into equity securities without the approval of a majority of the votes conferred by the issued and outstanding common shares entitled to vote (after taking into account any voting reduction as set forth in our bye-laws). We may issue additional securities without such approval in certain circumstances, including any issuance by us pursuant to an underwritten public offering having a proposed aggregate offering price of at least $75 million.

SHAREHOLDERS AGREEMENT

     In December 2001, we entered into a shareholders agreement with all of the shareholders who purchased their shares in the private placement. Many provisions of this agreement terminated when we became a publicly traded company in October 2002. As described below, the shareholders who are a party to the shareholders agreement have retained rights relating to participation in large sales of our common shares and registration of their restricted shares.

     The shareholders agreement, together with the bye-laws, define the rights and obligations of existing shareholders party to the shareholders agreement with respect to the transfer of common shares, our corporate governance and related matters. The shareholders agreement may be amended only with our consent and the consent of the holders of at least a majority (or higher in certain circumstances) of the common shares held by shareholders party to the shareholders agreement. Amendments which adversely affect the rights, obligations or tax treatment of any shareholder shall in general not be effective unless: (i) signed by shareholders holding at least 75% of the common shares then held by shareholders party to the shareholders agreement; (ii) all similarly situated shareholders are proportionately adversely affected; and
(iii) the amendment is approved by at least 75% of the adversely affected shareholders.

     Pursuant to the terms of our shareholders agreement, if any shareholder who is a party to the shareholders agreement (or a group of those shareholders) proposes to sell 20% or more of our outstanding shares, then the other shareholders who are a party to that agreement will have the right to participate proportionately in such sale. This provision of the shareholders agreement terminates on April 15, 2004.

     Shareholders who are party to the shareholders agreement who hold 15% of the issued and outstanding shares entitled to vote have the right to request registration for a public offering of common shares. The registration statement to which this prospectus relates was filed pursuant to such a request. We agreed to use our best efforts to cause the prompt registration of common shares, but will not be required to file a registration statement if the proposed offering is not an appropriate size, if the managing underwriter determines that a registration would be adverse to another proposed offering for a period of time, if we hold material non-public information that our Board determines we should not disclose (for a period of time) or if we have filed a registration statement within a period of time before the proposed registration. If the number of common shares to be sold in the offering is limited by the managing underwriter, then the number of shares requested to be registered will be allocated, pro-rata, among the requesting shareholders.

     In addition, until December 12, 2011, if we propose to register any of our common shares or any options, warrants or other rights to acquire, or securities convertible into or exchangeable for, our common shares under the Securities Act (other than shares to be issued pursuant to an employee benefits plan or in connection with a merger, acquisition or similar transaction), we will offer shareholders who are party to the shareholders agreement the opportunity, subject to certain conditions, to include their common shares in such registration statement.

     The shareholders agreement provides that neither we nor the shareholders party to the shareholders agreement will offer, sell, or otherwise dispose of any common shares or other securities convertible or exchangeable for common shares during the ten days prior to and the 90 days following the effective date of a registration statement filed in conjunction with the rights described in the two previous paragraphs.

BYE-LAWS

     The following provisions are a summary of some of the other important provisions of our bye-laws.

     Our Board and Corporate Action. Our bye-laws provide that the Board shall consist of 5 directors, or such larger number agreed by the shareholders, divided into three approximately equal classes. Currently, the Board has four Class A directors with an initial 2 year term, four Class B directors with an initial 3 year term and four Class C directors with an initial 4 year term. After the initial respective terms of these directors, the term of each class of directors shall be 3 years. Shareholders may only remove a director for specified reasons under our bye-laws, including willful misconduct, fraud or other criminal conduct, prior to the expiration of such director's term. The reappointment of a director requires the affirmative vote of shareholders holding at least a majority of the total combined voting power of all of our issued and outstanding shares at a meeting of shareholders. A special meeting of shareholders may be convened by the President, the Chairman, any two directors, any director and the Secretary, or the Board. Our bye-laws also provide that the Board shall convene a special general meeting at the requisition of shareholders holding at the date of the deposit of the requisition not less than 10% of the total combined voting power of all of our issued and outstanding shares carrying the right to vote at our general meetings.

     Generally, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be required to authorize corporate action. The quorum necessary for the transaction of business at a meeting of any committee of the Board shall be two persons who sit on such committee. Corporate action may also be taken by a unanimous written resolution of the Board without a meeting. A quorum shall be a majority of the directors in office from time to time, provided that in no event shall it be less than 3 directors.

     Shareholder Action. At the commencement of any general meeting, two or more persons present in person and representing more than 50% of all of our issued and outstanding shares, which have voting rights attached to them, shall constitute a quorum for the transaction of business. In general, any action that we may take by resolution in a general meeting may, without a meeting, be taken by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution. Except as required by the Bermuda Companies Act 1981 and our bye-laws, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative vote of a majority of the votes cast at such meeting.

     The Company's bye-laws provide that the Board of Directors of Montpelier Re shall consist of persons who first have been elected as designated directors by a resolution in general meeting of the shareholders of the Company. The Board of Directors of the Company must then vote all shares of Montpelier Re owned by the Company to elect such designated directors as Montpelier Re directors. The bye-law provisions with respect to the removal of directors of Montpelier Re operate similarly. The bye-laws of Montpelier Re provide that the only persons eligible to be elected as Montpelier Re's directors are those persons who first have been elected by the shareholders of the Company as designated directors in accordance with the Company's bye-laws (including any limitation on voting rights).

     Amendment. The bye-laws may only be amended by a resolution adopted by the Board and by resolution of the shareholders.

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

WARRANTS

     The following table shows the number of warrants to purchase common shares currently outstanding:

                                    WARRANTS TO    PERCENTAGE OF
                                      ACQUIRE         COMMON       EXERCISE
WARRANT HOLDER                     COMMON SHARES     SHARES(1)     PRICE(2)     EXPIRATION
--------------                     -------------   -------------   --------   ---------------
White Mountains Insurance Group,
  Ltd. ..........................   4,781,571.7         7.0%        $16.67    January 3, 2012
Benfield Group plc...............   2,390,785.8         3.0         $16.67    January 3, 2012
Banc of America Securities LLC...     146,802.6         0.2         $16.67    January 3, 2007
                                    -----------        ----
  Total..........................   7,319,160.1        10.2%

---------------

(1) Percentages are based upon current outstanding shares of 63,392,600 plus the 7,319,160.1 common shares issuable upon exercise of outstanding warrants. If the warrants were immediately exercised for cash, White Mountains and its subsidiaries, Benfield and Banc of America Securities LLC would own 22%, 6% and 0.2%, respectively, of our common shares, assuming the exercise of all outstanding warrants.

(2) Exercise price is equal to the price per share paid by investors in our initial private placement, adjusted to reflect the share split.

     The warrant holders may exercise their warrants in whole or in part and, subject to Bermuda law, they may be settled using either the physical settlement or net-share settlement methods. White Mountains and Benfield have the option to exercise their warrants on a cashless basis, in which case the warrant holder will receive a reduced number of common shares. The exercise price and number of such shares for each warrant will be subject to adjustment in respect of events that may have a dilutive effect on their underlying share ownership interest. In certain of these events, the warrant holders will receive the right to receive the full intrinsic time value of the warrants instead of the assets acquirable and receivable upon exercise. In the event we pay cash or stock dividends or other distributions to our shareholders, the warrant holders will also be entitled to such dividends or distributions. The shareholders agreement contains registration rights for warrant holders similar to those applicable to holders of our common shares, as set forth in the shareholders agreement. Each warrant holder has a right of first refusal to any transfer of any other warrants, after which we, and then the signatories to the shareholders agreement, will have such right of first refusal on any remaining portion proposed to be sold.

DIFFERENCES IN CORPORATE LAW

     The Companies Act, which applies to us, differs in certain material respects from laws generally applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Act (including modifications adopted pursuant to our bye-laws) applicable to us which differ in certain respects from provisions of the State of Delaware corporate law. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders.

     Duties of Directors. Under Bermuda law, at common law, members of a board of directors owe a fiduciary due to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

     - A duty to act in good faith in the best interests of the company;

     - A duty not to make a personal profit from opportunities that arise from the office of director;

     - A duty to avoid conflicts of interest; and

     - A duty to exercise powers for the purpose for which such powers were intended.

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     The Companies Act 1981 imposes a duty on directors and officers of a
Bermuda company:

     - To act honestly and in good faith with a view to the best interests of the company; and

     - To exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

     In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.

     The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers. Our bye-laws, however, provide that shareholders waive all claims or rights of action that they might have, individually or in our right, against any of our directors or officers for any act or failure to act in the performance of such director's or officer's duties, except with respect to any fraud or dishonesty of such director or officer.

     Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders.

     The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

     A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the "business judgment rule." If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

     Interested Directors. Bermuda law and our bye-laws provide that any transaction entered into by us in which a director has an interest is not voidable by us nor can such director be liable to us for any profit realized pursuant to such transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. Under Delaware law, such transaction would not be voidable if (1) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

     Voting Rights and Quorum Requirements. Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Our bye-laws specify that (except where there is only one shareholder), at the commencement of any meeting, two or more persons, present in person and representing in person or by proxy in excess of 50% of all of the issued and outstanding shares of the Company which have voting rights attached to them are required to form a quorum for the transaction of business. Generally, any action or resolution requiring approval of the shareholders may be passed by a simple majority (subject to the limitation on voting rights described below).

     Any individual who is a shareholder of the Company and who is present at a meeting may vote in person, as may any corporate shareholder which is present by a duly authorized representative. Our bye-laws also permit votes by proxy, provided the instrument appointing the proxy, together with evidence of its due execution, is satisfactory to our Board of Directors.

     Under our bye-laws, each of our shareholders is normally entitled to one vote per common share held by such shareholder. However, if, and so long as, the controlled shares of any person constitute more than 9.5% of the voting power of the issued shares, the voting rights with respect to the controlled shares owned by such person will be limited, in the aggregate, to a voting power of 9.5%, pursuant to a formula specified in the bye-laws. The votes that could be cast by such person but for these restrictions will be allocated to the other holders of shares, pro-rata based on the number of shares held by such shareholders, subject only to the further limitation that no shareholder allocated any such voting rights may exceed the 9.5% limitation as a result of such allocation.

     Under Delaware law, unless otherwise provided in the company's certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. Delaware law provides that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote is required for stockholder action, and the affirmative vote of a plurality of shares is required for the election of directors.

     Dividends. Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, our ability to pay dividends is subject to Bermuda insurance laws and regulatory constraints. See "Dividend Policy."

     Under Delaware law, subject to any restrictions contained in the company's certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

     Mergers and Similar Arrangements. We may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda when such business purpose is within our objects as set forth in our Memorandum of Association. We may, with the approval of a majority of votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair value has been paid for such shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith. Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of the shares held by such stockholder (as determined by a court) in lieu of the consideration such stockholder would otherwise receive in the transaction.

     Takeovers. Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the nontendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its direction to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

     Shareholders' Suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our Memorandum of Association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in our right, against any of our directors or officers for any act or failure to act in the performance of such director's or officer's duties, except with respect to any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

     Indemnification of Directors. We may indemnify our directors, officers or any other person appointed to a board committee in their capacity as such in respect of any loss, damages or expenses (including attorneys' fees) arising or liability attaching to them by virtue of any rule of law in respect of any action, damages or expenses brought against or incurred by such person in or about the execution of such person's duty or supposed duty, or in such person's respective office, other than in respect of such person's own fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and
(ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

     Inspection of Corporate Records. Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our Memorandum of Association (including its objects and powers) and any alteration to our Memorandum of Association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and financial statements, which must be presented to the annual general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but may establish a branch register outside of Bermuda. We are required to keep at our registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

     Shareholder Proposals. Under Bermuda law, the Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

     Approval of Corporate Matters by Written Consent. Under Bermuda law, the Companies Act provides that shareholders may take action by written consent with 100% shareholders consent required. Delaware law permits shareholders to take action by the consent in writing by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders.

     Calling of Special Shareholders Meetings. Under Bermuda law, a special general meeting may be called by the chairman of the board, the board of directors or by the shareholders when requisitioned by the holders of at least 10% of the paid up voting share capital of the company as provided by the Companies Act. Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or by-laws to call a special meeting of shareholders.

     Staggered Board of Directors. Under Bermuda law, the Companies Act does not contain statutory provisions specifically mandating staggered board arrangements for a Bermuda exempted company. Such provisions, however, may validly be provided for in the bye-laws governing the affairs of such a company. Delaware law permits corporations to have a staggered board of directors.

                        SHARES ELIGIBLE FOR FUTURE SALE

     As of June 15, 2003, we had a total of 63,392,600 common shares outstanding. All of the 7,000,000 shares (8,050,000 shares if the underwriters exercise the over-allotment option in full) sold in the offering will be, and 10,952,600 shares sold in our initial public offering in 2002 are, freely tradeable without restriction or further registration under the Securities Act by persons other than our "affiliates." Under the Securities Act, an "affiliate" of a company is a person that directly or indirectly controls, is controlled by, or is in common control with that company.

     Substantially all of the remaining common shares outstanding remain "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144.

     In general, under Rule 144, a person (or persons whose shares are aggregated), including any person who may be deemed our affiliate, is entitled to sell within any three-month period, a number of restricted securities that does not exceed the greater of 1% of the then outstanding shares of common stock and the average weekly trading volume on the New York Stock Exchange during the four calendar weeks preceding each such sale, provided that at least one year has elapsed since such shares were acquired from us or any affiliate of ours and certain manner of sale, notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must comply with the provisions of Rule 144 (other than the one-year holding period requirement) in order to sell shares of common stock which are not restricted securities (such as shares acquired by affiliates either in the offering or through purchases in the open market following the offering). In addition, under Rule 144(k), a person who is not our affiliate, and who has not been our affiliate at any time during the 90 days preceding any sale, is entitled to sell such shares without regard to the foregoing limitations, provided that at least two years have elapsed since the shares were acquired from us or any affiliate of ours.

     Pursuant to the shareholders agreement, our initial investors will continue to have certain demand registration rights which will continue to apply to all of such shares after the offering. At any time after this offering subject to exceptions, such shareholders may request that we file a registration statement under the Securities Act covering their shares, subject to certain minimum offering size requirements. Upon receipt of any such request, we generally will be required to use our best efforts to effect such registration. We are not required to effect any registration requested by any such shareholders if we have effected two or more registration statements for such shareholders or if we have effected any registration (other than on Form S-3 or any successor form relating to secondary offerings) within six months prior to such request. We are generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of all such registrations.

     Pursuant to the shareholders agreement, our initial investors will continue to have certain "piggyback" registration rights with respect to our common shares. Accordingly, if we propose to register any of our securities, either for our own account or for the account of other shareholders, with certain exceptions, we are required to notify such shareholders and to include in such registration all the common shares requested to be included by them, subject to rejection of such shares under certain circumstances by an underwriter.

     No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common shares prevailing from time to time. The sale of substantial amounts of our common shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common shares.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Credit Suisse First Boston LLC are acting as representatives of the underwriters named below. Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters have severally agreed to purchase, and we and the selling shareholders have agreed to sell to them, the number of common shares indicated below:

NAME                                                           NUMBER OF SHARES
----                                                           ----------------
Morgan Stanley & Co. Incorporated...........................      2,016,000
Banc of America Securities LLC..............................      1,680,000
Credit Suisse First Boston LLC..............................      1,680,000
Bear, Stearns & Co. Inc.....................................        336,000
Dowling & Partners Securities, LLC..........................        336,000
J.P. Morgan Securities Inc. ................................        336,000
UBS Securities LLC..........................................        336,000
Fox-Pitt, Kelton Inc. ......................................        140,000
Janney Montgomery Scott LLC.................................        140,000
                                                                  ---------

     Total..................................................      7,000,000
                                                                  =========

     The underwriters are offering the common shares subject to their acceptance of the common shares from the selling shareholders. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus if any such common shares are taken. However, the underwriters are not required to take or pay for the common shares covered by the underwriters' over-allotment option described below.

     The underwriters initially propose to offer part of the common shares directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $0.73 a common share under the public offering price. The offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

     The selling shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 1,050,000 additional common shares at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common shares offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional common shares as the number listed next to the underwriter's name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would be $245,525,000 and the total underwriters' discounts and commissions paid by the selling shareholders would be $9,821,000.

     Our estimated offering expenses, excluding the underwriting discounts and commissions, are approximately $990,000, which includes legal, accounting and printing costs and various other fees associated with registration and listing of common shares. The underwriters have agreed to reimburse the selling shareholders and the Company for certain expenses.

     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

     Each of the Company, the directors and executive officers of our Company, and certain other shareholders of the Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 90 days after the date of this prospectus:

     - Offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares; or

     - Enter in any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares;

Whether any such transaction is to be settled by delivery of common shares or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

     - The sale of common shares to the underwriters;

     - The issuance by the Company of common shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

     - Transactions by any person other than the Company relating to common shares or other securities acquired in open market transactions after the completion of the offering of the common shares; and

     - Transfers by any person other than the Company to an affiliate of such person, a family member of such person or a trust created for the benefit of such person or family member, or, in the case of any selling shareholder that is a partnership, corporation or limited liability company, distributions by such selling shareholder to their partners, shareholders or members, in each case provided that any transferee agrees to be bound by the transfer restrictions described here and subject to certain other conditions.

     In order to facilitate the offering of the common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriters may sell more common shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of common shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing common shares in the open market. In determining the source of common shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of common shares compared to the price available under the over-allotment option. The underwriters may also sell common shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering or to cover any over-allotments, the underwriters may bid for, and purchase, common shares in the open market to stabilize the price of the common shares. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common shares in the offering, if the syndicate repurchases previously distributed common shares to cover syndicate short positions or to stabilize the price of the common shares. These activities may raise or maintain the market price of the common shares. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     We, the selling shareholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

RELATIONSHIP WITH UNDERWRITERS

     From time to time certain of the underwriters have provided us, and continued to provide us, with commercial, investment banking and other financial services. See "Certain Relationships and Related

Transactions -- Relationships with Strategic Investors and Underwriters." In addition, Bank of America, N.A., an affiliate of Banc of America Securities LLC, one of the underwriters in this offering, participates and acts as the administrative agent and a lender in our credit facilities. Under these facilities, we have a revolving credit line with a $50 million borrowing limit and have a three-year term loan of $150 million. Credit Suisse First Boston, an affiliate of Credit Suisse First Boston LLC, one of the underwriters in this offering, is also a lender in our credit facilities. Also, Banc of America Securities LLC is one of our shareholders and warrantholders and is a selling shareholder in this offering. Mr. Kamil M. Salame, one of our directors, is a director of the Private Equity Group of Credit Suisse First Boston, an affiliate of Credit Suisse First Boston LLC which includes entities that are selling a portion of their holdings in this offering. As a result, such entities will receive more than 10% of the net proceeds of this offering. This offering is being conducted pursuant to NASD Conduct Rule 2710(c)(8).

                                 LEGAL MATTERS

     Certain matters as to U.S. law in connection with this offering will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York, and Cahill Gordon & Reindel LLP, special tax counsel to the Company. The validity of the issuance of common shares under Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. Certain legal matters as to U.S. law in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell.

                                    EXPERTS

     The audited combined financial statements of the Company and its subsidiaries as of December 31, 2002 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers (Bermuda), independent accountants, given on the authority of that firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, a registration statement on Form S-1 under the Securities Act with respect to the common shares offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common shares, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a web site maintained by the SEC. The address of this site is http://www.sec.gov.

     We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also may obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's web site or at our web site, the address of which is http://www.montpelierre.bm. We also furnish our shareholders with annual reports containing combined financial statements audited by an independent accounting firm.

                      ENFORCEABILITY OF CIVIL LIABILITIES
         UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS

     We are organized under the laws of Bermuda. In addition, some of our directors and officers reside outside the United States, and all or a substantial portion of their assets and our assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon our non-U.S. directors and officers or to recover against our Company, or our non-U.S. directors and officers on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. However, we may be served with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of common shares made hereby by serving CT Corporation System, 111 Eighth Avenue, New York, New York 10011, our U.S. agent irrevocably appointed for that purpose.

     We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, who reside outside the United States predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against us or such persons predicated solely upon U.S. federal securities laws. We have also been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for such enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction's public policy.

                             ---------------------

     We have obtained consent for the issue and transfer of the common shares to and between non-residents of Bermuda for exchange control purposes from the BMA as required by the Exchange Control Act 1972 of Bermuda and related regulations, subject to the condition that the common shares shall be listed on an appointed stock exchange, such as the New York Stock Exchange. In addition, we will deliver a copy of this prospectus to the Registrar of Companies in Bermuda for filing pursuant to the Companies Act. However, the BMA and Registrar of Companies in Bermuda accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
Report of Independent Accountants...........................    F-2
Combined Balance Sheets as at December 31, 2002 and 2001....    F-3
Combined Statements of Operations and Comprehensive Income
  for the year ended December 31, 2002 and for the period
  from November 14, 2001 to December 31, 2001...............    F-4
Combined Statements of Shareholders' Equity for the year
  ended December 31, 2002 and for the period from November
  14, 2001 to December 31, 2001.............................    F-5
Combined Statements of Cash Flows for the year ended
  December 31, 2002 and for the period from November 14,
  2001 to December 31, 2001.................................    F-6
Notes to Combined Financial Statements as at December 31,
  2002 and 2001.............................................    F-7
Unaudited Consolidated Financial Statements as at March 31,
  2003 and 2002
  Consolidated Balance Sheets as at March 31, 2003 and
     December 31, 2002......................................   F-24
  Consolidated Statements of Operations and Comprehensive
     Income for the three months ended March 31, 2003 and
     2002...................................................   F-25
  Consolidated Statements of Shareholder's Equity for the
     three months ended March 31, 2003 and 2002.............   F-26
  Consolidated Statements of Cash Flows for the three months
     ended March 31, 2003 and 2002..........................   F-27
  Notes to Consolidated Financial Statements for the three
     months ended March 31, 2003 and 2002...................   F-28

                       REPORT OF INDEPENDENT ACCOUNTANTS

February 26, 2003

To the Board of Directors and Shareholders of Montpelier Re Holdings Ltd.

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations and comprehensive income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Montpelier Re Holdings Ltd. at December 31, 2002 and 2001, and the results of their operations and their cash flows for the year ended December 31, 2002 and the period from November 14, 2001 (date of incorporation) to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These combined financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers
Chartered Accountants
Hamilton, Bermuda

                          MONTPELIER RE HOLDINGS LTD.

                            COMBINED BALANCE SHEETS
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                    AS AT               AS AT
                                                              DECEMBER 31, 2002   DECEMBER 31, 2001
                                                              -----------------   -----------------
ASSETS
  Fixed maturities, at fair value (amortized cost:
     2002 -- $1,322,256; 2001 -- $638,525)..................     $1,354,845          $  640,403
  Equity investment, unquoted, at estimated fair (cost:
     $60,758)...............................................         63,691                  --
                                                                 ----------          ----------
     TOTAL INVESTMENTS......................................      1,418,536             640,403
  Cash and cash equivalents, at fair value..................        162,925             350,606
  Unearned premium ceded....................................          3,752                  --
  Reinsurance premiums receivable...........................        147,208                 133
  Funds withheld............................................         20,507                  --
  Deferred acquisition costs................................         44,881                  16
  Reinsurance recoverable...................................         16,656                  --
  Accrued investment income.................................         13,057               1,699
  Deferred financing costs..................................          1,325               2,005
  Common voting shares subscriptions receivable.............             --              26,000
  Other assets..............................................          5,071                 936
                                                                 ----------          ----------
     Total Assets...........................................     $1,833,918          $1,021,798
                                                                 ==========          ==========
LIABILITIES
  Loss and loss adjustment expense reserves.................        146,115                  --
  Unearned premium..........................................        241,000                 142
  Reinsurance balances payable..............................          2,448                  --
  Investment trades pending.................................         34,280                  --
  Long-term debt............................................        150,000             150,000
  Accounts payable, accrued expenses and other
     liabilities............................................          7,540              10,429
  Amount due to affiliates..................................             --                 574
                                                                 ----------          ----------
     Total Liabilities......................................     $  581,383          $  161,145
                                                                 ==========          ==========
SHAREHOLDERS' EQUITY
  Common voting shares: 1/6 cent par value; authorized
     1,200,000,000 shares; issued and outstanding at
     December 31, 2002; 63,392,600 shares
     (2001 -- 52,440,000)...................................            106                  87
  Additional paid-in capital................................      1,126,435             920,306
  Accumulated other comprehensive income....................         35,567               1,878
  Retained earnings (accumulated deficit)...................         90,427             (61,618)
                                                                 ----------          ----------
     Total Shareholders' Equity.............................      1,252,535             860,653
                                                                 ----------          ----------
     Total Liabilities and Shareholders' Equity.............     $1,833,918          $1,021,798
                                                                 ==========          ==========

       The accompanying Notes to the Combined Financial Statements are an integral part of the Combined Financial Statements

                          MONTPELIER RE HOLDINGS LTD.

           COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT EARNINGS PER SHARE AND
                                 SHARE AMOUNTS)

                                                                                     PERIOD FROM
                                                                YEAR ENDED       NOVEMBER 14, 2001 TO
                                                             DECEMBER 31, 2002    DECEMBER 31, 2001
                                                             -----------------   --------------------
REVENUES
  Gross premiums written..................................      $   607,688           $      150
  Reinsurance premiums ceded..............................          (41,779)                  --
                                                                -----------           ----------
  Net premiums written....................................          565,909                  150
  Change in net unearned premiums.........................         (235,983)                (142)
                                                                -----------           ----------
  Net premiums earned.....................................          329,926                    8
  Net investment income...................................           39,748                1,139
  Net realized gains on investments.......................            7,716                   --
  Net foreign exchange gains..............................            1,681                   --
                                                                -----------           ----------
  Total Revenues..........................................          379,071                1,147
                                                                -----------           ----------
EXPENSES
  Loss and loss adjustment expenses.......................          133,310                   --
  Acquisition costs.......................................           62,926                    1
  General and administrative expenses.....................           26,278                1,207
  Interest on long-term debt..............................            4,460                  236
  Fair value of warrants issued...........................               --               61,321
                                                                -----------           ----------
  Total Expenses..........................................          226,974               62,765
                                                                -----------           ----------
INCOME (LOSS) BEFORE TAXES................................          152,097              (61,618)
                                                                -----------           ----------
Income tax expense........................................               52                   --
                                                                -----------           ----------
NET INCOME (LOSS).........................................      $   152,045           $  (61,618)
                                                                ===========           ==========
COMPREHENSIVE INCOME (LOSS)
  Net income (loss).......................................      $   152,045           $  (61,618)
  Other comprehensive income..............................           33,689                1,878
                                                                -----------           ----------
  Comprehensive income (loss).............................      $   185,734           $  (59,740)
                                                                ===========           ==========
PER SHARE DATA
  Weighted average number of common and common equivalent
     shares outstanding:
     Basic................................................       55,178,150           52,440,000
     Diluted..............................................       55,457,141           52,440,000
  Basic earnings (loss) per common share..................      $      2.76           $    (1.18)
                                                                ===========           ==========
  Diluted earnings (loss) per common share................      $      2.74           $    (1.18)
                                                                ===========           ==========

       The accompanying Notes to the Combined Financial Statements are an integral part of the Combined Financial Statements

                          MONTPELIER RE HOLDINGS LTD.

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                                                      PERIOD FROM
                                                                 YEAR ENDED       NOVEMBER 14, 2001 TO
                                                              DECEMBER 31, 2002    DECEMBER 31, 2001
                                                              -----------------   --------------------
COMMON SHARES
  Balance -- beginning of period............................     $       87             $     --
  Issue of common shares....................................             19                   87
                                                                 ----------             --------
     Balance -- end of period...............................            106                   87
                                                                 ----------             --------
ADDITIONAL PAID-IN-CAPITAL
  Balance -- beginning of period............................        920,306                   --
  Issue of common shares....................................        219,034              873,912
  Direct equity offering expenses...........................        (18,300)             (14,927)
  Compensation recognized under stock option plan...........          5,395                   --
  Fair value of warrants qualifying as equity...............             --               61,321
                                                                 ----------             --------
     Balance -- end of period...............................      1,126,435              920,306
                                                                 ----------             --------
ACCUMULATED OTHER COMPREHENSIVE INCOME
  Balance -- beginning of period............................          1,878                   --
  Net change in currency translation adjustments............             47                   --
  Net change in unrealized gains on investments.............         33,642                1,878
                                                                 ----------             --------
     Balance -- end of period...............................         35,567                1,878
                                                                 ----------             --------
RETAINED EARNINGS (ACCUMULATED DEFICIT)
  Balance -- beginning of period............................        (61,618)                  --
  Net income (loss).........................................        152,045              (61,618)
                                                                 ----------             --------
     Balance -- end of period...............................         90,427              (61,618)
                                                                 ----------             --------
     TOTAL SHAREHOLDERS' EQUITY.............................     $1,252,535             $860,653
                                                                 ==========             ========

       The accompanying Notes to the Combined Financial Statements are an integral part of the Combined Financial Statements.

                          MONTPELIER RE HOLDINGS LTD.

                       COMBINED STATEMENTS OF CASH FLOWS
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                                                      PERIOD FROM
                                                                 YEAR ENDED       NOVEMBER 14, 2001 TO
                                                              DECEMBER 31, 2002    DECEMBER 31, 2001
                                                              -----------------   --------------------
Cash flows provided by (used in) operating activities:
  Net income (loss).........................................     $   152,045           $ (61,618)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Accretion (amortization) of premium/(discount) on fixed
       maturities...........................................           3,803                 (27)
     Depreciation...........................................             364                  --
     Compensation recognized under stock option plan........           5,395                  --
     Net realized gains on fixed maturities.................          (7,716)                 --
     Amortization of deferred financing costs...............             680              (2,005)
     Net change in currency translation adjustments.........              47                  --
     Fair value of warrants issued..........................              --              61,321
  Change in:
     Unearned premium ceded.................................          (3,752)                 --
     Reinsurance premiums receivable........................        (147,075)               (133)
     Reinsurance recoverable................................         (16,656)                 --
     Funds withheld.........................................         (20,507)                 --
     Accrued investment income..............................         (11,358)             (1,699)
     Deferred acquisition costs.............................         (44,865)                (16)
     Other assets...........................................          (1,387)               (936)
     Loss and loss adjustment expense reserves..............         146,115                  --
     Unearned premium.......................................         240,858                 142
     Reinsurance balances payable...........................           2,448                  --
     Accounts payable, accrued expenses and other
       liabilities..........................................          (3,453)                497
     Amount due to affiliates...............................            (324)                324
     Interest accrued on long-term debt.....................             564                 236
                                                                 -----------           ---------
  Net cash provided by (used in) operating activities.......         295,226              (3,914)
                                                                 -----------           ---------
Cash flows from investing activities:
  Purchases of investments..................................      (1,922,773)           (638,498)
  Proceeds from sale of investments.........................       1,216,475                  --
  Purchases of equipment....................................          (3,112)                 --
                                                                 -----------           ---------
  Net cash used in investing activities.....................        (709,410)           (638,498)
                                                                 -----------           ---------
Cash flows provided by financing activities:
  Issue of common shares....................................         245,053             848,250
  Amount paid to affiliate for overpayment of
     subscription...........................................            (250)                 --
  Direct equity offering expenses...........................         (18,300)             (5,232)
  Issue of long-term debt...................................              --             150,000
                                                                 -----------           ---------
  Net cash provided by financing activities.................         226,503             993,018
                                                                 -----------           ---------
  Increase (decrease) in cash and cash equivalents..........        (187,681)            350,606
                                                                 -----------           ---------
  Cash and cash equivalents -- Beginning of period..........         350,606                  --
                                                                 -----------           ---------
  Cash and cash equivalents -- End of period................     $   162,925           $ 350,606
                                                                 ===========           =========

       The accompanying Notes to the Combined Financial Statements are an integral part of the Combined Financial Statements.

                          MONTPELIER RE HOLDINGS LTD.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS,
           EXCEPT PER SHARE AMOUNTS OR AS WHERE OTHERWISE DESCRIBED)

1.  GENERAL

     Montpelier Re Holdings Ltd. (the "Company") was incorporated under the laws of Bermuda on November 14, 2001. The Company, through its principal operating subsidiary Montpelier Reinsurance Ltd. ("Montpelier Re"), is a provider of global specialty property insurance and reinsurance products. Montpelier Re is incorporated in Bermuda and is registered as a Class 4 insurer under The Insurance Act 1978 (Bermuda), Amendments Thereto and Related Regulations ("The Act"). The Company's bye-laws provide that the Board of Directors of Montpelier Re shall consist of persons who first have been elected as designated directors by a resolution in a general meeting of the shareholders of the Company. The Board of Directors of the Company must then vote all shares of Montpelier Re owned by the Company to elect such designated directors as Montpelier Re directors. The bye-law provisions with respect to the removal of directors of Montpelier Re operate similarly.

     Montpelier Re has two subsidiaries: Montpelier Marketing Services (UK) Limited ("MMSL") and Montpelier Holdings (Barbados) SRL ("MHB"). MMSL was incorporated on November 19, 2001, and provides business introduction and other support services to Montpelier Re. MHB, a Barbados registered Society with Restricted Liability incorporated on July 25, 2002, has not yet commenced operations. MHB will be the registered holder of certain types of securities, including United States equity securities, purchased as part of the overall Montpelier Re investment portfolio. On December 3, 2002, Montpelier Re established a trust known as the Montpelier Re Foundation to promote or carry out charitable purposes.

     In October 2002, the Company completed an initial public offering ("IPO") of 10,952,600 common shares. The Company's common shares began trading on the New York Stock Exchange on October 10, 2002. The offering raised approximately $201.2 million in net proceeds, which was contributed to Montpelier Re.

2.  SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     Montpelier Re's Board of Directors, who are elected as described above, have unilateral authority, except for certain actions that require approval by the Company as sole shareholder, to manage the affairs of Montpelier Re. Accordingly, the accompanying financial statements have been prepared on a combined basis, rather than on a consolidated basis. The combined financial statements include the financial statements of Montpelier Re Holdings Ltd. and its wholly owned subsidiaries. All significant inter-company balances have been eliminated on combination.

     These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect reported and disclosed amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities as at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Estimates also affect the reported amounts of income and expenses for the reporting period. Actual results could differ materially from those estimates.

  PREMIUMS AND RELATED COSTS

     Premiums are recognized as written for the full period of the reinsurance contract as of the date that the contract is bound. The Company writes both excess of loss and pro-rata contracts.

                          MONTPELIER RE HOLDINGS LTD.

     For excess of loss contracts, written premium is based on the minimum and deposit premium as defined in the contract. Subsequent adjustments to the minimum and deposit premium are recognized in the period they are determined. For pro-rata contracts, written premiums are recognized based on estimates of ultimate premiums from the underlying insurance policies provided by the ceding companies. Initial estimates of written premium are recognized in the period in which the underlying risks incept. Subsequent adjustments, based on reports of actual premium by the ceding companies, are recorded in the period they are determined.

     Premiums are earned ratably over the term of the reinsurance contract. The portion of the premium related to the unexpired portion of the contract is reflected in unearned premium.

     Premiums receivable are recorded at amounts due less any required provision for doubtful accounts.

     Where contract terms require the reinstatement of coverage after a ceding company's loss, the mandatory reinstatement premiums are recorded as written premiums when the loss event occurs, and are earned ratably over the remaining contract risk period.

     Acquisition costs are comprised of ceding commissions, brokerage, premium taxes, profit commission and other expenses that relate directly to the writing of reinsurance contracts and are deferred and amortized over the terms of the related contracts. Deferred acquisition costs are limited to their estimated realizable value based on the related unearned premium, anticipated claims expenses and investment income.

  REINSURANCE

     For certain pro-rata contracts, including quota share contracts, the subject direct insurance contracts will carry underlying reinsurance protection from third party reinsurers. The Company records its pro-rata share of gross premiums from the direct insurance contracts as gross written premiums and records amounts incurred by the ceding company for the underlying third party reinsurance coverage as reinsurance premiums ceded.

     Reinsurance recoverable includes the Company's share of balances due from the underlying third party reinsurance contracts for paid losses, unpaid loss and loss adjustment expenses and reserves for losses incurred but not reported. Initial estimates of reinsurance recoverable are recognized in the period in which the loss event occurs. Subsequent adjustments, based on reports of actual amounts recoverable by ceding companies, are recorded in the period they are determined. In the event that ceding companies are unable to collect amounts due from the underlying third party reinsurers, the Company's losses will increase. The Company records provisions for uncollectible underlying reinsurance recoverable when collection becomes unlikely.

  FUNDS WITHHELD

     Funds held by reinsured companies represent premiums retained by ceding companies for a period in accordance with contractual terms. The Company generally earns investment income on these balances during the period funds are held.

  LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

     Loss and loss adjustment expense reserves include estimates of unpaid claims and claims expenses on reported losses as well as an estimate of losses incurred but not reported ("IBNR"). The reserve is based on loss reports on individual claims, case reserves and other reserve estimates reported by insureds and ceding companies, external actuarial determinations as well as management estimates of ultimate losses.

     A significant portion of the Company's business is property catastrophe and other classes with higher attachment points of coverage. Reserving for losses in such programs is inherently complicated in that losses in excess of the attachment level of the Company's policies are characterized by high severity and low frequency and other factors which could vary significantly as claims are settled. This limits the volume of industry claims experience available from which to reliably predict ultimate losses following a loss event. In addition, the

                          MONTPELIER RE HOLDINGS LTD.

Company has limited past loss experience due to its short operating history, which increases the inherent uncertainty in estimating ultimate loss levels. The reserve for losses incurred but not reported is estimated by management using industry data, and professional judgment to estimate the ultimate loss to the Company from reinsurance contracts exposed to a loss event. These estimates are subject to a corroborative review by external actuaries, based on loss development patterns determined by reference to the Company's underwriting practices, the policy form, type of insurance program and industry data. Delays in ceding companies reporting losses to the Company, together with the potential for unforeseen adverse developments, may result in loss and loss adjustment expenses significantly greater or less than the reserve provided at the time of the loss event. Reserving can prove especially difficult should a significant loss event take place near the end of an accounting period, particularly if the loss is a catastrophic event. These estimates are regularly reviewed and updated, as experience develops and new information becomes known. Any resulting adjustments are reflected in income in the period in which they become known.

  INVESTMENTS AND CASH

     Investments in fixed maturities are classified as available for sale and are carried at fair value, based on quoted market prices. The net unrealized appreciation or depreciation on fixed maturities is included in accumulated other comprehensive income.

     Investments in unquoted equity securities are carried at estimated fair value, based on reported net asset values and other information available to management.

     Investments are reviewed to determine if they have sustained an impairment in value that is considered to be other than temporary. The identification of potentially impaired investments involves significant management judgment, which includes the determination of their fair value and the assessment of whether any decline in value is other than temporary. Unrealized depreciation in the value of individual investments, considered by management to be other than temporary, is charged to income in the period it is determined.

     Investments are recorded on a trade date basis. Gains and losses on sales of investments are determined based on the basis of first-in, first-out and are included in investment income when realized.

     Net investment income is stated net of investment management and custody fees. Interest income is recognized when earned and includes the amortization of premiums and the accretion of discounts on fixed maturities purchased at amounts different from their par value.

     Cash and cash equivalents include amounts held in banks and time deposits with maturities of less than three months from the date of purchase.

  EARNINGS (LOSS) PER SHARE

     The calculation of basic earnings (loss) per common share is based on the weighted average number of common shares and excludes any dilutive effects of warrants and options. The calculation of diluted earnings (loss) per common share assumes the exercise of all dilutive warrants and options, using the treasury stock method. Warrants and options are considered dilutive when the quoted market value of the Company's common stock exceeds the strike price of the warrants or options.

  FOREIGN CURRENCY TRANSLATION

     The Company's functional currency is the United States dollar. Assets and liabilities of foreign operations whose functional currency is not the United States dollar are translated at exchange rates in effect at the balance sheet date. Revenue and expenses of such foreign operations are translated at average exchange rates during the year. The effect of translation adjustments for foreign subsidiaries is included in accumulated other comprehensive income.

                          MONTPELIER RE HOLDINGS LTD.

     Other monetary assets and liabilities denominated in foreign currencies have been translated to United States dollars at the rates of exchange prevailing at the balance sheet date. Income and expense transactions originating in foreign currencies are translated at the average rate of exchange prevailing on the date of the transaction. Gains and losses on foreign currency translation are recognized in income.

  EMPLOYEE INCENTIVE PLANS

     Performance Unit Plan (the "PUP"). Performance units are granted to executive officers and certain other key employees. The ultimate value of these performance units, which vest at the end of three-year performance periods, is dependent upon the Company's achievement of specific performance targets over the course of the overlapping three-year periods and the market value of the Company's shares at the date of redemption. Performance units are payable in cash, common stock or a combination of both. The liability is expensed over the vesting period of the performance units granted. The liability is recalculated as the relevant financial results and share price of the Company evolve. Any adjustments are included in income in the period in which they are determined.

     Option Plan. The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation." Accordingly, the Company recognizes the compensation expense for stock option grants based on the fair value of the award on the date of grant. The compensation expense is recognized over the vesting period of each grant, with a corresponding recognition of the equity expected to be issued in Additional paid-in capital.

     Deferred Compensation Plan. The Company provides a deferred compensation plan ("DCP") to executive officers and certain other key employees, whereby the individual can elect to defer receipt of compensation by choosing to theoretically transfer compensation to certain investment options, including a phantom share investment option and investment fund options. The DCP would be an unfunded obligation of the Company and would be included within accounts payable, accrued expenses and other liabilities.

  RECENT ACCOUNTING PRONOUNCEMENT

     The Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46") an interpretation of ARB No. 51 "Consolidated Financial Statements," in January 2003. FIN 46 clarifies the accounting and reporting for certain entities in which equity investors do not have the characteristics of a controlling financial interest. As disclosed in Notes 1 and 2, the financial statements at December 31, 2002 are prepared on a combined basis as a result of the fact that Montpelier Re's and the Company's bye-laws include certain restrictions relating to the election of directors of Montpelier Re. FIN 46 becomes effective in the first quarter of 2003. The impact of adoption of FIN 46 will be that the Company's financial statements for the quarter ending March 31, 2003 and for future periods will be presented on a consolidated basis instead of on a combined basis. There is no impact on the Company's net income or shareholders' equity as presented in these combined financial statements as a result of the adoption of FIN 46.

                          MONTPELIER RE HOLDINGS LTD.

3.  INVESTMENTS

     The amortized cost, fair value and related gross unrealized gains and losses on investments are as follows:

                                           COST OR       GROSS        GROSS
                                          AMORTIZED    UNREALIZED   UNREALIZED
AT DECEMBER 31, 2002                         COST        GAINS        LOSSES     FAIR VALUE
--------------------                      ----------   ----------   ----------   ----------
Fixed Maturities:
  U.S. government and agency............  $  785,312    $18,827        $ --      $  804,139
  Corporate debt securities.............     312,323     13,177          --         325,500
  Mortgage-backed and asset-backed
     securities.........................     224,621        710         125         225,206
                                          ----------    -------        ----      ----------
                                           1,322,256     32,714         125       1,354,845
                                          ----------    -------        ----      ----------
Equity Investment.......................      60,758      2,933          --          63,691
                                          ----------    -------        ----      ----------
                                          $1,383,014    $35,647        $125      $1,418,536
                                          ==========    =======        ====      ==========

                                              COST OR      GROSS        GROSS
                                             AMORTIZED   UNREALIZED   UNREALIZED
AT DECEMBER 31, 2001                           COST        GAINS        LOSSES     FAIR VALUE
--------------------                         ---------   ----------   ----------   ----------
Fixed Maturities:
  U.S. government and agency...............  $638,525      $1,878       $  --       $640,403
  Corporate debt securities................        --          --          --             --
  Mortgage-backed and asset-backed
     securities............................        --          --          --             --
                                             --------      ------       -----       --------
                                             $638,525      $1,878       $  --       $640,403
                                             ========      ======       =====       ========

     The following table sets forth the composition of the cost or amortized cost of fixed maturities by ratings assigned by rating agencies (e.g. Standard & Poor's Corporation).

                                                              AMORTIZED
AT DECEMBER 31, 2002                                             COST        %
--------------------                                          ----------   -----
RATINGS
  U.S. government and agency................................  $  785,312    59.4%
  AAA.......................................................     272,552    20.6
  AA........................................................      54,092     4.1
  A.........................................................     201,965    15.3
  BBB+......................................................       8,335     0.6
                                                              ----------   -----
                                                              $1,322,256   100.0%
                                                              ==========   =====

                                                              AMORTIZED
AT DECEMBER 31, 2001                                            COST        %
--------------------                                          ---------   -----
RATINGS
  U.S. government and agency................................  $638,525    100.0%
  AAA.......................................................        --       --
  AA........................................................        --       --
  A.........................................................        --       --
                                                              --------    -----
                                                              $638,525    100.0%
                                                              ========    =====

                          MONTPELIER RE HOLDINGS LTD.

  LIQUIDITY AND INTEREST RATE RISK

     The amortized cost and estimated fair value amounts for fixed maturity investments held at December 31, 2002 are shown by contractual maturity:

                                                              AMORTIZED
                                                                 COST      FAIR VALUE
                                                              ----------   ----------
Due within one year.........................................  $   94,894   $   96,514
Due after one year through five years.......................     886,675      915,231
Due after five years through ten years......................     116,066      117,894
Mortgage-backed and asset-backed securities.................     224,621      225,206
                                                              ----------   ----------
                                                              $1,322,256   $1,354,845
                                                              ==========   ==========

     Actual maturity may differ from contractual maturity because certain borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

     Proceeds from sales of available for sale securities for the year ended December 31, 2002 were $1,216 million. There were no sales of fixed maturity investments during the period ended December 31, 2001. Gross realized losses did not include any provisions for declines considered to be other than temporary.

     The analysis of net realized gains and the change in net unrealized gains on investments is as follows:

                                                                             PERIOD FROM
                                                        YEAR ENDED       NOVEMBER 14, 2001 TO
                                                     DECEMBER 31, 2002    DECEMBER 31, 2001
                                                     -----------------   --------------------
Gross realized gains...............................       $ 8,828               $   --
Gross realized losses..............................        (1,112)                  --
                                                          -------
Net realized gains on investments..................         7,716                   --
Net unrealized gains...............................        33,642                1,878
                                                          -------               ------
Total realized and unrealized gains on
  investments......................................       $41,358               $1,878
                                                          =======               ======

     The components of net investment income are as follows:

                                                                             PERIOD FROM
                                                        YEAR ENDED       NOVEMBER 14, 2001 TO
                                                     DECEMBER 31, 2002    DECEMBER 31, 2001
                                                     -----------------   --------------------
Interest on fixed maturities.......................       $44,137               $  697
Net amortization of premium/discount on fixed
  maturities.......................................        (3,803)                  27
Interest on cash and cash equivalents..............         1,677                  491
                                                          -------               ------
                                                           42,011                1,215
Net investment expenses(1).........................        (2,263)                 (76)
                                                          -------               ------
                                                          $39,748               $1,139
                                                          =======               ======

---------------

(1) $2.2 million relates to White Mountains Advisors LLC

     In the normal course of business, the Company provides security to reinsureds as required under contract provisions. Such security takes the form of a letter of credit. Letters of credit are issued by a bank at the request of the Company. The Company has made arrangements with Fleet National Bank and Barclay's Bank PLC for the provision of evergreen standby letters of credit in favor of ceding companies in an amount up to $200.0 million and $100.0 million, respectively, at December 31, 2002. Total letters of credit outstanding at

                          MONTPELIER RE HOLDINGS LTD.

December 31, 2002 were approximately $119.8 million, and are secured by cash and investments of approximately $127.8 million. The Company did not have any letters of credit outstanding at December 31, 2001.

  EQUITY INVESTMENT

     Pursuant to a subscription and shareholders agreement (the "agreement"), the Company invested a total of L40.0 million (or $60.8 million) in the common shares of Aspen Insurance Holdings Limited ("Aspen") (formerly Exali Reinsurance Holdings Limited), the Bermuda-based holding company of Aspen Insurance UK Limited ("Aspen Re") (formerly Wellington Re Limited). At December 31, 2002, Montpelier Re held approximately 7% of Aspen on an undiluted basis and approximately 6% on a fully diluted basis.

     As part of the agreement, the Company has agreed to provide quota share reinsurance to Aspen Re comprising annual assumed premiums to the Company of approximately $60.0 million per year for the underwriting years 2003, 2004 and 2005. These arrangements cover mainly property and casualty risks.

     Aspen is an unquoted investment. The investment is carried at estimated fair value based on reported net asset values and other information available to management, with any unrealized gain or loss included in other comprehensive income as a separate component of shareholders' equity.

4.  LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

     Loss and loss adjustment expense reserves are estimates subject to variability, and the variability could be material in the near term. The variability arises because all events affecting the ultimate settlement of claims have not taken place and may not take place for some time. Variability can be caused by receipt of additional claim information, changes in judicial interpretation of contracts or significant changes in the severity or frequency of claims from historical trends.

     Loss and loss adjustment expense reserve estimates are based on all relevant information available to the Company. Methods of estimation are used which the Company believes produce reasonable results given current information. Management believes that the reserves for loss and loss adjustment expenses are sufficient to cover losses that fall within coverages assumed by the Company; however, there can be no assurance that losses will not exceed the Company's total reserves.

     The Company was incorporated on November 14, 2001 and wrote only one contract during the period ended December 31, 2001. Given the absence of reported loss events during the period, the Company did not establish a loss and loss adjustment expense reserve at December 31, 2001. In the period to December 31, 2001, the Company did not purchase reinsurance.

                          MONTPELIER RE HOLDINGS LTD.

     Activity in the reserve for loss and loss adjustment expenses is summarized as follows:

                                                                                     PERIOD FROM
                                                                YEAR ENDED       NOVEMBER 14, 2001 TO
                                                             DECEMBER 31, 2002    DECEMBER 31, 2001
                                                             -----------------   --------------------
Net reserves at January 1..................................      $     --               $  --
Net losses incurred related to:
  Current year.............................................       133,310                  --
  Prior period.............................................            --                  --
                                                                 --------               -----
Total net incurred losses..................................       133,310                  --
Net paid losses related to:
  Current year.............................................         4,193                  --
  Prior period.............................................            --                  --
                                                                 --------               -----
Total net paid losses......................................         4,193                  --
Effect of foreign exchange movements.......................           342                  --
                                                                 --------               -----
Total net reserves as of December 31.......................       129,459                  --
Losses recoverable as of December 31.......................        16,656                  --
                                                                 --------               -----
Total gross reserves as of December 31.....................      $146,115               $  --
                                                                 ========               =====

     The December 31, 2002 balance comprises reserves for reported claims of $37,979 and reserves for claims incurred but not reported of $108,136.

5.  LONG-TERM DEBT

     On incorporation, the Company entered into a three-year term loan agreement with Bank of America, N.A. and a syndicate of commercial banks, with an aggregate borrowing limit of $150 million. As of December 31, 2002 and 2001, the Company had borrowed all $150 million under this facility. The term loan agreement requires that the Company and/or certain of its subsidiaries maintain specific covenants, including maintaining: (i) a ratio of debt to total capital of no greater than 30%; (ii) a tangible net worth equal to at least the sum of:
(x) $525 million; (y) 50% of positive net income (with no reduction for net losses); and (z) 50% of any net proceeds, minus certain dividends; and (iii) the ratio of aggregate statutory net premiums to the net worth of all of the Company's insurance subsidiaries at a level of no greater than 1:5 to 1 at the end of any fiscal quarter.

     These covenants also restrict the Company's other borrowings, the ability to merge, consolidate, make acquisitions, sell any assets or assign any receivables, create liens on any assets, make certain capital expenditures and to hold margin stock. In addition, a change of control of the Company or final judgments against the Company which exceeds $5 million (excluding any portion thereof which will likely be recovered through insurance) each constitute an event of default. The Company has been in compliance with all covenants throughout the year and is in compliance at December 31, 2002.

     Under this facility, the Company may not pay dividends to shareholders until April 1, 2003. After this date, the Company may only pay dividends up to an amount equal to 50% of net income in any quarter, excluding all extraordinary gains and losses. If dividends in excess of this amount are paid, the Company is required to reduce the term loan facility by an amount equal to at least 43% of the excess payment.

     No principal payments are required on the loan prior to its final maturity date of December 12, 2004. The loan bears interest on the outstanding principal at a rate equal to various base rates plus a margin of between 50 and 125 basis points, depending on certain conditions. The interest rate was variable from inception of the

                          MONTPELIER RE HOLDINGS LTD.

loan until April 20, 2002. Thereafter, the interest rate was fixed at 2.96% from April 21, 2002 until October 21, 2002 and has been fixed at 2.59% for the period from October 21, 2002 until April 21, 2003. After April 21, 2003, the rate reverts back to a floating rate, unless another fixed rate is agreed upon. At December 31, 2002 and 2001, the Company accrued interest expense of $800 and $236 respectively, at an average interest rate of 2.80% and 2.99%, respectively. The Company paid interest of $3,457 for the year ended December 31, 2002 and did not pay any interest during the period ended December 31, 2001.

6.  RELATED PARTY TRANSACTIONS

     White Mountains Insurance Group and Benfield Holdings Limited sponsored the formation of the Company in 2001, and invested $180.0 million and $25.0 million, respectively, in the initial private placement. Certain officers and directors of White Mountains also invested in the Company and some of these individuals also serve as officers and directors of the Company. In addition, White Mountains and Benfield Holdings Limited were granted warrants entitling them to purchase 4,781,571.7 common shares and 2,390,785.8 common shares, respectively. In connection with the Company's formation in 2001, White Mountains and Benfield established a trust in Bermuda to fund start-up expenses. After the Company's formation and funding, White Mountains and Benfield were reimbursed $400 each for the amounts they had contributed to the trust. Included in Amount due to affiliates at December 31, 2001 is $324 due to White Mountains and Benfield for reimbursement of these funds. In addition, the Company paid Benfield Advisory Services, an affiliate of Benfield, advisory fees of $3,300 during the period ended December 31, 2001 in connection with the formation of the Company. These expenses are included as Direct equity offering expenses within Additional paid-in-capital at December 31, 2001. Described below are some of the transactions the Company has entered into with related parties. The Company believes that each of the transactions described below was on terms no less favorable than could have been obtained from unrelated parties.

     The Company's Chairman is also the Chairman of the Board of Directors of White Mountains Insurance Group, who beneficially owns 22.9% and 29.7% of the Company at December 31, 2002 and 2001, respectively. The Chief Financial Officer is also a Director of White Mountains Insurance Group and a director of Amlin, one of the Company's qualifying quota share cedents.

     Four directors, including the Company's Chairman, are employed by White Mountains Insurance Group.

     The Company has engaged White Mountains Advisors LLC, a wholly owned indirect subsidiary of White Mountains Insurance Group, to provide investment advisory and management services. This agreement may be terminated by either party upon 30 days written notice. The Company's Chairman of the Finance Committee of the Board is also a Managing Director of OneBeacon Insurance Group LLC, Deputy Chairman of the Board of White Mountains Insurance Group, the Principal Executive Officer of White Mountains Advisors LLC and is either general manager or investment manager of various funds which own less than 5% of the Company. The Company pays investment fees based on the month-end market values held under custody. The fees, which vary depending on the amount of assets under management, are between 0.15% and 0.30% and are included in net investment income. The Company incurred an average fee of 0.19% and 0.20% for the periods ended December 31, 2002 and 2001, respectively. For the periods ended December 31, 2002 and 2001, the Company expensed investment management fees of approximately $2.1 million and $76, respectively, and has recorded an amount payable for these services of $630 and $74, respectively.

     For the periods ended December 31, 2002 and 2001, consulting fees of $95 and $75, respectively, were paid to two officers of the Company for services related to the incorporation of the Company.

     In January 2002, the Company entered into an agreement with Remetrics, a subsidiary of Benfield, for the provision of certain risk management services. As a result of this agreement, the Company paid approximately L589 (or $879) for risk management services during the year ended December 31, 2002. This agreement is no longer in place at December 31, 2002.

                          MONTPELIER RE HOLDINGS LTD.

     In addition, in the ordinary course of business, the Company has entered into four reinsurance agreements with OneBeacon Insurance Group during the year ended December 31, 2002. The Company will receive $728 in aggregate annual premiums from these contracts.

     In addition, the Company pays brokerage commissions to Benfield Greig Limited, a subsidiary of Benfield Holdings Limited, on business brought in by Benfield Greig Limited. These commissions are consistent with commissions paid to other brokers in the ordinary course of business and totaled $6.8 million for the year ended December 31, 2002.

     Included in Amount due to affiliates at December 31, 2001 is $250 due to a shareholder for an overpaid subscription payment.

7.  COMMON VOTING SHARES SUBSCRIPTIONS RECEIVABLE

     At December 31, 2001, $26,000 of subscriptions for common shares was due from shareholders. On January 3, 2002, payment of the outstanding amount was received in full.

8.  SHAREHOLDERS' EQUITY

  AUTHORIZED AND ISSUED

     At December 31, 2002 and 2001, the total authorized common voting shares of the Company were 1,200,000,000, with a par value of 1/6 cent each.

     At December 31, 2002 and 2001, the total issued and outstanding shares of the Company were 63,392,600 and 52,440,000, respectively, with a par value of 1/6 cent each. The holders of common voting shares are entitled to receive dividends and are allocated one vote per share, provided that, if the controlled shares of any shareholder or group of related shareholders constitute more than
9.5 percent of the outstanding common shares of the Company, their voting power will be reduced to 9.5 percent. There are various restrictions on the ability of certain shareholders to dispose of their shares.

     In the period to December 31, 2001, the Company received cash of $848,000 in respect of subscriptions of common shares. On January 3, 2002, payment of the remaining outstanding subscriptions totaling $26,000 was received from shareholders. All issued and outstanding common voting shares were fully paid at December 31, 2002.

     On September 20, 2002, the Board of Directors of the Company authorized a six-for-one share split of the Company's common shares. The share split has been reflected in the December 31, 2001 comparative financial information, and all applicable references as to the number of common shares, common share equivalents, including exercise prices where applicable, and per share information have been represented.

     On October 15, 2002, the Company completed an initial public offering ("IPO") and issued 10,952,600 common shares for proceeds, net of fees, discounts and commissions of approximately $201.2 million. The Company's common shares began trading on the New York Stock Exchange on October 10, 2002. Costs associated with the sale of the shares, totaling approximately $18.3 million, were deducted from the related proceeds. The net amount received in excess of common share par value was recorded in Additional paid-in capital.

  WARRANTS

     The Company's founders provided their insurance industry expertise, resources and relationships during the fourth quarter of 2001 to ensure that the Company would be fully operational with key management in place in time for the January 2002 renewal season. In consideration for the founders' position and commitment, the Company issued warrants to the founding shareholders to purchase, in the aggregate, up to

                          MONTPELIER RE HOLDINGS LTD.

7,319,160.1 common shares. Warrants will expire either five or ten years from the date of issue depending on the grant terms, and will be exercisable at a price per share of $16.67, equal to the price per share paid by investors in the initial private offering.

     The warrant contracts may be settled using either the physical settlement or net-share settlement methods. The warrants have been classified as equity instruments, in accordance with EITF 00-19: "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock." The warrants were initially measured at an aggregate fair value of $61,321 and reported as an expense and an addition to Additional paid-in-capital for the period ended December 31, 2001.

     The fair value of each warrant grant was estimated on the date of grant using the Black-Scholes option-pricing model. The volatility assumption used, of approximately 30.0%, was derived from the historical volatility of the share price of a range of publicly-traded Bermuda reinsurance companies of a similar business nature to the Company. No allowance was made for any potential liquidity associated with the private trading of the Company's shares. The other assumptions used for grants in 2001 were as follows: risk free interest rate of 4.5%, expected life of five or ten years as appropriate, and a dividend yield of nil%.

  DIVIDENDS

     The Company did not declare any dividends for the periods ended December 31, 2002 and 2001.

9.  SEGMENT REPORTING

     Management has determined that the Company operates in one segment only. The Company focuses on writing global specialty property and other classes of insurance and reinsurance business. During the period ended December 31, 2001, the Company wrote one specialty reinsurance policy with a premium of $150. This policy was for worldwide risks.

     The following table sets forth a breakdown of the Company's gross premiums written by line of business and by geographic area of risks insured for the year ended December 31, 2002:

                         GROSS PREMIUMS WRITTEN BY LINE

                                                                 YEAR ENDED
                                                              DECEMBER 31, 2002
                                                              -----------------
                                                               ($ IN MILLIONS)
Property Specialty..........................................  $230.3      37.9%
Property Catastrophe........................................   141.4      23.3
Qualifying Quota Share......................................   171.7      28.2
Other Specialty.............................................    64.3      10.6
                                                              ------     -----
Total.......................................................  $607.7     100.0%
                                                              ======     =====

                          MONTPELIER RE HOLDINGS LTD.

           GROSS PREMIUMS WRITTEN BY GEOGRAPHIC AREA OF RISK INSURED

                                                                 YEAR ENDED
                                                              DECEMBER 31, 2002
                                                              -----------------
                                                               ($ IN MILLIONS)
Worldwide(1)................................................  $306.4      50.4%
USA and Canada..............................................   207.4      34.1
Japan.......................................................    23.3       3.8
Western Europe, excluding the United Kingdom and Ireland....    17.8       2.9
United Kingdom and Ireland..................................    11.8       1.9
Worldwide, excluding USA and Canada(2)......................    11.4       1.9
Other (1.5% or less)........................................    29.6       5.0
                                                              ------     -----
Total.......................................................  $607.7     100.0%
                                                              ======     =====

---------------

(1) "Worldwide" comprises insurance and reinsurance contracts that insure or reinsure risks on a worldwide basis.

(2) "Worldwide, excluding USA and Canada" comprises insurance and reinsurance contracts that insure or reinsure risks on a worldwide basis but specifically exclude the USA and Canada.

     The Qualifying Quota Share contracts and substantial amounts of other lines of business are world-wide in nature, with the majority of business related to North America and Europe.

     In the year ended December 31, 2002, 85% of gross written premium was produced by four brokers as follows: Benfield Greig Limited $180.5 million; Willis Group $140.2 million; Guy Carpenter $107.3 million; and Aon Re $90.4 million.

10.  EARNINGS (LOSS) PER SHARE

     The reconciliation of basic and diluted earnings (loss) per share is as follows:

                                                                                     PERIOD FROM
                                                                YEAR ENDED       NOVEMBER 14, 2001 TO
                                                             DECEMBER 31, 2002    DECEMBER 31, 2001
                                                             -----------------   --------------------
BASIC EARNINGS PER COMMON SHARE:
Net income (loss) available to common shareholders.........     $   152,045          $   (61,618)
Weighted average common shares outstanding -- Basic........      55,178,150           52,440,000
                                                                -----------          -----------
BASIC EARNINGS (LOSS) PER COMMON SHARE.....................     $      2.76          $     (1.18)
                                                                -----------          -----------
DILUTED EARNINGS PER COMMON SHARE:
Net income (loss) available to common shareholders.........     $   152,045          $   (61,618)
Weighted average common shares outstanding -- Basic........      55,178,150           52,440,000
Dilutive effect of Warrants................................         263,070                   --
Dilutive effect of Share Options...........................          15,921                   --
                                                                -----------          -----------
Weighted average common and common equivalent shares
  outstanding -- Diluted...................................      55,457,141           52,440,000
                                                                -----------          -----------
DILUTED EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT
  SHARE....................................................     $      2.74          $     (1.18)
                                                                -----------          -----------

     There were no dilutive securities at December 31, 2001.

                          MONTPELIER RE HOLDINGS LTD.

11.  COMMITMENTS AND CONTINGENCIES

  LETTERS OF CREDIT

     In order for the Company to write Lloyd's Qualifying Quota Share business, it must provide an evergreen letter of credit in favor of The Society and Council of Lloyd's ("Lloyd's") in accordance with Lloyd's rules. The Company has made arrangements with Fleet National Bank for the provision of a standby letter of credit in a form acceptable to Lloyd's in an amount of up to $200.0 million. Letters of credit outstanding under this facility at December 31, 2002 were approximately $99.9 million (L62.1 million) and have been secured by investments of approximately $107.5 million.

     In addition, as of December 31, 2002, the Company made arrangements with Barclay's Bank PLC for the provision of an additional evergreen letter of credit facility in favor of certain U.S. ceding companies in an amount of up to $100 million. Letters of credit outstanding under this facility at December 31, 2002 were approximately $19.9 million and are secured by cash of approximately $20.3 million.

     There were no letters of credit outstanding at December 31, 2001.

  LEASE COMMITMENTS

     The Company and its subsidiaries lease office space in the countries in which they operate under operating leases, which expire at various dates. The Company has also entered into operating leases for office equipment and furniture. Future minimum annual commitments under existing leases are expected to be as follows: 2003 -- $427; 2004 -- $412; 2005 -- $396; 2006 -- $107; and
2007 -- $107.

  CONCENTRATION OF CREDIT RISK

     The investment portfolio is managed following prudent standards of diversification. Specific provisions limit the allowable holdings of a single issue or issuer. The Company believes that there are no significant concentrations of credit risk associated with its investments. Concentrations of credit risk with respect to reinsurance balances are limited due to their dispersion across various companies and geographies.

  CREDIT FACILITIES

     On December 12, 2001, the Company obtained a $50,000 revolving loan facility from a syndicate of lenders, with the Company and its subsidiaries as borrowers and guarantors. The facility is for general corporate purposes, and requires that the Company and/or certain of its subsidiaries maintain specific covenants, including a tangible net worth covenant and a maximum leverage covenant. At December 31, 2002 and 2001, no amounts had been drawn down under this facility.

12.  EMPLOYEE INCENTIVE PLANS

  LONG-TERM INCENTIVE PLAN ("LTIP")

     On January 8, 2002, the Company adopted a Long-Term Incentive Plan (the "LTIP"). Pursuant to the terms of the LTIP, at the discretion of the Compensation Committee of the Board of Directors (the "Committee"), various types of share-based incentive awards, including phantom performance shares, performance units and options to acquire common shares, may be granted to executive officers, and certain other principal employees.

  PERFORMANCE UNIT PLAN (THE "PUP")

     The PUP is the Company's primary executive long-term incentive scheme. Pursuant to the terms of the PUP, at the discretion of the Compensation Committee of the Board of the Directors (the "Committee"),

                          MONTPELIER RE HOLDINGS LTD.

performance units may be granted to executive officers and certain other key employees. Performance units entitle the recipient to receive, without payment to the Company, all, double, or a part of the value of the units granted, depending on the achievement of specific financial or operating goals. Performance units vest at the end of a three-year performance cycle, and can be denominated in common shares at market value and are payable in cash, common shares or a combination thereof at the discretion of the Committee.

     For the 2002-2004 cycle, the current performance target for a 100% harvest of value of the units granted is an average combined ratio of 70% for the financial years 2002, 2003, and 2004. The target for a maximum harvest of 200% of the value of the units granted is a combined ratio of 50% or less. A combined ratio of 95% or more will result in a harvest of nil. Straight line interpolation is used between these points. Determination of actual performance and amount of payment is at the sole discretion of the Committee.

     A total of 936,000 performance units are authorized under the PUP at December 31, 2002 (or up to 1,872,000 common shares should the maximum harvest of 200% of units apply). On January 8, 2002, the Committee approved the grant of up to 312,000 performance units for the three year performance period covering financial years 2002, 2003 and 2004. The Company granted 264,390 and nil performance units for the periods ended December 31, 2002 and 2001, respectively. The Company accrues the projected value of these units and expenses the value in the income statement over the course of each three-year performance period. The accrual is based on the number of units granted, the share price at December 31, 2002, and an assumption of a 100% harvest ratio. The Company recalculates their liability under the PUP as the Company's financial results evolve, and the share price changes, and reflects such adjustments in the income statement in the period in which they are determined. The associated accrual for the performance unit expense was $2,538 and $nil for the periods ended December 31, 2002 and 2001, respectively. 47,610 performance units in the 2002-2004 performance cycles have not been granted, and may be granted in future periods.

  OPTION PLAN

     Under the option plan, options expire ten years after the award date, and are subject to various vesting periods. Options granted under the option plan may be exercised for common shares upon vesting. A total of 2,550,000 were issued under the plan for the year ended December 31, 2002, which represents the maximum number of common shares that may be issued under the option plan under current Committee approvals. There were no options issued or outstanding for the period ended December 31, 2001.

     A summary of options issued and outstanding for the year ended December 31, 2002 is as follows:

                                                              OPTIONS FOR   AVERAGE
                                                                COMMON      EXERCISE
                                                                SHARES       PRICE
                                                              -----------   --------
Balance at January 1, 2002..................................          --         --
Options granted.............................................   2,550,000     $18.08
Options exercised...........................................          --         --
Options forfeited...........................................          --         --
Options expired.............................................          --         --
Balance at December 31, 2002................................   2,550,000     $18.08

                          MONTPELIER RE HOLDINGS LTD.

     The following table summarizes the range of exercise prices for outstanding options at December 31, 2002:

                                                         WEIGHTED
                                                          AVERAGE     WEIGHTED                 WEIGHTED
                                                         REMAINING    AVERAGE                  AVERAGE
                                            OPTIONS     CONTRACTUAL   EXERCISE     OPTIONS     EXERCISE
            EXERCISE PRICES               OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
            ---------------               -----------   -----------   --------   -----------   --------
$16.67..................................     510,000    9.00 years     $16.67      510,000      $16.67
$17.50..................................     637,500    9.15 years     $17.50           --          --
$18.33..................................     637,500    9.15 years     $18.33           --          --
$19.17..................................     637,500    9.15 years     $19.17           --          --
$20.00..................................     127,500    9.75 years     $20.00
                                           ---------                               -------      ------
                                           2,550,000                               510,000      $16.67
                                           =========                               =======      ======

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2002: risk free interest rate of 3.8% to 4.8% based on the applicable zero-coupon bond interest rates, expected life of two years after vesting date as detailed below, expected volatility of 30.0% to 31.2% and a dividend yield of 0.0%.

     The weighted average fair value of options granted during 2002 is detailed below:

                                                                ASSUMPTION OF
                              OPTIONS                          EXPECTED LIFE AT   FAIR VALUE ON
     EXERCISE PRICES        OUTSTANDING      VESTING DATE       DATE OF GRANT     DATE OF GRANT
     ---------------        -----------   ------------------   ----------------   -------------
$16.67....................     510,000    December 31, 2002        3 years           $ 2,116
$17.50....................     510,000    December 31, 2003        4 years             2,384
$17.50....................     127,500    September 30, 2003       3 years               636
$18.33....................     510,000    December 31, 2004        5 years             2,639
$18.33....................     127,500    September 30, 2004       4 years               707
$19.17....................     510,000    December 31, 2005        6 years             2,885
$19.17....................     127,500    September 30, 2005       5 years               776
$20.00....................     127,500    September 30, 2006       6 years               842
                             ---------                                               -------
                             2,550,000                                               $12,985
                             =========                                               =======

     A compensation expense of $5,395 was recorded in general and administrative expenses for the year ended December 31, 2002, with a corresponding increase to Additional paid-in capital. The expense represents the proportionate accrual of the fair value of each grant based on the remaining vesting period.

  DEFERRED COMPENSATION PLAN ("DCP")

     The DCP gives executive officers the ability to defer receipt of executive compensation, including performance unit payouts, at no cost to the Company. Under the DCP, various investment options are available including a phantom Company share tracking option, a fixed income investment option and an equity fund investment option. The DCP would be a non-funded general obligation of the Company.

13.  TAXATION

  BERMUDA

     The Company has received an undertaking from the Bermuda government exempting it from all local income, withholding and capital gains taxes until March 28, 2016. At the present time, no such taxes are levied in Bermuda.

                          MONTPELIER RE HOLDINGS LTD.

  UNITED STATES

     The Company does not consider itself to be engaged in trade or business in the United States and, accordingly, does not expect to be subject to United States taxation.

  OTHER

     MMSL is subject to the taxation laws of the United Kingdom and has accrued the estimated tax expense for the year ended December 31, 2002.

14.  STATUTORY REQUIREMENTS

     Montpelier Re is registered under The Act. Under the Act, Montpelier Re is required to prepare Statutory Financial Statements and to file a Statutory Financial Return annually. The Act also requires Montpelier Re to maintain a minimum share capital of $1.0 million and to meet a minimum solvency margin equal to the greater of $100.0 million, 50% of net premiums written or 15% of the loss and loss adjustment expense reserves. To satisfy these requirements, Montpelier Re was required to maintain a minimum level of statutory capital and surplus of $282.9 million and $100.0 million at December 31, 2002 and 2001, respectively. Montpelier Re's statutory capital and surplus was $1.3 billion and $980.1 million at December 31, 2002 and 2001, respectively, of which $1.2 billion and $980.7 million respectively, is fully paid up share capital.

     The Act limits the maximum amount of annual dividends or distributions paid by Montpelier Re to the Company without the prior notification to, and in certain cases the approval of, the Bermuda Monetary Authority of such payment. The maximum amount of dividends that could be paid by Montpelier Re to the Company, without such notification, was $151.4 million and $39 at December 31, 2002 and 2001, respectively.

     Montpelier Re is also required to maintain a minimum liquidity ratio, which was met for both periods ended December 31, 2002 and 2001.

                          MONTPELIER RE HOLDINGS LTD.

15.  UNAUDITED QUARTERLY FINANCIAL DATA(1)

                                 QUARTER ENDED   QUARTER ENDED   QUARTER ENDED   QUARTER ENDED   PERIOD ENDED
                                   MARCH 31,       JUNE 30,      SEPTEMBER 30,   DECEMBER 31,    DECEMBER 31,
                                     2002            2002            2002           2002(3)        2001(2)
                                 -------------   -------------   -------------   -------------   ------------
Gross premiums written.........   $   203,679     $   136,339     $   193,736     $    73,934    $       150
Net premiums written...........   $   189,359     $   131,811     $   172,875     $    71,864    $       150
Net premiums earned............   $    36,611     $    81,434     $   106,496     $   105,385    $         8
Net investment income..........         7,633          11,322          10,040          10,753          1,139
Net realized gains on
  investments..................           484           1,013           4,005           2,214             --
Net foreign exchange gains
  (losses).....................            --              --           2,505            (824)            --
Total revenues.................        44,728          93,769         123,046         117,528          1,147
Loss and loss adjustment
  expenses.....................        14,367          38,975          69,031          10,937             --
Acquisition costs..............         6,467          14,707          20,404          21,348              1
General & administrative
  expenses.....................         4,240           5,873           5,843          10,322          1,207
Interest on long-term debt.....           995           1,118           1,155           1,192            236
Fair value of warrants
  issued.......................            --              --              --              --         61,321
Total expenses.................        26,069          60,673          96,433          43,799         62,765
Income (loss) before taxes.....        18,659          33,096          26,613          73,729        (61,618)
Income tax expense.............            --              --              50               2             --
Net income (loss)..............   $    18,659     $    33,096     $    26,563     $    73,727        (61,618)
Basic earnings (loss) per
  common share.................   $      0.36     $      0.63     $      0.51     $      1.16    $     (1.18)
Diluted earnings (loss) per
  common share.................   $      0.36     $      0.63     $      0.50     $      1.11    $     (1.18)
Weighted average
  shares -- basic..............    52,440,000      52,440,000      52,440,000      63,392,600     52,440,000
Weighted average
  shares -- diluted............    52,440,000      52,603,995      53,129,393      66,629,482     52,440,000
Loss ratio.....................          39.2%           47.9%           64.8%           10.4%           n/a
Expense ratio..................          29.3%           25.3%           24.7%           30.0%           n/a
Combined ratio.................          68.5%           73.2%           89.5%           40.4%           n/a

---------------

(1) As the Company was incorporated November 14, 2001, only one period of information is available for the period ended December 31, 2001.

(2) The financial information for this period reflects the Company's results from November 14, 2001, the date of incorporation, to December 31, 2001.

(3) The Company completed their IPO during the fourth quarter of 2002.

                          MONTPELIER RE HOLDINGS LTD.

                          CONSOLIDATED BALANCE SHEETS
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                  AS AT              AS AT
                                                              MARCH 31, 2003   DECEMBER 31, 2002
                                                              --------------   -----------------
                                                               (UNAUDITED)         (AUDITED)
ASSETS
Fixed maturities, at fair value (amortized cost:
  2003 -- $1,535,755; 2002 -- $1,322,256)...................    $1,567,483        $1,354,845
Equity investment, unquoted, at estimated fair value (cost:
  $60,758)..................................................        63,691            63,691
                                                                ----------        ----------
TOTAL INVESTMENTS...........................................     1,631,174         1,418,536
Cash and cash equivalents, at fair value....................       106,982           162,925
Unearned premium ceded......................................        31,123             3,752
Reinsurance premiums receivable.............................       277,407           147,208
Funds withheld..............................................         1,555            20,507
Deferred acquisition costs..................................        69,931            44,881
Reinsurance recoverable.....................................        16,316            16,656
Accrued investment income...................................        14,298            13,057
Deferred financing costs....................................         1,155             1,325
Other assets................................................         4,547             5,071
                                                                ----------        ----------
     Total Assets...........................................    $2,154,488        $1,833,918
                                                                ==========        ==========
LIABILITIES
Loss and loss adjustment expense reserves...................       183,621           146,115
Unearned premium............................................       415,730           241,000
Reinsurance balances payable................................        11,419             2,448
Investment trades pending...................................        30,000            34,280
Long-term debt..............................................       150,000           150,000
Accounts payable, accrued expenses and other liabilities....         7,145             7,540
                                                                ----------        ----------
     Total Liabilities......................................    $  797,915        $  581,383
                                                                ==========        ==========
SHAREHOLDERS' EQUITY
Common voting shares: 1/6 cent par value; authorized
  1,200,000,000 shares; issued and outstanding 63,392,600
  shares....................................................           106               106
Additional paid-in capital..................................     1,127,498         1,126,435
Accumulated other comprehensive income......................        34,701            35,567
Retained earnings...........................................       194,268            90,427
                                                                ----------        ----------
     Total Shareholders' Equity.............................     1,356,573         1,252,535
                                                                ----------        ----------
     Total Liabilities and Shareholders' Equity.............    $2,154,488        $1,833,918
                                                                ==========        ==========

     The accompanying Notes to the Consolidated Financial Statements are an integral part of the Consolidated Financial Statements.

                          MONTPELIER RE HOLDINGS LTD.

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                 2003          2002
                                                              -----------   -----------
                                                                     (UNAUDITED)
REVENUES
  Gross premiums written....................................  $   366,563   $   203,679
  Reinsurance premiums ceded................................      (34,267)      (14,320)
                                                              -----------   -----------
  Net premiums written......................................      332,296       189,359
  Change in net unearned premiums...........................     (147,641)     (152,748)
                                                              -----------   -----------
  Net premiums earned.......................................      184,655        36,611
  Net investment income.....................................       11,684         7,633
  Net realized gains on investments.........................        4,681           484
  Net foreign exchange gains................................        1,359            --
                                                              -----------   -----------
  Total Revenues............................................      202,379        44,728
EXPENSES
  Loss and loss adjustment expenses.........................       47,690        14,367
  Acquisition costs.........................................       40,998         6,467
  General and administrative expenses.......................        8,884         4,240
  Interest on long-term debt................................          965           995
                                                              -----------   -----------
  Total Expenses............................................       98,537        26,069
                                                              -----------   -----------
INCOME BEFORE TAXES.........................................      103,842        18,659
Income tax expense..........................................            1            --
                                                              -----------   -----------
NET INCOME..................................................  $   103,841   $    18,659
                                                              ===========   ===========
COMPREHENSIVE INCOME
  Net income................................................  $   103,841   $    18,659
  Other comprehensive loss..................................         (866)      (13,592)
                                                              -----------   -----------
  Comprehensive income......................................  $   102,975   $     5,067
                                                              ===========   ===========
PER SHARE DATA
  Weighted average number of common and common equivalent
     shares outstanding:
     Basic..................................................   63,392,600    52,440,000
     Diluted................................................   66,479,220    52,440,000
  Basic earnings per common share...........................  $      1.64   $      0.36
                                                              ===========   ===========
  Diluted earnings per common share.........................  $      1.56   $      0.36
                                                              ===========   ===========

     The accompanying Notes to the Consolidated Financial Statements are an integral part of the Consolidated Financial Statements.

                          MONTPELIER RE HOLDINGS LTD.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                                 2003        2002
                                                              ----------   --------
                                                                   (UNAUDITED)
COMMON VOTING SHARES
     Balance -- beginning and end of period.................  $      106   $     87
                                                              ----------   --------
ADDITIONAL PAID-IN-CAPITAL
  Balance -- beginning of period............................   1,126,435    920,306
  Direct equity offering expenses...........................          --        (61)
  Compensation recognized under stock option plan...........       1,063      1,227
                                                              ----------   --------
     Balance -- end of period...............................   1,127,498    921,472
                                                              ----------   --------
ACCUMULATED OTHER COMPREHENSIVE INCOME
  Balance -- beginning of period............................      35,567      1,878
  Net change in currency translation adjustments............          (6)        --
  Net change in unrealized losses on investments............        (860)   (13,592)
                                                              ----------   --------
     Balance -- end of period...............................      34,701    (11,714)
                                                              ----------   --------
RETAINED EARNINGS (ACCUMULATED DEFICIT)
  Balance -- beginning of period............................      90,427    (61,618)
  Net income................................................     103,841     18,659
                                                              ----------   --------
     Balance -- end of period...............................     194,268    (42,959)
                                                              ----------   --------
TOTAL SHAREHOLDERS' EQUITY..................................  $1,356,573   $866,886
                                                              ==========   ========

     The accompanying Notes to the Consolidated Financial Statements are an integral part of the Consolidated Financial Statements.

                          MONTPELIER RE HOLDINGS LTD.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                                2003        2002
                                                              ---------   ---------
                                                                   (UNAUDITED)
Cash flows provided by operating activities:
  Net income................................................  $ 103,841   $  18,659
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Accretion (amortization) of premium/(discount) on fixed
      maturities............................................      2,678         874
     Depreciation...........................................        206          30
     Compensation recognized under stock option plan........      1,063       1,227
     Net realized gains on fixed maturities.................     (4,681)       (484)
     Amortization of deferred financing costs...............        170         171
     Net change in currency translation adjustments.........         (6)         --
  Change in:
     Unearned premium ceded.................................    (27,371)    (13,002)
     Reinsurance premiums receivable........................   (130,199)   (119,656)
     Funds withheld.........................................     18,952          --
     Deferred acquisition costs.............................    (25,050)    (26,074)
     Reinsurance recoverable................................        340        (644)
     Accrued investment income..............................     (1,241)     (7,068)
     Other assets...........................................        445         (40)
     Loss and loss adjustment expense reserves..............     37,506      15,011
     Unearned premium.......................................    174,730     165,750
     Reinsurance balances payable...........................      8,971          --
     Accounts payable, accrued expenses and other
      liabilities...........................................       (340)      1,317
     Amount due to affiliates...............................         --        (324)
     Interest accrued on long-term debt.....................        (55)        (93)
                                                              ---------   ---------
  Net cash provided by operating activities.................    159,959      35,654
                                                              ---------   ---------
Cash flows from investing activities:
  Purchases of investments..................................   (603,651)   (282,842)
  Proceeds from sale and maturity of investments............    387,875          --
  Purchases of equipment....................................       (126)         --
                                                              ---------   ---------
  Net cash used in investing activities.....................   (215,902)   (282,842)
                                                              ---------   ---------
Cash flows provided by financing activities:
  Issue of common shares....................................         --      26,000
  Amount paid to affiliate for overpayment of
     subscription...........................................         --        (250)
  Direct equity offering expenses...........................         --      (9,660)
                                                              ---------   ---------
  Net cash provided by financing activities.................         --      16,090
                                                              ---------   ---------
  Decrease in cash and cash equivalents.....................    (55,943)   (231,098)
  Cash and cash equivalents -- Beginning of period..........    162,925     350,606
                                                              ---------   ---------
  Cash and cash equivalents -- End of period................  $ 106,982   $ 119,508
                                                              =========   =========

     The accompanying Notes to the Consolidated Financial Statements are an integral part of the Consolidated Financial Statements.

                          MONTPELIER RE HOLDINGS LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS,
             EXCEPT SHARE AMOUNTS OR AS WHERE OTHERWISE DESCRIBED)
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION AND CONSOLIDATION

     These interim unaudited consolidated financial statements include the accounts of Montpelier Re Holdings Ltd. (the "Company") and its wholly owned operating subsidiary Montpelier Reinsurance Ltd. ("Montpelier Re"). Montpelier Re has two subsidiaries: Montpelier Marketing Services (UK) Limited ("MMSL") and Montpelier Holdings (Barbados) SRL ("MHB"). MMSL provides business introduction and other support services to Montpelier Re. MHB, a Barbados registered Society with Restricted Liability, has not yet commenced operations. MHB will be the registered holder of certain types of securities, including United States equity securities, purchased as part of the overall Montpelier Re investment portfolio. On December 3, 2002, Montpelier Re established a trust known as the Montpelier Re Foundation to promote or carry out charitable purposes.

     The Company, through Montpelier Re, is a provider of global specialty property insurance and reinsurance products.

     The unaudited consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States ("GAAP") for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete consolidated financial statements. This report on Form 10-Q should be read in conjunction with Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. In the opinion of management, these unaudited consolidated financial statements reflect all the normal recurring adjustments considered necessary for a fair presentation of the Company's financial position at the end of and for the periods presented. The results of operations and cash flows for any interim period will not necessarily be indicative of the results of the operations and cash flows for the full fiscal year or subsequent quarters. All significant intercompany accounts and transactions have been eliminated on consolidation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  SECURITIES LENDING

     During the first quarter of 2003, the Company entered into a Securities Lending Agreement to participate in a program whereby certain of its fixed maturity investments are loaned to other institutions for short periods of time through a lending agent. The Company maintains control over the securities it lends, retains the earnings and cash flows associated with the loaned securities and receives a fee from the borrower for the temporary use of the asset. Collateral is required at a rate of 102-105% of the market value of the loaned securities, depending on the type of collateral used. The Company does not have any securities on loan at March 31, 2003.

3.  REINSURANCE

     For certain pro-rata contracts, including quota share contracts, the subject direct insurance contracts will carry underlying reinsurance protection from third party reinsurers. The Company records its pro-rata share of gross premiums from the direct insurance contracts as gross written premiums and records amounts incurred by the ceding company for the underlying third party reinsurance coverage as reinsurance premiums ceded. In addition, during the three months ended March 31, 2003, the Company purchased retrocessional protection on

                          MONTPELIER RE HOLDINGS LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

its own account for the direct insurance and facultative reinsurance programs on an "any one risk" basis to limit the Company's exposure from losses at one location.

     Reinsurance recoverable includes the Company's share of balances due from the underlying third party reinsurance contracts for paid losses, unpaid loss and loss adjustment expenses and reserves for losses incurred but not reported. Initial estimates of reinsurance recoverable are recognized in the period in which the loss event occurs. Subsequent adjustments, are recorded in the period they are determined. The earned reinsurance premiums ceded were $6.9 million and $1.3 million for the three months ended March 31, 2003 and 2002, respectively. Total recoveries netted against loss and loss adjustment expenses was $(0.3) million and $0.6 million for the three months ended March 31, 2003 and 2002, respectively.

     The Company remains liable in the event that ceding companies, and the Company, are unable to collect amounts due from the underlying third party reinsurers. The Company records provisions for uncollectible underlying reinsurance recoverable when collection becomes unlikely. There are no such provisions recorded at March 31, 2003 or 2002.

4.  RECENT ACCOUNTING PRONOUNCEMENT

     The Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46") an interpretation of ARB No. 51 "Consolidated Financial Statements" in January 2003. FIN 46 clarifies the accounting and reporting for certain entities in which equity investors do not have the characteristics of a controlling financial interest. The financial statements included with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 were prepared on a combined basis as a result of the fact that Montpelier Re's and the Company's bye-laws include certain restrictions relating to the election of directors of Montpelier Re. The Company adopted FIN 46 in the first quarter of 2003. The impact of adoption of FIN 46 is that the Company's financial statements are now prepared on a consolidated basis instead of on a combined basis. There is no impact on the Company's net income or shareholders' equity as presented in these consolidated financial statements as a result of the adoption of FIN 46.

5.  EARNINGS PER SHARE

     The reconciliation of basic and diluted earnings per share is as follows:

                                                            THREE MONTHS     THREE MONTHS
                                                               ENDED            ENDED
                                                           MARCH 31, 2003   MARCH 31, 2002
                                                           --------------   --------------
BASIC EARNINGS PER COMMON SHARE:
Net income available to common shareholders..............   $   103,841      $    18,659
Weighted average common shares outstanding -- Basic......    63,392,600       52,440,000
                                                            -----------      -----------
BASIC EARNINGS PER COMMON SHARE..........................   $      1.64      $      0.36
                                                            -----------      -----------
DILUTED EARNINGS PER COMMON SHARE:
Net income available to common shareholders..............   $   103,841      $    18,659
Weighted average common shares outstanding -- Basic......    63,392,600       52,440,000
Dilutive effect of warrants..............................     2,672,006               --
Dilutive effect of share options.........................       414,614               --
                                                            -----------      -----------
Weighted average common and common equivalent shares
  outstanding -- Diluted.................................    66,479,220       52,440,000
                                                            -----------      -----------
DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT
  SHARE..................................................   $      1.56      $      0.36
                                                            -----------      -----------

                          MONTPELIER RE HOLDINGS LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  SEGMENT REPORTING

     Management has determined that the Company operates in one segment only. The Company focuses on writing global specialty property and other classes of insurance and reinsurance business.

     The following table sets forth a breakdown of the Company's gross premiums written by line of business and by geographic area of risks insured for the periods indicated ($ in millions):

                         GROSS PREMIUMS WRITTEN BY LINE

                                                        THREE MONTHS     THREE MONTHS
                                                           ENDED            ENDED
                                                       MARCH 31, 2003   MARCH 31, 2002
                                                       --------------   --------------
Property Specialty...................................  $ 90.6    24.7%  $ 35.6    17.5%
Property Catastrophe.................................   150.8    41.1     79.1    38.8
Qualifying Quota Share...............................    76.4    20.9     73.8    36.2
Other Specialty......................................    48.8    13.3     15.2     7.5
                                                       ------   -----   ------   -----
Total................................................  $366.6   100.0%  $203.7   100.0%
                                                       ======   =====   ======   =====

           GROSS PREMIUMS WRITTEN BY GEOGRAPHIC AREA OF RISKS INSURED

                                                        THREE MONTHS     THREE MONTHS
                                                           ENDED            ENDED
                                                       MARCH 31, 2003   MARCH 31, 2002
                                                       --------------   --------------
Worldwide(1).........................................  $174.0    47.5%  $112.0    55.0%
USA and Canada.......................................   133.0    36.3     59.0    29.0
United Kingdom and Ireland...........................    21.3     5.8      5.4     2.6
Worldwide, excluding USA and Canada(2)...............    12.2     3.3      9.1     4.5
Western Europe, excluding the United Kingdom and
  Ireland............................................     9.8     2.7      5.1     2.5
Japan................................................     1.6     0.4      3.1     1.5
Others (1.5% or less)................................    14.7     4.0     10.0     4.9
                                                       ------   -----   ------   -----
Total................................................  $366.6   100.0%  $203.7   100.0%
                                                       ======   =====   ======   =====

---------------

(1) "Worldwide" comprises insurance and reinsurance contracts that insure or reinsure risks on a worldwide basis.

(2) "Worldwide, excluding USA and Canada" comprises insurance and reinsurance contracts that insure or reinsure risks on a worldwide basis but specifically exclude the USA and Canada.

     The Qualifying Quota Share contracts and substantial amounts of other lines of business are world-wide in nature, with the majority of business related to North America and Europe.

                          MONTPELIER RE HOLDINGS LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table sets forth a breakdown of the Company's gross premiums written by broker for the periods indicated ($ in millions):

                                                        THREE MONTHS     THREE MONTHS
                                                           ENDED            ENDED
                                                       MARCH 31, 2003   MARCH 31, 2002
                                                       --------------   --------------
Benfield(1)..........................................  $101.6    29.3%  $ 74.4    36.5%
Willis Group(1)......................................    82.8    23.9     53.7    26.4
Guy Carpenter........................................    75.8    21.9     35.2    17.3
Aon Re Worldwide.....................................    42.1    12.1     24.9    12.2
Others brokers.......................................    44.7    12.8     15.5     7.6
                                                       ------   -----   ------   -----
Total brokers........................................   347.0   100.0%   203.7   100.0%
                                                       ------   -----   ------   -----
Direct (no broker)...................................    19.6               --
                                                       ------   -----   ------   -----
Total................................................  $366.6           $203.7
                                                       ======   =====   ======   =====

---------------

(1) Includes QQS gross premiums written. Benfield represents gross premiums written through Benfield Greig Limited and Benfield Blanch, subsidiaries of Benfield Holdings Limited.

7.  LONG-TERM DEBT

     On incorporation, the Company entered into a three-year term loan agreement with Bank of America, N.A. and a syndicate of commercial banks, with an aggregate borrowing limit of $150.0 million. As of March 31, 2003 and 2002, the Company had borrowed all $150.0 million under this facility. The term loan agreement requires that the Company and/or certain of its subsidiaries maintain specific covenants, including a tangible net worth covenant and a maximum leverage covenant, and has a final maturity date of December 12, 2004. The facility also restricts the payment of dividends. The Company has been in compliance with all covenants throughout the three months ended and as at March 31, 2003 and 2002.

     The interest rate was fixed at 2.59% for the period from October 21, 2002 until April 21, 2003. From April 21, 2003, the rate is fixed at 2.07% until July 21, 2003. The Company incurred interest expense for the three months ended March 31, 2003 and 2002 of $965 and $995, respectively, at an average annual interest rate of 2.59% and 2.65%, respectively, and paid interest of $959 and $1,069, respectively. In order to hedge the interest rate risk of the loan, the Company has entered into an interest rate swap contract with Bank of America, which becomes effective April 22, 2003 and expires on December 11, 2004, the last day of the term-loan facility. Under the terms of the interest rate swap contract, the Company pays interest at a fixed rate of 1.88% plus a margin dependent on leverage, and receives interest at a variable rate equal to the offshore LIBOR rate.

8.  RELATED PARTIES

     The Company's Chairman is also the Chairman of the Board of Directors of White Mountains Insurance Group, which beneficially owns 22.9% and 27.2% of the Company as at March 31, 2003 and 2002, respectively. The Chief Financial Officer is also a Director of White Mountains Insurance Group and a director of Amlin, one of the Company's qualifying quota share cedents.

     Four directors, including the Company's Chairman, are employed by White Mountains Insurance Group.

     The Company has engaged White Mountains Advisors LLC, a wholly owned indirect subsidiary of White Mountains Insurance Group, to provide investment advisory and management services. The fees, which vary depending on the amount of assets under management, are between 0.15% and 0.30% and are included in

                          MONTPELIER RE HOLDINGS LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

net investment income. The Company incurred an average fee of 0.17% and 0.20% for the three months ended March 31, 2003 and 2002, respectively. For the three months ended March 31, 2003 and 2002, the Company expensed investment management fees of approximately $692 and $523, respectively, and has recorded an amount payable for these services of $705 and $525, respectively. The Company's Chairman of the Finance Committee is Deputy Chairman of the Board of Directors of White Mountains Insurance Group, the Principal Executive Officer of White Mountains Advisors LLC and is either general manager or investment manager of various funds which own less than 5% of the Company.

     In January 2002, the Company entered into an agreement with Remetrics, a subsidiary of Benfield Holdings Limited, which beneficially owns 5.9% of the Company, for the provision of certain risk management services. This agreement was no longer in place at December 31, 2002. As a result of this agreement, the Company accrued approximately $nil and $650 for the three months ended March 31, 2003 and 2002, respectively, for risk management services.

     In addition, in the ordinary course of business, the Company entered into four reinsurance agreements with OneBeacon Insurance Group, a subsidiary of White Mountains Insurance Group, during the three months ended March 31, 2002. The Company received $728 in aggregate annual premiums from these contracts during the year ended December 31, 2002. The Company has not entered into any reinsurance agreements with OneBeacon Insurance Group during the three months ended March 31, 2003.

     In addition, the Company pays brokerage commissions to Benfield Greig Limited and Benfield Blanch ("Benfield"), subsidiaries of Benfield Holdings Limited, on business brought in by Benfield. These commissions are consistent with commissions paid to other brokers in the ordinary course of business and totaled $5.8 million and $3.2 million for the three months ended March 31, 2003 and 2002, respectively.

9.  COMMITMENTS AND CONTINGENCIES

  LETTERS OF CREDIT

     In order for the Company to write Lloyd's Qualifying Quota Share business, it must provide an evergreen letter of credit in favor of The Society and Council of Lloyd's ("Lloyd's") in accordance with Lloyd's rules. The Company has made arrangements with Fleet National Bank for the provision of a standby letter of credit in a form acceptable to Lloyd's in an amount of up to $200.0 million. Letters of credit outstanding under this facility at March 31, 2003 were approximately $125.8 million (L79.6 million) and have been secured by investments of approximately $138.3 million. There were no letters of credit outstanding at March 31, 2002.

     In addition, as of December 31, 2002, Company has made arrangements with Barclay's Bank PLC for the provision of an additional evergreen letter of credit facility in favor of certain U.S. ceding companies in an amount of up to $100.0 million. Letters of credit outstanding under this facility at March 31, 2003 were approximately $20.8 million and are secured by investments of approximately $22.9 million.

  CREDIT FACILITIES

     On December 12, 2001, the Company obtained a $50.0 million revolving loan facility from a syndicate of lenders, with the Company and its subsidiaries as borrowers and guarantors. The facility is for general corporate purposes, and requires that the Company and/or certain of its subsidiaries maintain specific covenants, including a tangible net worth covenant and a maximum leverage covenant. At March 31, 2003 and 2002, no amounts had been drawn down under this facility.

10.  STATUTORY REQUIREMENTS

     Montpelier Re is registered under The Insurance Act 1978 (Bermuda), Amendments Thereto and Related Regulations ("The Act"). Under The Act, Montpelier Re is required to annually prepare and file

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                          MONTPELIER RE HOLDINGS LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Statutory Financial Statements and a Statutory Financial Return. The Act also requires Montpelier Re to maintain a minimum share capital of $1.0 million and to meet a minimum solvency margin equal to the greater of $100.0 million, 50% of net premiums written or 15% of the loss and loss adjustment expense reserves. For the three months ended March 31, 2003 and 2002, Montpelier Re satisfied these requirements.

     The Act limits the maximum amount of annual dividends or distributions paid by Montpelier Re to the Company without the prior notification to, and in certain cases the approval of, the Bermuda Monetary Authority of such payment. The maximum amount of dividends that could be paid by Montpelier Re to the Company, without such notification, was $255.7 million and $14.3 at March 31, 2003 and 2002, respectively.

     Montpelier Re is also required to maintain a minimum liquidity ratio, which was met for both periods ended March 31, 2003 and 2002.

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        GLOSSARY OF SELECTED REINSURANCE, INSURANCE AND INVESTMENT TERMS

ATTACHMENT POINT:.............   The amount of loss (per occurrence or in the
                                 aggregate, as the case may be) above which excess of loss reinsurance becomes operative.

BROKER:.......................   One who negotiates contracts of insurance or
                                 reinsurance, receiving a commission for
                                 placement and other service rendered, between
                                 (1) a policyholder and a primary insurer, on behalf of the insured party, (2) a primary insurer and reinsurer, on behalf of the primary insurer, or (3) a reinsurer and a RETROCESSIONAIRE, on behalf of the reinsurer.

CASUALTY INSURANCE:...........   Insurance that is primarily concerned with the
                                 losses caused by injuries to third persons (in other words, persons other than the policyholder) and the legal liability imposed on the insured resulting therefrom.

CATASTROPHE EXCESS OF LOSS
REINSURANCE:..................   A form of excess of loss reinsurance that,
                                 subject to a specified limit, indemnifies the ceding company for the amount of loss in excess of a specified RETENTION with respect to an accumulation of losses incurred in a catastrophic event or series of events.

CEDE; CEDENT; CEDING
COMPANY:......................   When a party reinsures its liability with
                                 another, it "cedes" business and is referred to as the "cedent" or "ceding company."

COMBINED RATIO:...............   A combination of the underwriting expense ratio
                                 and the loss and loss adjustment expense ratio, determined in accordance with either STATUTORY
                                 ACCOUNTING PRINCIPLES ("SAP") or GAAP. The underwriting expense ratio measures the ratio of UNDERWRITING EXPENSES to net premiums written, if determined in accordance with SAP, or the ratio of underwriting expenses (adjusted by deferred policy acquisition costs) to earned premiums if deter-mined in accordance with GAAP. The loss and loss adjustment expense ratio measures the ratio of losses and loss adjustment expenses to earned premiums determined in accordance with either SAP or GAAP. A combined ratio below 100% generally indicates profitable underwriting prior to the consideration of investment income. A combined ratio over 100% generally indicates unprofitable underwriting prior to the consideration of investment income.

COMMERCIAL LINES:.............   The various kinds of insurance that are written
                                 for businesses.

EXCESS OF LOSS REINSURANCE:...   A generic term describing reinsurance that
                                 indemnifies the reinsured against all or a specified portion of losses on underlying insurance policies in excess of a specified amount, which is called a "level" or "retention." Also known as non-proportional reinsurance. Excess of loss reinsurance is written in LAYERS. A reinsurer or group of reinsurers accepts a band of coverage up to a specified amount. The total coverage purchased by the cedent is referred to as a "program" and will typically be placed with predetermined reinsurers in pre-negotiated layers. Any liability exceeding the outer limit of the program reverts to the ceding company, which also bears the credit risk of a reinsurer's insolvency.

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GENERALLY ACCEPTED ACCOUNTING
PRINCIPLES ("U.S. GAAP"):.....   United States generally accepted accounting
                                 principles as defined by the American Institute of Certified Public Accountants or statements of the Financial Accounting Standards Board.
                                 U.S. GAAP is the method of accounting to be used by the Company for reporting to shareholders.

GROSS PREMIUMS WRITTEN:.......   Total premiums for insurance written and
                                 assumed reinsurance during a given period.

INCURRED BUT NOT REPORTED
(IBNR):.......................   Reserves for estimated losses that have been
                                 incurred by insureds and reinsureds but not yet reported to the insurer or reinsurer including unknown future developments on losses which are known to the insurer or reinsurer.

LAYER:........................   The interval between the retention or
                                 attachment point and the maximum limit of indemnity for which a reinsurer is responsible.

LOSS ADJUSTMENT EXPENSES
(LAE):........................   The expenses of settling claims, including
                                 legal and other fees and the portion of general expenses allocated to claim settlement costs.
                                 Also known as claim adjustment expenses.

LOSS RATIO:...................   The ratio of incurred losses and LAE to net
                                 premiums earned, determined in accordance with either SAP or U.S. GAAP. Incurred losses include a provision for IBNR.

LOSS RESERVES:................   Liabilities established by insurers and
                                 reinsurers to reject the estimated cost of claims payments and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses and for loss adjustment expenses.

NET PREMIUMS EARNED:..........   The portion of net premiums written during or
                                 prior to a given period that was actually recognized as income during such period.

NET PREMIUMS WRITTEN:.........   Gross premiums written for a given period less
                                 premiums ceded to reinsurers and
                                 retrocessionaires during such period.

PERSONAL LINES:...............   Types of insurance written for individuals or
                                 families, rather than for businesses.

PROPERTY INSURANCE:...........   Insurance that is primarily concerned with
                                 financial loss arising out of the loss of property or its use caused by an insured danger.

QUALIFYING QUOTA SHARE OR
QQS:..........................   A reinsurance arrangement under which premiums
                                 paid by a Lloyd's syndicate to a reinsurer qualify under the Lloyd's Bye-laws to be set-off against the syndicate's aggregate premiums received, thereby increasing the syndicate's underwriting capacity.

REINSURANCE:..................   An arrangement in which an insurance company,
                                 the reinsurer, agrees to indemnify another
                                 insurance or reinsurance company, the ceding
                                 company, against all or a portion of the
                                 insurance or reinsurance risks underwritten by
                                 the ceding company under one or more policies.
                                 Reinsurance can provide a ceding company with
                                 several benefits, including a reduction in net
                                 liability on individual risks and catastrophe
                                 protection from large or multiple losses.
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                                 Reinsurance also provides a ceding company with
                                 additional underwriting capacity by permitting it to accept larger risks and write more business than would be possible without a concomitant increase in capital and surplus, and facilitates the maintenance of acceptable financial ratios by the ceding company.
                                 Reinsurance does not legally discharge the primary insurer from its liability with respect to its obligations to the insured.

RESERVES:.....................   Liabilities established by insurers and
                                 reinsurers to reflect the estimated costs of claim payments and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses, for LAE and for unearned premiums. Loss reserves consist of "case reserves," or reserves established with respect to individual reported claims, and "IBNR reserves." For reinsurers, LAE reserves are generally not significant because substantially all of the LAE associated with particular claims are incurred by the primary insurer and reported to reinsurers as losses.
                                 Unearned premium reserves constitute the portion of premium paid in advance for insurance or reinsurance that has not yet been provided. See also "Loss Reserves."

RETENTION:....................   The amount or portion of risk that an insurer
                                 retains for its own account. Losses in excess of the retention level up to the outer limit of the program, if any, are paid by the reinsurer.
                                 In proportional treaties, the retention may be a percentage of the original policy's limit. In excess of loss business, the retention is a dollar amount of loss, a loss ratio or a percentage.

RETROCESSIONAL REINSURANCE;
RETROCESSIONAIRE:.............   A transaction whereby a reinsurer cedes to
                                 another reinsurer, the retrocessionaire, all or part of the reinsurance that the first rein-surer has assumed. Retrocessional reinsurance does not legally discharge the ceding reinsurer from its liability with respect to its obligations to the reinsured. Reinsurance companies cede risks to retrocessionaires for reasons similar to those that cause primary insurers to purchase reinsurance: to reduce net liability on individual risks, to protect against catastrophic losses, to stabilize financial ratios and to obtain additional underwriting capacity.

RISK EXCESS OF LOSS
REINSURANCE:..................   A form of excess of loss reinsurance that
                                 covers a loss of the reinsured on a single
                                 "risk" in excess of its retention level of the type reinsured, rather than to aggregate losses for all covered risks, as does CATASTROPHE
                                 EXCESS OF LOSS REINSURANCE. A "risk" in this context might mean the insurance coverage on one building or a group of buildings or the insurance coverage under a single policy that the reinsured treats as a single risk.

STATUTORY ACCOUNTING
PRINCIPLES ("SAP"):...........   Recording transactions and preparing financial
                                 statements in accordance with the rules and procedures prescribed or permitted by United
                                 States state insurance regulatory authorities including the NAIC, which in general reflect a liquidating, rather than going concern, concept of accounting.

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UNDERWRITING:.................   The insurer's or reinsurer's process of
                                 reviewing applications submitted for insurance coverage, deciding whether to accept all or part of the coverage requested and determining the applicable premiums.

UNDERWRITING CAPACITY:........   The maximum amount that an insurance company
                                 can underwrite. The limit is generally
                                 determined by the company's retained earnings and investment capital. Reinsurance serves to increase a company's underwriting capacity by reducing its exposure from particular risks.

UNDERWRITING EXPENSES:........   The aggregate of policy acquisition costs,
                                 including commissions and the portion of administrative, general and other expenses attributable to underwriting operations.

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                              [MONTPELIER RE LOGO]